Exhibit 10.2

CREDIT AGREEMENT

dated as of

October 26, 2011

among

PERRIGO COMPANY,

THE FOREIGN SUBSIDIARY BORROWERS PARTY HERETO,

THE LENDERS PARTY HERETO,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

BANK OF AMERICA, N.A.
and
MORGAN STANLEY SENIOR FUNDING, INC.,

as Syndication Agents

WELLS FARGO BANK, N.A
and
HSBC BANK USA, N.A.,

as Documentation Agents
__________________________

J.P. MORGAN SECURITIES LLC,

as Lead Left Bookrunner

J.P. MORGAN SECURITIES LLC,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
and
MORGAN STANLEY SENIOR FUNDING, INC.

as Joint Lead Arrangers/Bookrunners

TABLE OF CONTENTS

SCHEDULES:

Schedule 2.01 -- Commitments
Schedule 2.05 -- Existing Letters of Credit
Schedule 3.06 -- Disclosed Matters – Litigation and Environmental Matters
Schedule 3.07 -- Disclosed Matters – Compliance with Laws and Agreements
Schedule 6.01 -- Existing Non-Guarantor Subsidiary Indebtedness
Schedule 6.02 -- Existing Liens
Schedule 6.04 -- Existing Investments, Loans and Advances
Schedule 6.08 -- Existing Restrictions

EXHIBITS:

Exhibit A -- Form of Assignment and Assumption
Exhibit B -- Foreign Subsidiary Borrower Agreement
Exhibit C -- Foreign Subsidiary Borrower Termination
Exhibit D -- Lender Addition and Acknowledgement Agreement
Exhibit E -- Note
Exhibit F -- Form of Tax Certificate
Exhibit G -- Mandatory Cost Rate
Exhibit H-1 -- Form of Opinion of U.S. Borrower's Counsel
Exhibit H-2 -- Form of Opinion of Foreign Subsidiary Borrower's Counsel

This CREDIT AGREEMENT (this "Agreement"), dated as of October 26, 2011, is among PERRIGO COMPANY, the FOREIGN SUBSIDIARY BORROWERS party hereto, the LENDERS party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

"ABR", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

"Acquisition" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the U.S. Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interests of a Person.

"Adjusted LIBO Rate" means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Adjusted One Month LIBOR Rate” means, an interest rate per annum equal to the sum of (i) 1.00% per annum plus (ii) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day); provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page) at approximately 11:00 a.m. London time on such day.

"Administrative Agent" means JPMorgan, in its capacity as administrative agent for the Lenders hereunder.

"Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

"Advance" means any Loan or any Letter of Credit.

"Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

"Agents" means the Administrative Agent, the Syndication Agents and the Documentation Agents.

"Aggregate Ancillary Commitments" means, at any time, the aggregate amount of the

Ancillary Commitments of all Lenders at such time.

"Aggregate Ancillary Facility Exposure" means, at any time, the aggregate amount of the Ancillary Facility Exposures of all Lenders at such time.

"Aggregate Commitments" means, at any time, the aggregate amount of the Commitments of all Lenders at such time.

"Aggregate Revolving Commitments" means, at any time, the aggregate amount of the Revolving Commitments of all Lenders at such time.

"Aggregate Revolving Credit Exposure" means, at any time, the aggregate amount of the Revolving Credit Exposures of all Lenders at such time.

"Aggregate Total Revolving Exposure" means, at any time, the sum of the Aggregate Revolving Credit Exposure and the Aggregate Ancillary Facility Exposure at such time.

"Aggregate Term Loans" means, at any time, the sum of the Term Loans of all Lenders at such time.

"Agreement Currency" shall have the meaning assigned to such term in Section 9.15(b).

"Alternate Base Rate" or "ABR" means the highest of (i) the Prime Rate, (ii) the Federal Funds Effective Rate plus 0.50% and (iii) the Adjusted One Month LIBOR Rate. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted One Month LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted One Month LIBOR Rate, respectively.

"Ancillary Commitment" means, with respect to any Ancillary Lender and Ancillary Facility, the maximum amount that such Ancillary Lender has agreed to make available from time to time during the Availability Period under such Ancillary Facility created pursuant to Section 2.21 by such Ancillary Lender; provided that at no time shall (a) all Ancillary Commitments of such Ancillary Lender and the Revolving Credit Exposure of such Ancillary Lender exceed (b) the Revolving Commitment of such Ancillary Lender.

"Ancillary Facility" means any facility made available for a Foreign Subsidiary Borrower by a Lender pursuant to Section 2.21.

"Ancillary Facility Document" means, with respect to any Ancillary Facility, the agreements between the applicable Foreign Subsidiary Borrower and the Ancillary Lender(s) thereunder providing such Ancillary Facility.

"Ancillary Facility Exposure" means, with respect to any Lender at any time, the Dollar Equivalent of the outstanding principal amount of such Lender's Ancillary Loans at such time.

"Ancillary Facility Termination Date" shall have the meaning assigned to such term in Section 2.21(e)(i).

"Ancillary Lender" means, with respect to any Ancillary Facility, the Lender that has made such Ancillary Facility available under Section 2.21.

"Ancillary Loan" means, at any time, a loan under an Ancillary Facility in respect of which the applicable Ancillary Lender has advanced funds to the Foreign Subsidiary Borrower thereunder.

"Applicable Adjusted Percentage" means, with respect to any Lender, the percentage of (a) the Aggregate Revolving Commitments minus the Aggregate Ancillary Commitments, represented by (b) such Lender's Revolving Commitment minus such Lender's Ancillary Commitments; provided that when a Defaulting Lender shall exist, then such percentage shall mean the percentage of the total Revolving Commitments (disregarding any Defaulting Lender’s Revolving Commitment) represented by such Lender’s Revolving Commitment (if the Revolving Commitments have terminated or expired, the Applicable Adjusted Percentages shall be determined based upon such Lender’s share of the aggregate Revolving Exposures at that time). If the Revolving Commitments have terminated or expired, the Applicable Adjusted Percentage shall be determined based upon the Revolving Commitments and, to the extent Ancillary Commitments are outstanding at the time of termination or expiration of the Revolving Commitments, Ancillary Commitments most recently in effect, giving effect to any assignments.

"Applicable Agent" means (a) with respect to a Loan or Borrowing denominated in Dollars or with respect to any payment that does not relate to any Loan or Borrowing, the Administrative Agent and (b) with respect to a Loan or Borrowing denominated in a Foreign Currency, the Administrative Agent or an Affiliate thereof designated pursuant to Section 8.07.

"Applicable Creditor" shall have the meaning assigned to such term in Section 9.15(b).

"Applicable Lending Installation" is defined in Section 2.02(e).

"Applicable Margin" means, for any day, with respect to any Eurocurrency Loan or with respect to the facility fees payable hereunder, as the case may be, the applicable rate per annum (expressed in basis points) set forth below under the caption "Applicable Margin" or "Facility Fee Rate", as the case may be, based upon the Leverage Ratio as of the most recent determination date:

Level	Leverage Ratio	Facility Fee Rate	Applicable Margin - LIBO Revolving Loans and Letters of Credit	Applicable Margin - ABR Revolving Loans	Applicable Margin - LIBO Term Loans	Applicable Margin - ABR Term Loans
I	≥ 3.00:1.0	35	165	65	200	100
II	< 3.00:1.0	27.5	135	35	162.5	62.5
III	< 2.50:1.0	22.5	115	15	137.5	37.5
IV	< 2.00:1.0	20	105	5	125	25
V	< 1.50:1.0	17.5	95	0	112.5	12.5

The Applicable Margin shall be determined in accordance with the foregoing table based on the Leverage Ratio as determined in the then most recent quarterly financial statements for the first three Fiscal Quarters of each Fiscal Year and the audited year end financial statements for the last Fiscal Quarter (in each case calculated on a trailing four quarter basis) of the U.S. Borrower. Adjustments, if any, to the Applicable Margin shall be effective five business days after the Administrative Agent is scheduled to receive the applicable financials under Section 5.01(a) or (b) and certificate under Section 5.01(c). If the U.S. Borrower fails to deliver the financials to the Administrative Agent at the time required hereunder, then the Applicable Margin shall be set at Level I until five days after such financials are so delivered.

Notwithstanding anything herein to the contrary:

1.
The Applicable Margin will be set at Level III on the Closing Date, and Level IV and Level V will not be allowed until the Applicable Margin is determined based on the financials for the first full Fiscal Quarter ending after the Closing Date.

2.
If the Leverage Ratio shall exceed 3.25 to 1.00 on the last day of any Fiscal Quarter in the circumstances permitted by Section 6.10, the Applicable Margin for Revolving Loans and Letters of Credit and Term Loans shall be increased by 25 basis points at Level I effective as of the first day of the next succeeding Fiscal Quarter. Such increase in the Applicable Margin shall continue to accrue through (but not beyond) the last day of the first Fiscal Quarter ending thereafter on which the Leverage Ratio as of the last day of such Fiscal Quarter is not greater than 3.25 to 1.00.

"Applicable Percentage" means, with respect to any Lender, the percentage of the total Revolving Commitments represented by such Lender's Revolving Commitments, provided that when a Defaulting Lender shall exist, then such percentage shall mean the percentage of the total Revolving Commitments (disregarding any Defaulting Lender’s Revolving Commitment) represented by such Lender’s Revolving Commitment (if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the aggregate Revolving Exposures at that time). If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

"Approved Fund" has the meaning assigned to such term in Section 9.04.

"Assignment and Assumption" means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

"Available Unused Commitment" means, with respect to a Lender at any time, an amount equal to the amount by which (a) the Revolving Commitment of such Lender at such time exceeds (b) the sum of (x) the Revolving Credit Exposure of such Lender at such time and (y) the Ancillary Commitments (if any) of such Lender at such time.

"Availability Period" means the period from and including the Closing Date to but excluding the earlier of the Maturity Date and the date of termination of the Revolving Commitments.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

"Board" means the Board of Governors of the Federal Reserve System of the United States of America.

"Board of Directors" means: (1) with respect to a corporation, the board of directors of the corporation or such directors or committee serving a similar function; (2) with respect to a limited liability company, the board of managers of the company or such managers or committee serving a similar function; (3) with respect to a partnership, the Board of Directors of the general partner of the partnership; and (4) with respect to any other Person, the managers, directors, trustees, board or committee of such Person or its owners serving a similar function.

"Borrowers" means the U.S. Borrower and the Foreign Subsidiary Borrowers.

"Borrowing" means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, (b) Ancillary Loans of the same Type, made, converted or continued on the same date and made with respect to the same Ancillary Facility, (c) Term Loans or portions thereof of the same Type made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect or (d) a Swingline Loan.

"Borrowing Minimum" means (a) in the case of an ABR Borrowing and a Eurocurrency Borrowing denominated in Dollars, $3,000,000, (b) in the case of a Revolving Borrowing denominated in a Foreign Currency, the smallest amount of such Foreign Currency that is a multiple of 1,000,000 units of such Foreign Currency and has a Dollar Equivalent in excess of $3,000,000, (c) in the case of an Ancillary Borrowing, such amount agreed upon in the relevant Ancillary Facility Document, and (d) in the case of a Swingline Borrowing, such amount agreed to by the Swingline Lender and the U.S. Borrower.

"Borrowing Multiple" means (a) in the case of a Revolving Borrowing denominated in Dollars, $1,000,000, (b) in the case of a Revolving Borrowing denominated in a Foreign Currency, 1,000,000 units of such Foreign Currency, (c) in the case of an Ancillary Borrowing, such amount agreed upon in the relevant Ancillary Facility Document, (d) in the case of a Swingline Borrowing denominated in Dollars, $100,000 or such other amount agreed to by the Swingline Lender, and (e) in the case of a Swingline Borrowing denominated in a Foreign Currency, 100,000 units of such Foreign Currency or such other amount agreed to by the Swingline Lender.

"Borrowing Request" means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03.

"Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Chicago are authorized or required by law to remain closed; provided that, (i) when used in connection with a Eurocurrency Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in deposits in the currency in which such Eurocurrency Loan is denominated in the London interbank market, (ii) when used in connection with an Ancillary Loan, the term "Business Day" shall mean any day defined as a Business Day in the relevant Ancillary Facility Document, (iii) with respect to any Loan denominated in Euro, the term "Business

Day" shall also exclude any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is not open, (iv) when used in connection with a Swingline Shekel Loan, the term "Business Day" shall mean any day on which banks generally are open in Israel for the conduct of substantially all of their commercial lending activities

"CAM" means the mechanism for the allocation and exchange of interests in the Loans and participations in Letters of Credit and collections thereunder established under Article X.

"CAM Exchange" means the exchange of the Lenders' interests provided for in Section 10.01.

"CAM Exchange Date" means the first date after the Closing Date on which there shall occur (a) any event described in paragraph (h) or (i) of Article VII with respect to any Borrower or (b) an acceleration of Advances pursuant to Article VII.

"CAM Percentage" means, as to each Lender, the percentage of the Aggregate Revolving Commitment and Aggregate Term Loans represented by such Lender's Revolving Commitment and Term Loan calculated immediately prior to the CAM Exchange Date. If the Revolving Commitments have terminated or expired, the CAM Percentage shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

"Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

"Change in Control" means (i) the membership of the U.S. Borrower's Board of Directors changes by more than 50% during any 12-month period, or the number of members on the U.S. Borrower's Board of Directors either increases or decreases by more than 50% during any 12 month period, (ii) any person or group or persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended) shall obtain ownership or control in one or more series of transactions of more than 35% of the common Equity Interests or 35% of the voting power of the Equity Interests of the U.S. Borrower entitled to vote in the election of members of the Board of Directors of the U.S. Borrower.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, or issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

"Class", when used in reference to any Loan or Borrowing, refers to whether such Loan,

or the Loans comprising such Borrowing, are Revolving Loans, Term Loans or Swingline Loans.

"Closing Date" means the date on or after November 3, 2011 on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

"Code" means the Internal Revenue Code of 1986, as amended from time to time.

"Collateral" means, collectively, the "Collateral" under and as defined in, and any other assets upon which a Lien has been granted by, any of the Collateral Documents.

"Collateral Documents" means, collectively, the Intercreditor Agreement, all pledge and security agreements and all other agreements or documents granting or perfecting a Lien in favor of the Administrative Agent for the benefit of the Lenders or otherwise providing support for the Secured Obligations at any time, each in form and substance satisfactory to the Administrative Agent, and as amended or modified from time to time.

"Commitments" means the Revolving Commitments and the Term Loan Commitments.

"Consolidated EBIT" means, with reference to any period, the net income (or loss) of the U.S. Borrower and its Subsidiaries for such period, plus, to the extent deducted from revenues in determining such net income, without duplication, (i) Consolidated Interest Expense, (ii) expense for income taxes paid or accrued, (iii) extraordinary non-cash losses incurred other than in the ordinary course of business, and (iv) losses incurred other than in the ordinary course of business that are non-cash, non-operating and non-recurring, minus, to the extent included in such net income, (a) extraordinary non-cash gains realized other than in the ordinary course of business, and (b) gains realized other than in the ordinary course of business that are non-cash, non-operating and non-recurring, all as determined in accordance with GAAP and calculated for the U.S. Borrower and its Subsidiaries on a consolidated basis.

"Consolidated EBITDA" means, with reference to any period, the Consolidated EBIT for such period, plus, to the extent deducted from revenues in determining such Consolidated EBIT, depreciation and amortization expense, all as determined in accordance with GAAP and calculated for the U.S. Borrower and its Subsidiaries on a consolidated basis.

"Consolidated Indebtedness" means at any time the Indebtedness of the U.S. Borrower and its Subsidiaries calculated on a consolidated basis.

"Consolidated Interest Expense" means, with reference to any period, the Interest Expense of the U.S. Borrower and its Subsidiaries calculated on a consolidated basis for such period, including without limitation all financing costs in connection with a Permitted Securitization Transaction.

"Consolidated Total Assets" means, as of any date, the total assets of the U.S. Borrower and the consolidated Subsidiaries, determined in accordance with GAAP, as set forth on the consolidated balance sheet of the U.S. Borrower as of such date.

"Consolidated Total Tangible Assets" means, as of any date, the Consolidated Total Assets as of such date, less all goodwill and intangible assets determined in accordance with GAAP included in such Consolidated Total Assets.

"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power,

by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

“Credit Party” means the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender.

"Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

"Disclosed Matters" means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06 and Schedule 3.07.

"Disqualified Stock" means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part.

"Documentation Agents" means Wells Fargo Bank, N.A. and HSBC Bank USA, N.A., in their capacity as documentation agents for the Lenders hereunder.

"Dollars" or "$" refers to lawful money of the United States of America.

"Dollar Equivalent" means, on any date of determination (a) with respect to any amount in Dollars, such amount, and (b) with respect to any amount in any Foreign Currency, the equivalent in Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.05 using the Exchange Rate with respect to such Foreign Currency at the time in effect under the provisions of such Section.

"Domestic Subsidiary" means any Subsidiary that is not a Foreign Subsidiary.

"Effective Date" means the date of this Agreement.

"EMU Legislation" means the legislative measures of the European Union for the introduction of, changeover to or operation of the euro in one or more member states of the European Union.

"Environmental Laws" means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

"Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the U.S. Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

"Equity Interests " means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

"ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with the U.S. Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

"ERISA Event" means (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30‑day notice period is waived); (b) any failure by any Plan to satisfy the “minimum funding standard" (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA); (e) the incurrence by the U.S. Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by the U.S. Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by the U.S. Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (h) the receipt by the U.S. Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the U.S. Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, or is in endangered or critical status, within the meaning of Section 432 of the Code or Section 305 of ERISA.

"Euro" or "€" means the single currency of the European Union as constituted by the treaty establishing the European Community being the Treaty of Rome, as amended from time to time and as referred to in the EMU Legislation.

"Eurocurrency", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

"Event of Default" has the meaning assigned to such term in Article VII.

"Exchange Rate" means on any day, for purposes of determining the Dollar Equivalent of any currency other than Dollars, the rate at which such currency may be exchanged into Dollars at the time of determination on such day on the Reuters Currency pages, if available, for such currency. In the event that such rate does not appear on any Reuters Currency pages, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrowers, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about such time as the Administrative Agent shall elect after determining that such rates shall be the basis for determining the Exchange Rate, on such date for the purchase of Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

"Exchange Rate Date" means, if on such date any outstanding Loan is (or any Loan that has been requested at such time would be) denominated in a currency other than Dollars, each of:

(a) the last Business Day of each calendar month,

(b) if an Event of Default has occurred and is continuing, the CAM Exchange Date and any other Business Day designated as an Exchange Rate Date by the Administrative Agent in its sole discretion, and

(c) each date (with such date to be reasonably determined by the Administrative Agent) that is on or about the date of (i) a Borrowing Request or an Interest Election Request with respect to any Revolving Borrowing or (ii) each request for the issuance, amendment, renewal or extension of any Ancillary Loan, Letter of Credit or Swingline Loan.

"Excluded Taxes" means, with respect to any payment made by any Loan Party under any Loan Document, any of the following Taxes imposed on or with respect to a Recipient:

(a) income or franchise Taxes imposed on (or measured by) net income by the United States of America, or by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Taxes imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Non U.S. Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any U.S. Federal withholding Taxes resulting from any law in effect (including FATCA) on the date such Non U.S. Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Non U.S. Lender’s failure to comply with Section 2.17(f), except to the extent that such Non U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Taxes pursuant to Section

2.17(a).

“Exempt Foreign Subsidiary Debt” means any Indebtedness of a Foreign Subsidiary that is not a Borrower and which satisfies the following conditions: (a) if a Release Period is not in effect, neither the U.S. Borrower nor any of its other Subsidiaries is liable, whether directly, indirectly, contingently or otherwise, for under such Indebtedness, other than Foreign Subsidiaries that are the parent or subsidiaries of such Foreign Subsidiary, or (b) if a Release Period is in effect, neither the U.S. Borrower nor any Domestic Subsidiary is liable, whether directly, indirectly, contingently or otherwise, for such Indebtedness.

"FATCA" means Sections 1471 through 1474 of the Code, as of the date of this Agreement and any regulations or official interpretations thereof.

"Existing 2011 Term Loan Agreement" means the Term Loan Agreement dated as of January 20, 2011 among the U.S. Borrower, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.

"Existing 2010 Credit Agreement" means the Credit Agreement dated as of October 8, 2010 among the U.S. Borrower, the Foreign Subsidiary Borrowers party hereto, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.

“Existing Letter of Credit” means a letter of credit issued and outstanding under the Existing 2010 Credit Agreement and listed on Schedule 2.05 hereto.

"Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

"Financial Officer" means the chief financial officer, principal accounting officer, treasurer or controller of the U.S. Borrower or other officer acceptable to the Administrative Agent.

"Fiscal Quarter" means (i) as of the Closing Date, each period of 13 weeks during a Fiscal Year ending on a Saturday (with the first such Fiscal Quarter to commence on the first day of such Fiscal Year) and (ii) upon and after such time, if any, as the Borrower adopts a Fiscal Year as set forth in clause (ii) of the defined term "Fiscal Year", any of the quarterly accounting periods of the U.S. Borrower, ending on such dates of each year elected by the U.S. Borrower, provided that such dates are reasonably acceptable to the Administrative Agent and do not result in the financial covenants in Section 6.10 or 6.11 not being tested for more than three months.

"Fiscal Year" means a (i) as of the Closing Date, any 52-week or 53-week period beginning on the Sunday nearest to June 30 and ending on the Saturday nearest to the following June 30. References to a Fiscal Year with a number corresponding to any calendar year (e.g., “2011 Fiscal Year”) refer to the Fiscal Year ending on the Saturday nearest to the June 30 of such calendar year and (ii) upon the election of the U.S. Borrower, any of the annual accounting periods of the U.S. Borrower ending on any other date of each year elected by the U.S. Borrower, provided that such date is reasonably acceptable to the Administrative Agent and does not result in the financial covenants in Section 6.10 or 6.11 not being tested for more than three months.

"Foreign Currency" means (a) with respect to an Ancillary Loan, any currency acceptable to the Administrative Agent that is freely available, freely transferable and freely convertible into Dollars, including the Shekel and the Peso, and agreed to by the Ancillary Lenders making such Ancillary Loan, (b) with respect to any Revolving Loan, Euros, Sterling and any other currency acceptable to the Administrative Agent that is freely available, freely transferable and freely convertible into Dollars and in which dealings in deposits are carried on in the London interbank market, provided it is lawful for the Lenders to fund Revolving Loans hereunder in such other currency, (c) with respect to any Letter of Credit, any currency acceptable to the Administrative Agent that is freely available, freely transferable and freely convertible into Dollars, and agreed to by the Issuing Bank issuing such Letter of Credit, (d) with respect to any Swingline Foreign Currency Loan other than Swingline Shekel Loans, any currency acceptable to the Administrative Agent that is freely available, freely transferable and freely convertible into Dollars and agreed to by JPMorgan or any of its Affiliates in its capacity as a Swingline Lender and (e) with respect to any Swingline Shekel Loans, Shekels (so long as Shekels are freely available, freely transferable and freely convertible into Dollars) or any other currency acceptable to the Administrative Agent that is freely available, freely transferable and freely convertible into Dollars and agreed to by the Swingline Shekel Lender.

"Foreign Subsidiary" means any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

"Foreign Subsidiary Borrower" means, at any time, each Foreign Subsidiary that has been designated as a Foreign Subsidiary Borrower by the U.S. Borrower pursuant to Section 2.19, other than a Foreign Subsidiary Borrower that has ceased to be a Foreign Subsidiary Borrower as provided in Section 2.19.

"Foreign Subsidiary Borrower Agreement" means a Foreign Subsidiary Borrower Agreement substantially in the form of Exhibit B.

"Foreign Subsidiary Borrower Termination" means a Foreign Subsidiary Borrower Termination substantially in the form of Exhibit C.

"GAAP" means generally accepted accounting principles in the United States of America (except with respect to businesses outside the United States acquired in Acquisitions for periods prior to the date of the Acquisition).

"Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

"Guarantee" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

"Guarantor" means each Person required to execute a Guaranty pursuant to Section 2.22

"Guaranty" means each guaranty or similar agreement executed by any of the Guarantors and Guaranteeing the Secured Obligations, as amended, supplemented or otherwise modified from time to time, and in form and substance satisfactory to the Administrative Agent.

"Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

"Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money or similar obligations, (b) all obligations of such Person evidenced by bonds, debentures, acceptances, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances, (k) all obligations (based on the net mark-to-market amount) under Swap Agreements of such Person that relate to interest rates, (l) all Off-Balance Sheet Liabilities of such Person, and (m) all obligations under any Disqualified Stock of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

"Indemnified Taxes" means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by any Loan Party under any Loan Document and (b) Other Taxes.

"Index Debt" means senior, unsecured, long-term indebtedness for borrowed money of the U.S. Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.

“Ineligible Institution” has the meaning assigned to it in Section 9.04(b).

"Information Memorandum" means the Confidential Information Memorandum relating to the U.S. Borrower and the Transactions.

"Intercreditor Agreement" means the Collateral Agency and Intercreditor Agreement dated as of May 29, 2008 among the Secured Parties (as defined therein, and including JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent for the 2005 Revolving Credit Lenders (as defined therein) and on behalf of each of the 2005 Revolving Credit Lenders, JPMorgan Chase Bank, N.A., in its capacity as the Administrative Agent for the 2008 Term Loan Lenders (as defined therein) and on behalf of each of the 2008 Term Loan Lenders, each of the holders of the 2008 Notes (as defined therein, and including the holders of the Series 2010 Notes (as defined in the First Amendment to the Intercreditor Agreement)), and JPMorgan Chase Bank, N.A., in its capacity as Collateral Agent for the Secured Parties, as amended by a First Amendment to Collateral Agency and Intercreditor Agreement dated as of April 30, 2010, and as further amended or modified from time to time, provided that any such further amendments or modifications thereto shall be in form and substance acceptable to the Administrative Agent.

"Interest Coverage Ratio" means, as of the end of any Fiscal Quarter of the U.S. Borrower, the ratio of Consolidated EBIT to Consolidated Interest Expense (excluding non-cash interest), as calculated for the four consecutive Fiscal Quarters of the U.S. Borrower then ending.

"Interest Election Request" means a request by the U.S. Borrower to convert or continue a Borrowing in accordance with Section 2.07.

"Interest Expense" means, with respect to any person for any period, the gross interest expense of such person for such period on a consolidated basis, including without limitation (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Swap Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense, (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense and (iv) commissions, discounts, yield and other fees and charges incurred in connection with the asset securitization or similar transaction which are payable to any person other than the U.S. Borrower or a Wholly-Owned Subsidiary. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received by the U.S. Borrower and the Subsidiaries with respect to Swap Agreements.

"Interest Payment Date" means (a) with respect to any ABR Loan (other than a Swingline Loan), the 15th day of the month immediately following the last day of each March, June, September and December, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months' duration, each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

"Interest Period" means (a) with respect to any Eurocurrency Revolving Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or as otherwise described herein or, with the consent of each Lender, such other period requested by a Borrower) thereafter, as a Borrower may elect, and (b) as to any Swingline Foreign Currency Loan, the period commencing on the date of such Loan and ending on the day that is designated in the notice delivered pursuant to Section 2.04 with respect to such Swingline Foreign Currency Loan, which shall not be later than thirty days thereafter; unless, in the case of Swingline Shekel Loans, otherwise agreed between the Swingline Shekel Lender and the Israeli Borrower in respect of any particular Swingline Shekel Loan or Loans, and unless, in the case of any other Swingline Loan, otherwise agreed between the applicable Swingline Lender thereof and the Borrower thereof in respect of such Swingline Loans, provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding

Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing. Notwithstanding the foregoing, with respect to any Ancillary Loan, Interest Period shall mean any other period of time set forth in the applicable Ancillary Facility Document for such Ancillary Loan.

"IRS" means the United States Internal Revenue Service.

"Israeli Borrower" means, collectively, Perrigo Israel Pharmaceuticals Ltd. and all other Foreign Subsidiary Borrowers organized under the laws of the State of Israel, provided that, regarding each Israeli Borrower, there shall be no limitation or restriction under Israeli law and regulations of the Bank of Israel or of other regulatory entities, to the granting of the Swingline Shekel Loans by the Swingline Shekel Lender to it, and further provided that, regarding each such other Foreign Subsidiary Borrower, its financial condition shall, in the opinion of the Swingline Shekel Lender, support and justify the Swingline Shekel Loans requested by it in the amounts requested by it..

"Issuing Bank" means JPMorgan, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank or another Lender, in which case the term "Issuing Bank" shall include any such Affiliate or other Lender with respect to Letters of Credit issued by such Affiliate or other Lender.

"JPMorgan" means JPMorgan Chase Bank, N.A., a national banking association, and its successors.

"Judgment Currency" shall have the meaning assigned to such term in Section 9.15(b).

"LC Disbursement" means a payment made by the Issuing Bank pursuant to a Letter of Credit.

"LC Exposure" means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the U.S. Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Adjusted Percentage of the total LC Exposure at such time.

"Lender Addition and Acknowledgement Agreement" means an agreement in substantially the form of Exhibit D hereto, with such changes thereto as approved by the Administrative Agent.

"Lenders" means the Persons (including their Applicable Lending Installations) listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term "Lenders" as used herein and in any other Loan Documents, includes without limitation the Swingline Lender and reference to any Lender includes such Lender and its Applicable Lending Installations. As an example, any reference to a Lender's

Ancillary Commitments shall mean each Ancillary Commitment in the name of such Lender or such Lender's Applicable Lending Installations.

"Letter of Credit" means any letter of credit issued pursuant to this Agreement.

"Leverage Ratio" means, as of the end of any Fiscal Quarter of the U.S. Borrower, the ratio of (a) Consolidated Indebtedness at such time to (b) Consolidated EBITDA, as calculated for the four consecutive Fiscal Quarters of the U.S. Borrower then ending.

"LIBO Rate" means, with respect to any Eurocurrency Borrowing for any Interest Period, the rate per annum determined by the Applicable Agent at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period by reference to the British Bankers' Association Interest Settlement Rates for deposits in the currency of such Borrowing (as reflected on the applicable Rueters page), for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the "LIBO Rate" shall be the average (rounded upward, if necessary, to the next 1/16 of 1%) determined by the Applicable Agent of the respective interest rates per annum reported to the Applicable Agent by JPMorgan and each other Lender selected by the Applicable Agent (JPMorgan and each such other Lender, the "Reference Lenders") as the rate at which at which each Reference Lender offers to place deposits in the currency of such Borrowing for such Interest Period to first-class banks in the London interbank market at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period; provided that, with respect to any Ancillary Loan, the LIBO Rate may be any other rate set forth in the applicable Ancillary Facility Document for such Ancillary Loan.

"Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities; provided that the filing of financing statements solely with respect to, or other lien or claim solely on, any interest in accounts or notes receivable which are sold or otherwise transferred in a Permitted Securitization Transaction shall not be considered a Lien and any purchase option, call or similar right of a third party with respect to any Equity Interests of the U.S. Borrower are not controlled by this Agreement.

"Loan Documents" means this Agreement, each Guaranty, each Collateral Document, each Ancillary Facility Document and all other instruments, agreements or documents executed in connection herewith at any time.

"Loan Party" means any Borrower or any Guarantor.

"Loans" means any Term Loan, Ancillary Loan, Swingline Loan or Revolving Loan.

"Local Time" means (a) with respect to a Loan or Borrowing denominated in Dollars, Chicago time, (b) with respect to a Loan or Borrowing denominated in any Foreign Currency (other than an Ancillary Loan or Swingline Shekel Loan), London time, (c) with respect to a Swingline Shekel Loan, Israeli time, and (d) with respect to an Ancillary Loan, such time as designated as the local time in the relevant Ancillary Facility Documents.

"London Administrative Office" means the office of the Administrative Agent in London, England designated by the Administrative Agent from time to time as the London Administrative Office for purposes of this Agreement.

"Margin Stock" means "margin stock" as defined in Regulations U and X of the Board as from time to time in effect.

“Master Note Purchase Agreement” means the Master Note Purchase Agreement dated as of May 29, 2008 among the U.S. Borrower and the purchasers named therein, as supplemented by the First Supplement to Master Note Purchase Agreement, dated as of April 30, 2010 among the U.S. Borrower and the purchasers named therein, by the Second Supplement to Master Note Purchase Agreement, dated as of September 1, 2011 among the U.S. Borrower and the purchasers named therein and as further amended or modified from time to time after the Effective Date.

"Material Adverse Effect" means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the U.S. Borrower and its Subsidiaries taken as a whole, (b) the ability of any Borrower to perform any of its obligations under any Loan Document or (c) the rights of or benefits available to the Lenders under any Loan Document.

"Material Indebtedness" means Indebtedness (other than the Loans and Letters of Credit), and/or Swap Agreement Obligations (based on the net mark-to-market amount) of any one or more of the U.S. Borrower and its Subsidiaries in an aggregate principal amount exceeding the Dollar Equivalent of $50,000,000.

"Maturity Date" means November 3, 2016.

"Moody's" means Moody's Investors Service, Inc.

"Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

"Non-Guarantor Subsidiaries" means all Subsidiaries other than Domestic Subsidiaries that are Guarantors.

"Non-U.S. Lender" means a Lender that is not a U.S. Person.

"Notice of Termination" shall have the meaning assigned to such term in Section 2.21(e)(ii).

"Obligations" means all unpaid principal of, accrued and unpaid interest and fees and reimbursement obligations on the Advances, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrowers or any of them to the Lenders, the Agents, any indemnified party or any of them arising under the Loan Documents, in all cases whether now existing or hereafter arising.

"Off-Balance Sheet Liability" of a Person means (i) any obligation under a sale and leaseback transaction which is not a Capital Lease Obligation, (ii) any so-called "synthetic lease" or "tax ownership operating lease" transaction entered into by such Person, (iii) the amount of obligations outstanding under the legal documents entered into as part of any asset securitization or similar transaction on any date of determination that would be characterized as principal if such asset securitization or similar transaction (including without limitation any Permitted Securitization Transaction) were structured as a secured lending transaction rather than as a purchase or (iv) any other transaction (excluding operating leases for purposes of this clause (iv)) which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person; in all of the foregoing cases, notwithstanding anything herein to the contrary, the outstanding amount of any Off-Balance Sheet Liability shall be calculated based on the aggregate outstanding amount of obligations outstanding under the legal documents entered into as part of any such transaction on any date of determination that would be characterized as principal if such transaction were structured as a secured lending transaction, whether or not shown as a liability on a consolidated balance sheet of such Person, in a manner reasonably satisfactory to the Administrative Agent.

"Other Connection Taxes" means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan Document).

"Other Taxes" means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.19(b)).

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

"Participant" has the meaning set forth in Section 9.04.

"Participant Register" has the meaning assigned to such term in Section 9.04(c).

"PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

"Permitted Encumbrances" means:

(a) Liens imposed by law for taxes, fees, assessments or other governmental charges that are not delinquent or are being contested in compliance with Section 5.04;

(b) carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the U.S. Borrower or any Subsidiary; and

(g) statutory and contractual Liens in favor of landlord on real property leased by the U.S. Borrower or any Subsidiary; provided that, such U.S. Borrower or Subsidiary is current with respect to payment of all rent and other amounts due to such landlord under any lease of such real property, except where the failure to be current in payment would not, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect.

provided that the term "Permitted Encumbrances" shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency or instrumentality thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within two years from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest or second highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker's acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any Agent or Affiliate thereof or any other commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements and reverse repurchase agreements with a term of not more than one year for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) in the case of any Foreign Subsidiary, (i) marketable direct obligations issued by, or unconditionally guaranteed by, the sovereign nation in which such Foreign Subsidiary is organized and is conducting business or issued by any agency of such sovereign nation and backed by the full faith and credit of such sovereign nation, in each case maturing within one year from the date of acquisition, so long as such sovereign nation is a member of the Organisation for Economic Co-operation and Development (the “OECD”), the indebtedness of such sovereign nation is rated at least A by S&P or A2 by Moody’s or carries an equivalent rating from a comparable foreign rating agency or such sovereign nation is approved by the Administrative Agent for purposes of this clause (e), or (ii) investments of the type and maturity described in clauses (b) through (d) above of foreign obligors, which investments or obligors in the case of clause (b) above have ratings described in such clause or equivalent ratings from comparable foreign rating agencies, and which investments in the case of clauses (c) and (d) are with any office of any commercial bank that is (A) any Agent or Affiliate thereof, (B) organized under the laws of a member of the OECD or a state, province or territory thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000, or (iii) approved by the Administrative Agent.

(f) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P or Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;

(g) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;

(h) repurchase obligations with a term of not more than 30 days underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (c) above;

(i) “money market” preferred stock maturing within six months after issuance thereof or municipal bonds in each case issued by a corporation organized under the laws of any state of the United States, which has a rating of “A” or better by S&P or Moody’s or the equivalent rating by any other nationally recognized rating agency;

(j) tax exempt floating rate option tender bonds backed by letters of credit issued by a national or state bank whose long-term unsecured debt has a rating of AA or better by S&P, Aa2 or better by Moody’s or the equivalent rating by any other nationally recognized rating agency; and

(k) shares of any money market mutual fund rated as least AAA or the equivalent thereof by S&P, at least Aaa or the equivalent thereof by Moody’s or any other mutual fund at least 95% of whose assets consist of the type specified in clauses (a) through (g) above.

"Permitted Securitization Transaction" means any asset securitization transaction (i) by a Securitization Entity, (ii) which is a sale or other transfer of an interest in accounts or notes receivable, and (iii) which is otherwise permitted by the terms of this Agreement and any other agreement binding on the U.S. Borrower or any of its Subsidiaries.

"Perrigo International" means Perrigo International, Inc., a Michigan corporation, and its successors.

"Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

"Peso" means the Mexican peso, the lawful currency of the United Mexican States.

"Plan" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the U.S. Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

"Prime Rate" means the rate of interest per annum publicly announced from time to time by JPMorgan as its prime rate in effect at its principal office in Chicago; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Qualified Acquisition” means any Acquisition, or the last to occur of a series of Acquisitions consummated within a period of six consecutive months, if the aggregate amount of Indebtedness incurred by one or more of the U.S. Borrower and its Subsidiaries to finance the purchase price of, or other consideration for, or assumed by one or more of them in connection with, such Acquisition is at least $100,000,000.

"Quotation Day" means, with respect to any Eurocurrency Borrowing or Swingline Foreign Currency Borrowing and any Interest Period, the day on which it is market practice in the relevant interbank market for prime banks to give quotations for deposits in the currency of such Borrowing for delivery on the first day of such Interest Period. If such quotations would normally be given by prime banks on more than one day, the Quotation Day will be the last of such days.

"Recipient" means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) the Issuing Bank.

"Register" has the meaning set forth in Section 9.04.

"Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

“Release Date” means any date after the Effective Date on which no Default is continuing and either of the following events occurs: (a) Moody’s issues a rating for the Index Debt (that has not been placed on negative watch) of Baa1 (stable or better outlook) or higher, or (b) S&P issues a rating for the Index Debt (that has not been placed on negative watch) of BBB+ (stable or better outlook) or higher.

“Release Period” means any period after the Effective Date commencing on the occurrence of a Release Date and ending on a Trigger Date subsequent to such Release Date.

"Reserve Account" shall have the meaning assigned to such term in Section 10.02(a).

"Required Lenders" means, at any time, Lenders having Revolving Commitments and Term Loans representing more than 50% of the sum of the Aggregate Revolving Commitment and Aggregate Term Loans at such time. If the Revolving Commitments have terminated or expired, Required Lenders shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments. The Revolving Commitments and Term Loan of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

"Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the U.S. Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the U.S. Borrower or any option, warrant or other right to acquire any such Equity Interests in the U.S. Borrower.

"Revolving Commitment" means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender's Revolving Credit Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to Section 2.08 or 9.04. The initial amount of each Lender's Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders' Revolving Commitments is $400,000,000.

"Revolving Credit Exposure" means, with respect to any Lender at any time, the Dollar Equivalent of the sum of the outstanding principal amount of such Lender's Revolving Loans and its LC Exposure and Swingline Exposure at such time.

"Revolving Loan" means a loan made pursuant to Section 2.01(a).

"S&P" means Standard & Poor's.

"SEC" means the Securities and Exchange Commission or any Governmental Authority succeeding to any or all of the functions of the Securities and Exchange Commission.

"SEC Documents" means all reports, schedules, forms, statements and other documents filed with the SEC by U.S. Borrower since January 1, 2011 and prior to the date of this Agreement.

"Secured Obligations" means, collectively, (i) the Obligations, and (ii) the Swap Agreement Obligations.

"Securitization Entity" means a wholly-owned Subsidiary of the U.S. Borrower that engages in no activities other than Permitted Securitization Transactions and any necessary related activities and owns no assets other than as required for Permitted Securitization Transactions and no portion of the Indebtedness (contingent or otherwise) of which is guaranteed by the U.S. Borrower or any Subsidiary of the U.S. Borrower or is recourse to or obligates the U.S. Borrower or any Subsidiary of the U.S. Borrower in any way, other than pursuant to customary representations, warranties, covenants, indemnities, performance guaranties and other obligations entered into in connection with a Permitted Securitization Transaction.

"Senior Notes" means U.S. Borrower's 4.91% $115,000,000 Senior Notes, Series 2010-A, 5.45% $150,000,000 Senior Notes, Series 2010-B, 5.55% $150,000,000 Senior Notes, Series 2010-C, 5.97% $75,000,000 Senior Notes, Series 2008-A, 6.37% $125,000,000 Senior Notes, Series 2008-B and its 4.27% $75,000,000 Senior Notes, Series 2011-A, 4.52% $175,000,000 Senior Notes, Series 2011-B, to be issued on December 15, 2011 and its 4.67% $100,000,000 Senior Notes, Series 2011-C, as issued under the Master Note Purchase Agreement.

"Shekel" means the new Israeli shekel, the lawful currency of the State of Israel.

"Significant Subsidiary" means any one or more Subsidiaries which, if considered in the aggregate as a single Subsidiary would be a "significant subsidiary" as defined in Rule 1-02 of Regulation S-X under the Securities Exchange Act of 1934 , as amended.

"Statutory Reserve Rate" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board). Such reserve percentage shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

"Sterling" or "£" means the lawful currency of the United Kingdom of Great Britain and Northern Ireland.

"subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

"Subsidiary" means any subsidiary of the U.S. Borrower.

"Swap Agreement" means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the U.S. Borrower or the Subsidiaries shall be a Swap Agreement.

"Swap Agreement Obligations" means any and all obligations of the U.S. Borrower or any of its Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) owing to any Lender or any of its Affiliates under any and all Swap Agreements.

"Swingline Dollar Loan" means a Swingline Loan denominated in Dollars.

"Swingline Exposure" means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Adjusted Percentage of the total Swingline Exposure at such time.

"Swingline Foreign Currency Loan" means a Swingline Loan denominated in a Foreign Currency.

"Swingline Lender" means each of JPMorgan, in its capacity as lender of Swingline Loans hereunder, and the Swingline Shekel Lender, and their respective successors in such capacity. Each Swingline Lender may, in its discretion, arrange for one or more Swingline Loans to be made by

Affiliates of such Swingline Lender, in which case the term "Swingline Lender" shall include any such Affiliate with respect to Swingline Loans made by such Affiliate. References herein to the Swingline Lender shall be deemed references to the Swingline Lender that made the relevant Swingline Loan.

"Swingline Loan" means a Loan made pursuant to Section 2.04.

"Swingline Shekel Lender" means such Lender approved at any time and from time to time by the U.S. Borrower and the Administrative Agent, and which Lender agrees to be the Swingline Shekel Lender pursuant to a written agreement among the U.S. Borrower, the Administrative Agent and such Lender, or any of such Lender’s Affiliates designated as the Swingline Shekel Lender hereunder by such Lender in writing to the Administrative Agent, in its capacity as the Swingline Lender of Swingline Shekel Loans.

"Swingline Shekel Loan" means a Swingline Loan denominated in Shekels or a Swingline Loan otherwise made to an Israeli Borrower.

"Syndication Agents" means Bank of America, N.A. and Morgan Stanley Senior Funding, Inc., each in its capacity as a syndication agent for the Lenders hereunder.

"Taxes" means any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make a Term Loan, as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender's Term Loan Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Term Loan Commitment, as applicable. The initial aggregate amount of the Lenders' Term Loan Commitments is $400,000,000.

“Term Loans” means the term loans extended by the Lenders to the Borrower pursuant to Section 2.01(b) hereof. Notwithstanding anything herein to the contrary, the Term Loans will consist of a $250,000,000 tranche (“Term Loan A”) and a $150,000,000 tranche (“Term Loan B”), which will have separate Interest Election Requests in accordance with Section 2.07 and separate annual principal installment payments as described in Section 2.09.

"Transactions" means the execution, delivery and performance by the Loan Parties of each Loan Document to which it is a party, the borrowing of Loans and the use of the proceeds thereof and the issuance of Letters of Credit hereunder and all transactions related thereto.

“Trigger Date” means any date after any Release Date on which any of the following events shall have occurred: (a) Moody’s has issued a rating for the Index Debt of Baa3 or lower or Moody’s has ceased to issue a rating for the Index Debt or (b) S&P has issued a rating for the Index Debt of BBB- or lower or S&P has ceased to issue a rating for the Index Debt.

"2008 Term Loan Agreement" means the Term Loan Agreement dated as of April 22, 2008 among the U.S. Borrower, the Lenders party thereto and JPMorgan, as administrative agent, as it may from time to time be amended or otherwise modified, and any successor to or replacement of such agreement or the credit facilities evidenced thereby, as each such successor or replacement may from time to time be amended or otherwise modified, in each case, to the extent not prohibited hereby.

"Type", when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Alternate Base Rate.

"U.S. Borrower" means Perrigo Company, a Michigan corporation, and its successors.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Certificate” has the meaning assigned to such term in Section 2.16(f)(ii)(D)(2).

"Wholly-Owned Subsidiary" means, as to any Person, a subsidiary all of the Equity Interests of which (except directors’ qualifying Equity Interests) are at the time directly or indirectly owned by such Person and/or another Wholly-Owned Subsidiary of such Person.

"Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a "Revolving Loan") or by Type (e.g., a "Eurocurrency Loan") or by Class and Type (e.g., a "Eurocurrency Revolving Loan"). Borrowings also may be classified and referred to by Class (e.g., a "Revolving Borrowing") or by Type (e.g., a "Eurocurrency Borrowing") or by Class and Type (e.g., a "Eurocurrency Revolving Borrowing").

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP; Pro Forma Treatment. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the U.S. Borrower notifies the Administrative Agent that the U.S. Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the U.S. Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. For purposes of calculating the Leverage Ratio (as used in Section 6.10 and in determining the Applicable Margin), the Interest Coverage Ratio, Consolidated Total Assets and Consolidated Total Tangible Assets, any Acquisition or any sale or other disposition outside the ordinary course of business by the U.S. Borrower or any of the Subsidiaries of any asset or group of related assets in one or a series of related transactions, the net proceeds from which exceed $10,000,000, including the incurrence of any Indebtedness and any related financing or other transactions in connection with any of the foregoing, occurring during the period for which such ratios are calculated shall be deemed to have occurred on the first day of the relevant period for which such ratios were calculated on a pro forma basis acceptable to the Administrative Agent.

SECTION 1.05. Foreign Currency Calculations. (a) For purposes of determining the Dollar Equivalent of any Advance denominated in a Foreign Currency or any related amount, the Administrative Agent shall determine the Exchange Rate as of the applicable Exchange Rate Date with respect to each Foreign Currency in which any requested or outstanding Advance is denominated and shall apply such Exchange Rates to determine such amount (in each case after giving effect to any Advance to be made or repaid on or prior to the applicable date for such calculation).

(b) For purposes of any determination under Section 6.01, 6.02, 6.04 or 6.09 or under Article VII, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the currency exchange rates in effect on the date of such determination; provided that no Default shall arise as a result of any limitation set forth in Dollars in Section 6.01 or 6.02 being exceeded solely as a result of changes in currency exchange rates from those rates applicable at the time or times Indebtedness or Liens were initially consummated in reliance on the exceptions under such Sections. For purposes of any determination under Section 6.04 or 6.09, the amount of each investment, asset disposition or other applicable transaction denominated in a currency other than Dollars shall be translated into Dollars at the currency exchange rate in effect on the date such investment, disposition or other transaction is consummated. Such currency exchange rates shall be determined in good faith by the Borrowers.

SECTION 1.06. Redenomination of Certain Foreign Currencies. (a) Each obligation of any party to this Agreement to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the Effective Date shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London Interbank Market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b) Without prejudice and in addition to any method of conversion or rounding prescribed by any EMU Legislation and (i) without limiting the liability of any Borrower for any amount due under this Agreement and (ii) without increasing any Commitment of any Lender, all references in this Agreement to minimum amounts (or integral multiples thereof) denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the Effective Date shall, immediately upon such adoption, be replaced by references to such minimum amounts (or integral multiples thereof) as shall be specified herein with respect to Borrowings denominated in Euros.

(c) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro or any other Foreign Currency.

ARTICLE II

The Credits

SECTION 2.01. Commitments. (a) Revolving Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans denominated in Dollars and Foreign Currencies to the U.S. Borrower and to Foreign Subsidiary Borrowers (other than any Foreign Subsidiary Borrower for which an Ancillary Commitment has been established under Section 2.21) from time to time during the Availability Period in an aggregate principal amount that will not result in any of the following:

(i) such Lender's Revolving Credit Exposure exceeding (A) such Lender's Revolving Commitment minus (B) such Lender's Ancillary Commitments;

(ii) (A) the Aggregate Revolving Credit Exposure exceeding (B) the Aggregate Revolving Commitments minus the Aggregate Ancillary Commitments;

(iii) the Dollar Equivalent of the aggregate amount of all Revolving Loans and Swingline Loans denominated in Foreign Currencies exceeding $100,000,000.

Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

(b)    Term Loan Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make a Term Loan in Dollars to the U.S. Borrower on the Closing Date in an aggregate principal amount equal to such Lender's Term Loan Commitment.

SECTION 2.02. Loans and Borrowings. (a) Each Revolving Loan and Term Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders, ratably in accordance with their respective Applicable Adjusted Percentages in the case of Revolving Loans and ratably in accordance with their respective Term Loan Commitments in the case of Term Loans, on the date such Loans are made hereunder (or, in the case of Swingline Loans, in accordance with Section 2.04). Each Ancillary Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the applicable Ancillary Lenders with an Ancillary Commitment for such Ancillary Loan ratably in accordance with such Ancillary Commitments on the date of such Ancillary Loans and otherwise in accordance with the applicable Ancillary Facility Document. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments and the Ancillary Commitments of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.

(b) Subject to Section 2.13, (i) each Revolving Borrowing denominated in Dollars and each Term

Loan shall be comprised entirely of ABR Loans or Eurocurrency Loans as the applicable Borrower may request in accordance herewith and (ii) each Revolving Borrowing denominated in a Foreign Currency shall be comprised entirely of Eurocurrency Loans. Each Swingline Borrowing shall bear interest at such rate agreed to between the U.S. Borrower and the Swingline Lender. Each Ancillary Borrowing shall bear interest at such rate agreed to between the applicable Borrower and the applicable Ancillary Lender.

(c) Each Borrowing shall be in an aggregate amount that is an integral multiple of the applicable Borrowing Multiple and not less than the applicable Borrowing Minimum, provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurocurrency Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(e) Notwithstanding any other provision of this Agreement, each Lender at its option may make any ABR Loan or Eurocurrency Loan or provide any Ancillary Facility or Ancillary Loan by causing any domestic or foreign office, branch or Affiliate of such Lender (an "Applicable Lending Installation") to make such Loan that has been designated by such Lender to the Administrative Agent. All terms of this Agreement shall apply to any such Applicable Lending Installation of such Lender and the Loans and any Notes issued hereunder or Ancillary Facility Documents executed in connection herewith shall be deemed held by each Lender for the benefit of any such Applicable Lending Installation. Each Lender may, by written notice to the Administrative Agent and the U.S. Borrower, designate replacement or additional Applicable Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made. Each Lender will promptly notify the U.S. Borrower and the Administrative Agent of any event of which it has actual knowledge occurring after the date hereof which will entitle such Lender to compensation pursuant to this Section 2.14 and will designate a different Applicable Lending Installation if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender or contrary to its policies.

SECTION 2.03. Requests for Revolving or Term Loan Borrowings. To request a Revolving Borrowing or a Term Loan Borrowing, the applicable Borrower shall notify the Applicable Agent of such request by telephone (other than any request for Loans denominated in any Foreign Currency, which requests shall be in writing unless otherwise agreed to by the Applicable Agent) (a) in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 2:00 p.m., Chicago time, one Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given not later than 10:00 a.m., Chicago time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and if given by telephone shall be confirmed promptly by hand delivery or telecopy to the Applicable Agent of a written Borrowing Request in a form approved by the Applicable Agent and signed by the applicable Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the Borrower requesting such Borrowing;

(ii) in the case of a Revolving Borrowing requested by a Foreign Subsidiary Borrower, the currency (which may be Dollars or a Foreign Currency) in which such Borrowing is to be denominated;

(iii) the aggregate amount of the requested Borrowing (expressed in Dollars or the applicable Foreign Currency);

(iv) the date of such Borrowing, which shall be a Business Day;

(v) in the case of a Borrowing denominated in Dollars, whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(vi) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by clause (a) of the definition of the term "Interest Period"; and

(vii) the location and number of the applicable Borrower's account to which funds are to be disbursed.

If no election as to the Type of Revolving Borrowing or Term Loan Borrowing is specified, then the requested Revolving Borrowing or Term Loan Borrowing shall be an ABR Borrowing, unless such Revolving Borrowing is denominated in a Foreign Currency, in which case such Revolving Borrowing shall be a Eurocurrency Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month's duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Applicable Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing. Requests for Ancillary Loans shall be made in accordance with the applicable Ancillary Facility Document. Notwithstanding anything herein to the contrary, $250,000,000 of the Term Loans made on the Closing Date shall be a Eurocurrency Borrowing with a one month Interest Period and the remaining $150,000,000 of the Term Loans made on the Closing Date shall be a Eurocurrency Borrowing with a five day Interest Period.

SECTION 2.04. Swingline Loans. (a) Subject to the terms and conditions set forth herein, a Swingline Lender may make Swingline Loans to any Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the Dollar Equivalent of the aggregate principal amount of outstanding Swingline Loans, other than Swingline Shekel Loans, exceeding $50,000,000, (ii) the Dollar Equivalent of the aggregate principal amount of outstanding Swingline Shekel Loans exceeding $15,000,000, (iii) the (A) Aggregate Revolving Credit Exposure exceeding (B) the Aggregate Revolving Commitments minus the Aggregate Ancillary Commitments or (iv) the Aggregate Total Revolving Exposure exceeding the Aggregate Revolving Commitments. Notwithstanding the foregoing, the Swingline Shekel Lender may only make Swingline Shekel Loans and shall not make any other Swingline Loans, and any other Swingline Lender may not make Swingline Shekel Loans. Within the foregoing limits and subject to the terms and conditions set forth herein (or as otherwise agreed to among the U.S. Borrower, the Administrative Agent and the Swingline Shekel Lender), such Borrowers may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Borrowing:

(i) in the case of a Swingline Loan denominated in Dollars to the U.S. Borrower, the applicable Borrower shall notify the Applicable Agent of such request by telephone (confirmed in a writing acceptable to the Applicable Agent if requested by the Applicable Agent), not later than 2:00 p.m. (or such other time agreed to by the U. S. Borrower and the applicable Swingline Lender), Chicago time, on the day of such proposed Swingline Loan,

(ii) in the case of a Swingline Shekel Loan, the Israeli Borrower shall notify the Swingline Shekel Lender directly in accordance with the standard borrowing procedures and written terms and conditions signed by the Israeli Borrower in favor the Swingline Shekel Lender prior to the date hereof by 2:00 p.m. (or such other time agreed to by the Israeli Borrower and the Swingline Shekel Lender), Local Time, on the day of a proposed Swingline Shekel Loan, and

(iii) in the case of any other Swingline Loan, the applicable Borrower shall notify the Applicable Agent of such request in a writing acceptable to the Applicable Agent (or by telephone confirmed in writing if permitted by the Applicable Agent), not later than 10:00 a.m. (or such other time agreed to by the applicable Borrower and such Swingline Lender), Local time, on the day of such proposed Swingline Loan.

Each such notice shall be irrevocable and shall specify (A) the requested date (which shall be a Business Day), (B) whether such Swingline Loan is to be denominated in Dollars or a Foreign Currency, (C) the amount of the requested Swingline Borrowing, and (D) in the case of a Swingline Borrowing denominated in a Foreign Currency, the Interest Period requested to be applicable thereto, which shall be a period contemplated by clause (b) of the definition of the term "Interest Period". The Applicable Agent shall promptly advise JPMorgan or the Affiliate designated by JPMorgan for such Swingline Borrowing of any such notice received. The applicable Swingline Lender and the applicable Borrower shall agree upon the interest rate applicable to such Swingline Loan, provided that if such agreement cannot be reached prior to 2:00 p.m., Chicago time, on the day of a proposed Swingline Loan in the case of Swingline Loans denominated in Dollars to the U.S. Borrower, prior to 2:00 p.m., Local Time, on the day of a proposed Swingline Shekel Loan (or such other time agreed to between the Israeli Borrower and the Swingline Shekel Lender) and prior to 10:00 a.m., Local Time, on the day of any other proposed Swingline Loan, or, in each of the foregoing cases, such other time agreed to by the applicable Swingline Lender and applicable Borrower, then such Swingline Loan shall not be made. In addition to any other requirements for obtaining a Swingline Loan, the applicable Borrower shall comply with all applicable legal and regulatory requirements.

Any funding of a Swingline Loan by a Swingline Lender shall be made on the proposed date thereof by 3:00 p.m., Local Time, to the account of the Applicable Agent or, in case of a Swingline Shekel Loan, to the account of the Swingline Shekel Lender by 3:00 p.m. (or such other time agreed to by the Israeli Borrower and the Swingline Shekel Lender), Local Time. The Applicable Agent will make such Swingline Loan available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to the account of the applicable Borrower with the Applicable Agent (or, in the case of a Swingline Borrowing made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank); provided that, in the case of a Swingline Shekel Loan, the Swingline Shekel Lender will make such Swingline Loan available to the applicable Israeli Borrower by promptly crediting the amounts so received, in like funds, to the account of the applicable Israeli Borrower with the Swingline Shekel Lender or pursuant to such other procedures agreed to between the Israeli Borrower and the Swingline Shekel Lender. The Administrative Agent shall determine the procedures to be followed by the Swingline Lenders to ensure that the Dollar Equivalent of the aggregate principal amount of the Swingline Loans does not exceed the amount permitted by Section 2.04(a) at the time any Swingline Loan is made and to ensure that the amount of Advances made does not exceed the amounts permitted by Section 2.01(a), and each Swingline Lender and the other parties hereto agrees to abide by such procedures. Without limiting such procedures, for purposes of determining the amount of any Borrowing that is permitted to be made under Section 2.01(a) or 2.04(a), the Administrative Agent may at any time assume that the Dollar Equivalent of the aggregate amount of Swingline Shekel Loans is equal to $15,000,000 unless the request for such Borrowing delivered to the Administrative Agent specifies the Dollar Equivalent of the aggregate amount of Swingline Shekel Loans on the day of such request and on the day such Borrowing is to be made, and the Administrative Agent shall be entitled to rely thereon in determining the permissible amount of such Borrowing. If the Swingline Loans at any time exceed any of the amounts permitted by Section 2.01(a) or 2.04(a), the relevant Borrower or Borrowers shall promptly prepay the relevant Swingline Loans by the amount of such excess.

(c) Each Swingline Lender may by written notice given to the Applicable Agent not later than 1:00 p.m., Chicago time (or 11:00 a.m. London time in the case of any Swingline Loan denominated in any Foreign Currency or made to any Foreign Subsidiary Borrower), on any Business Day require the Lenders to acquire participations on or within two Business Days after such Business Day in all or a portion of the outstanding Swingline Loans, provided that the Swingline Shekel Lender may do so only upon and during the continuance of an Event of Default or as otherwise agreed to among the U.S. Borrower, the Administrative Agent and the Swingline Shekel Lender. Such notice shall specify the aggregate amount of such Swingline Loans in which the Lenders will participate, and such Swingline Loans, if denominated in Foreign Currency, shall be converted to Dollars and shall bear interest at the Alternate Base Rate. Promptly upon receipt of such notice, the Applicable Agent will give notice thereof to each Lender, specifying in such notice such Lender's Applicable Adjusted Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Applicable Agent, for the account of the applicable Swingline Lender, such Lender's Applicable Adjusted Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its respective obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Applicable Agent shall promptly pay to the applicable Swingline Lender the amounts so received by it from the Lenders. The Applicable Agent shall notify the applicable Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph (c), and thereafter payments in respect of such Swingline Loan shall be made to the Applicable Agent and not to the applicable Swingline Lender. Any amounts received by a Swingline Lender from the applicable Borrower (or other party on behalf of such Borrower) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Applicable Agent; any such amounts received by the Applicable Agent shall be promptly remitted by the Applicable Agent to the Lenders that shall have made their payments pursuant to this paragraph and to such Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to such Swingline Lender or to the Applicable Agent, as applicable, if and to the extent such payment is required to be refunded to the applicable Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the applicable Borrower of any default in the payment thereof and the applicable Borrower shall reimburse each Lender for any amounts that may be due under Section 2.14, 2.16. 2.20 or any other term of this Agreement.

SECTION 2.05. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the U.S. Borrower may request the issuance of Letters of Credit denominated in Dollars for its own account or the account of a Subsidiary acceptable to the Issuing Bank, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the U.S. Borrower to, or entered into by the U.S. Borrower and a Subsidiary with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. On the Closing Date, each Existing Letter of Credit shall, without any further action by any party, be deemed to have been issued as a Letter of Credit hereunder on the Closing Date and shall for all purposes hereof be treated as a Letter of Credit under this Agreement.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the U.S. Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the account party thereof (which shall be the U.S. Borrower or a Subsidiary, and if a Subsidiary then the U.S. Borrower and such Subsidiary shall be jointly and severally liable with respect to all Obligations relating to such Letter of Credit), the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the U.S. Borrower (and the applicable Subsidiary if such Letter of Credit is to be issued for the account of a Subsidiary) also shall submit a letter of credit application on the Issuing Bank's standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the U.S. Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $50,000,000, (ii) the (A) Aggregate Revolving Credit Exposure shall not exceed (B) the Aggregate Revolving Commitments minus the Aggregate Ancillary Commitments and (iii) the sum of the Aggregate Total Revolving Exposure shall not exceed the Aggregate Revolving Commitments.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (provided that any Letter of Credit may provide for additional one year renewals thereof subject to the approval of the Administrative Agent prior to the time of such renewal) and (ii) the date that is five Business Days prior to the Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender's Applicable Adjusted Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender's Applicable Adjusted Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the U.S. Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the U.S. Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the U.S. Borrower and any applicable Subsidiary (if such Letter of Credit was issued for the account of a Subsidiary) shall jointly and severally reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, Local Time, on the date that such LC Disbursement is made, if the U.S. Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m. Local Time, on such date, or, if such notice has not been received by the U.S. Borrower prior to such time on such date, then not later than 12:00 noon, Local Time, on (i) the Business Day that the U.S. Borrower receives such notice, if such notice is received prior to 10:00 a.m., Local Time, on the day of receipt, or (ii) the Business Day immediately following the day that the U.S. Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the U.S. Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the U.S. Borrower's and any applicable Subsidiary's obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the U.S. Borrower and any applicable Subsidiary fail to make such payment when due, such amount, if denominated in Foreign Currency shall be converted to Dollars and shall bear interest at the Alternate Base Rate and the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the U.S. Borrower and any applicable Subsidiary in respect thereof and such Lender's Applicable Adjusted Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Adjusted Percentage of the payment then due from the U.S. Borrower and any applicable Subsidiary, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the U.S. Borrower or any applicable Subsidiary pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the U.S. Borrower and any applicable Subsidiary of their obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The U.S. Borrower's and any applicable Subsidiary's obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the U.S. Borrower's or any applicable Subsidiary's obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the U.S. Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the U.S. Borrower and any applicable Subsidiary to the extent permitted by applicable law) suffered by the U.S. Borrower and any applicable Subsidiary that are caused by the Issuing Bank's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the U.S. Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the U.S. Borrower and any applicable Subsidiary of their obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)  Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the U.S. Borrower or the applicable Subsidiary shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the U.S. Borrower and or the applicable Subsidiary reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the U.S. Borrower or any applicable Subsidiary fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.12(e) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the U.S. Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the U.S. Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term "Issuing Bank" shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the U.S. Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the U.S. Borrower and any applicable Subsidiary (with respect to any Letters of Credit issued for its account only, jointly and severally with the Borrower) shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the U.S. Borrower or any applicable Subsidiary with respect to any Letters of Credit issued for its account described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the U.S. Borrower and any applicable Subsidiary under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the U.S. Borrower's and any applicable Subsidiary's risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the U.S. Borrower and any applicable Subsidiary for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the U.S. Borrower under this Agreement. If the U.S. Borrower and any applicable Subsidiary is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the U.S. Borrower or applicable Subsidiary within three Business Days after all Events of Default have been cured or waived.

(k) Additional Issuing Banks. From time to time, the Administrative Agent may designate other Lenders (in addition to JPMorgan) that agree (in their sole discretion) to act in such capacity and are satisfactory to the Administrative Agent and the U.S. Borrower as Issuing Banks. Each such additional Issuing Bank shall execute such agreements requested by the Administrative Agent and shall thereafter be an Issuing Bank hereunder for all purposes, provided that any such additional Issuing Bank shall only issue such Letters of Credit as approved by the Administrative Agent.

(l) Reporting. Unless otherwise requested by the Administrative Agent, each Issuing Bank shall report in writing to the Administrative Agent (i) on the first Business Day of each week and the first Business Day of each Fiscal Quarter, the aggregate face amount of Letters of Credit issued by it and outstanding as of the last Business Day of the preceding week or the preceding Fiscal Quarter, as applicable, (ii) on or prior to each Business Day on which such Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date of such LC Disbursement and the amount of such LC Disbursement and (iv) on any other Business Day, such other information as the Administrative Agent shall reasonably request.

SECTION 2.06. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Local Time, to the account of the Applicable Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Applicable Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account of the applicable Borrower maintained with the Applicable Agent (i) in such location determined by the Administrative Agent, in the case of Loans denominated in Dollars, or (ii) in London, in the case of Loans denominated in a Foreign Currency and designated by the applicable Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans and Swingline Dollar Borrowings made to finance the reimbursement of a LC Disbursement and reimbursements as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Applicable Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Applicable Agent such Lender's share of such Borrowing, the Applicable Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Applicable Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Applicable Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Applicable Agent, at (i) in the case of such Lender, (x) the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (in the case of a Borrowing denominated in Dollars) or (y) the rate reasonably determined by the Applicable Agent to be the cost to it of funding such amount (in the case of a Borrowing denominated in a Foreign Currency) or (ii) in the case of the applicable Borrower, the interest rate applicable to ABR Loans (in the case of a Borrowing denominated in Dollars) or the rate reasonably determined by the Applicable Agent to be the cost to it of funding such amount (in the case of a Borrowing denominated in a Foreign Currency). If such Lender pays such amount to the Applicable Agent, then such amount shall constitute such Lender's Loan included in such Borrowing.

SECTION 2.07. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the applicable Borrower may elect to convert such Borrowing to a different Type, in the case of Borrowings denominated in Dollars, or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The applicable Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Foreign

Currency Borrowings or Swingline Dollar Borrowings, which may not be converted or continued. Notwithstanding anything herein to the contrary, the applicable Borrower may make separate Interest Election Requests for the Term Loan A and the Term Loan B.

(b) To make an election pursuant to this Section, the applicable Borrower shall notify the Applicable Agent of such election by telephone (other than any election with respect to Loans denominated in any Foreign Currency, which election shall be in writing unless otherwise agreed to by the Applicable Agent) by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type and denominated in the Foreign Currency resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and if given by telephone shall be confirmed promptly by hand delivery or telecopy to the Applicable Agent of a written Interest Election Request in a form approved by the Applicable Agent and signed by the applicable Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; provided that the resulting Borrowing is required to be a Eurocurrency Borrowing in the case of a Borrowing denominated in a Foreign Currency; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by clause (a) of the definition of the term "Interest Period".

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month's duration.

(d) Promptly following receipt of an Interest Election Request, the Applicable Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender's portion of each resulting Borrowing.

(e) If the applicable Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing (unless such Borrowing is denominated in a Foreign Currency, in which case such Borrowing shall be continued as a Eurocurrency Borrowing with an Interest Period of one month's duration commencing on the last day of such Interest Period). Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the applicable Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing, (ii) unless repaid, each Eurocurrency Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (iii) unless repaid, each Eurocurrency Borrowing denominated in a Foreign Currency shall be continued as a Eurocurrency Borrowing with an Interest Period of one month's duration.

SECTION 2.08. Termination and Reduction/Increases of Commitments. (a) Unless previously terminated, the Revolving Commitments shall terminate on the Maturity Date and the Term Loan Commitments shall terminate at 5:00 p.m., Chicago time, on the Closing Date.

(b)  The U.S. Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $10,000,000 and not less than $10,000,000 and (ii) the U.S. Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, the Aggregate Total Revolving Exposure would exceed the Aggregate Revolving Commitments.

(c) The U.S. Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the U.S. Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the U.S. Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the U.S. Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Revolving Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Commitments.

(d)    Subject to the conditions set forth below, the U.S. Borrower may, upon at least ten (10) days (or such other period of time agreed to between the Administrative Agent and the U.S. Borrower) prior written notice to the Administrative Agent, increase the Aggregate Revolving Commitments from time to time, either by designating a lender not theretofore a Lender to become a Lender (such designation to be effective only with the prior written consent of the Administrative Agent which shall not be unreasonably withheld) or by agreeing with an existing Lender that such Lender's Revolving Commitment shall be increased (thus increasing the Aggregate Revolving Commitments); provided that:

(i)    no Default shall have occurred and be continuing hereunder as of the effective date of such increase;

(ii)    the representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects (except that any representation or warranty which is already qualified as to materiality or by reference to Material Adverse Effect shall be true and correct in all respects) on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date;

(iii)    the amount of each such increase in the Aggregate Revolving Commitments shall not be less than $10,000,000 (or such other minimum amount agreed to between the Administrative Agent and the U.S. Borrower), and shall not cause the sum of (x) the aggregate increases in the Revolving Commitments under this Section 2.08(e) plus (y) the outstanding amount of all New Term Loans made under Section 2.08(f) to exceed $350,000,000;

(iv)    the Borrowers and any applicable Lender or lender not theretofore a Lender, shall execute and deliver to the Administrative Agent, a Lender Addition and Acknowledgement Agreement, in form and substance satisfactory to the Administrative Agent and acknowledged by the Administrative Agent and each Borrower;

(v)    no existing Lender shall be obligated in any way to increase any of its Commitments unless it has executed and delivered a Lender Addition and Acknowledgement Agreement;

(vi)    the Administrative Agent shall consent (which consent shall not be unreasonably withheld) to such increase and the U.S. Borrower shall have complied with such other conditions in connection with such increase as may be required by the Administrative Agent;

(vii)    the interest rates paid with respect to the increased Revolving Loan Commitment shall be identical to those payable with respect to the existing Revolving Loan Commitment;

(viii)    the Administrative Agent shall have received such supplemental opinions, resolutions, certificates and other documents as the Administrative Agent may reasonably request;

(ix)    all actions shall have been completed, and time periods expired, as reasonably determined by the Administrative Agent, to increase the “Permitted Limit” with respect to this Agreement under and as defined in the Intercreditor Agreement to an amount equal to or greater than the sum of the Aggregate Revolving Commitments, the Aggregate Term Loans and all New Term Loans after giving effect to any increase in the Revolving Commitments hereunder; and

(x)    a new Lender may not be the Borrower or any Affiliate or Subsidiary of the Borrower.

Upon the execution, delivery, acceptance and recording of the Lender Addition and Acknowledgement Agreement, from and after the effective date specified in a Lender Addition and Acknowledgement Agreement, such existing Lender shall have a Commitment as therein set forth or such other Lender shall become a Lender with a Commitment as therein set forth and all the rights and obligations of a Lender with such a Commitment hereunder. Upon its receipt of a Lender Addition and Acknowledgement Agreement together with any note or notes, if requested, subject to such addition and assumption and the written consent to such addition and assumption, the Administrative Agent shall, if such Lender Addition and Acknowledgement Agreement has been completed and the other conditions described in this Section 2.08 have been satisfied: (x) accept such Lender Addition and Acknowledgement Agreement; (y) record the information contained therein in the Register; and (z) give prompt notice thereof to the Lenders and the U.S. Borrower and deliver to the Lenders a schedule reflecting the new Commitments. The Lenders (new or existing) shall accept an assignment from the existing Lenders, and the existing Lenders shall make an assignment to the new or existing Lender accepting a new or increased Commitment, of a direct or participation interest in each then outstanding Loans and Letter of Credit such that, after giving effect thereto, all Revolving Credit Exposure hereunder is held ratably by the Lenders in proportion to their respective Commitments. Assignments pursuant to the preceding sentence shall be made in exchange for the principal amount assigned plus accrued and unpaid interest and facility and letter of credit fees. The

Borrowers shall make any payments under Section 2.15 resulting from such assignments.

(e)    Subject to the conditions set forth below, the U.S. Borrower may, upon at least ten (10) days (or such other period of time agreed to between the Administrative Agent and the U.S. Borrower) prior written notice to the Administrative Agent, request a new credit facility which is a term loan (a “New Term Loan”); provided that:

(i)    no Default shall have occurred and be continuing hereunder as of the effective date of such increase;

(ii)    the representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects (except that any representation or warranty which is already qualified as to materiality or by reference to Material Adverse Effect shall be true and correct in all respects) on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date;

(iii)    the amount of each such New Term Loan shall not be less than $10,000,000 (or such other minimum amount agreed to between the Administrative Agent and the U.S. Borrower), and shall not cause the sum of (x) the aggregate increases in the Revolving Commitments under Section 2.08(e) plus (y) the outstanding amount of any such New Term Loan (and any other New Term Loans made under this Section 2.08(f)) to exceed $350,000,000;

(iv)    the U.S. Borrower and any applicable Lender or lender not theretofore a Lender, shall execute and deliver to the Administrative Agent, a Lender Addition and Acknowledgement Agreement, in form and substance satisfactory to the Administrative Agent and acknowledged by the Administrative Agent and the U.S. Borrower;

(v)    no existing Lender shall be obligated in any way to make any New Term Loan unless it has executed and delivered a Lender Addition and Acknowledgement Agreement;

(vi)    the Administrative Agent shall consent (which consent shall not be unreasonably withheld) to such increase and the U.S. Borrower shall have complied with such other conditions in connection with such increase as may be required by the Administrative Agent;

(vii)    the Administrative Agent shall have received such supplemental opinions, resolutions, certificates and other documents as the Administrative Agent may reasonably request;

(viii) the interest rates and fees and amortization applicable to the New Term Loan shall be determined by the U.S. Borrower and the lenders thereunder;

(ix) the New Term Loans shall constitute “Loans” for all purposes of the Loan Documents;

(x) this Agreement and the other Loan Documents may be amended in a writing executed and delivered by the Borrowers and the Administrative Agent to reflect any technical changes necessary to give effect to such New Term Loan in accordance with its terms as set forth herein, which may include the addition of such New Term Loan as a separate facility;

(xi) such New Term Loan is on the same terms and conditions as those set forth in this Agreement, except as set forth in (viii) above or to the extent reasonably satisfactory to the Administrative Agent;

(xii) all actions shall have been completed, and time periods expired, as reasonably determined by the Administrative Agent, to increase the “Permitted Limit” with respect to this Agreement under and as defined in the Intercreditor Agreement to an amount equal to or greater than the sum of the Aggregate Revolving Commitments, the Aggregate Term Loans and all New Term Loans after giving effect to any New Term Loans hereunder; and

(xiii) a new Lender may not be the U.S. Borrower or any Affiliate or Subsidiary of the U.S. Borrower.

(f)    This provisions of Sections 2.08(d) and (e) shall supersede any provisions in Section 2.17 or 9.02 to the contrary (including, for the avoidance of doubt, provisions thereof relating to amendments to Section 9.02, Section 2.10, Section 2.17, and the definition of “Required Lenders”).

SECTION 2.09. Repayment of Loans; Evidence of Debt. (a) The U.S. Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the date 30 days after such Swingline Loan is made or such other date agreed to between the U.S. Borrower and the Swingline Lender. Each Foreign Subsidiary Borrower hereby unconditionally promises to pay (x) to the Applicable Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan and Ancillary Loan to such Foreign Subsidiary Borrower on the Maturity Date and (y) to the applicable Swingline Lender the then unpaid principal amount of each Swingline Loan owing by it on the earlier of the Maturity Date and the date agreed to between the such Foreign Subsidiary Borrower and such Swingline Lender. The U.S. Borrowers shall pay the principal amount of the Term Loans in annual principal installments, each in the aggregate amount of $40,000,000, and with $25,000,000 of such $40,000,000 principal installment allocated to the Term Loan A and payable on each one year anniversary of the Closing Date and with the remaining $15,000,000 of such $40,000,000 principal installment allocated to Term Loan B and payable on each date five days after each one year anniversary of the Closing Date, and shall pay the remaining principal balance of the Term Loans on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) Each Applicable Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) any amount received by such Applicable Agent hereunder for the account of the Lenders and each Lender's share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or an Applicable Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in the form of Exhibit E hereto or such other form approved by the Applicable Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10. Prepayment of Loans. (a)  The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section. For purposes of clarification and notwithstanding anything herein to the contrary, Borrowers may prepay the Term Loan A and the Term Loan B at different times. Borrowers are not required to prepay the Term Loan A and the Term Loan B at the same time. Any prepayments of Term Loan A or Term Loan B shall be applied to principal installments thereon in the inverse order of maturity.

(b) The applicable Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy, provided that any notice with respect to Loans denominated in any Foreign Currency shall be in writing unless otherwise agreed to by the Applicable Agent) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Revolving Borrowing, not later than 11:00 a.m., Local time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 11:00 a.m., Local time, one Business Day before the date of prepayment, (iii) in the case of prepayment of a Swingline Shekel Loan, not later than 11:00 a.m. (or such later time agreed to by the Israeli Borrower and the Swingline Shekel Lender), Local time, and in the case of prepayment of any other Swingline Loan, not later than 11:00 a.m., Local time, on the date of prepayment, or such other time agreed to by the applicable Borrower and Swingline Lender, or (iv) in the case of prepayment of an Ancillary Loan, as specified in the applicable Ancillary Facility Document. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.

(c) In the event and on such occasion that (i) (A) the sum of (1) the Aggregate Revolving Credit Exposure and (2) the Aggregate Ancillary Commitments exceeds (B) (x) 105% of the Aggregate Revolving Commitments solely as a result of currency fluctuations or (y) the Aggregate Revolving Commitments (other than as a result of currency fluctuations), the Borrowers shall prepay Aggregate Revolving Credit Exposure owing by such Borrowers, or reduce Aggregate Ancillary Commitments, in an aggregate amount equal to the amount by which (A) the sum of (1) the Aggregate Revolving Credit Exposure and (2) the Aggregate Ancillary Commitments exceeds the Aggregate Revolving Commitments.

SECTION 2.11. Fees. (a)  The U.S. Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee, which shall accrue at the Applicable Margin on the daily amount of the Revolving Commitment of such Lender (whether used or unused) during the period from and including the Closing Date to but excluding the date on which such Revolving Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure or Ancillary Facility Exposure after its Revolving Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender's Revolving Credit Exposure and Ancillary Facility Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure or Ancillary Facility Exposure. Accrued facility fees shall be payable in arrears on the 15th day of the month immediately following the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The U.S. Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurocurrency Revolving Loans on the average daily amount of such Lender's LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender's Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the U.S. Borrower and the Issuing Bank on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank's standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the 15th day of the month immediately following such last day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)  The U.S. Borrower agrees to pay to the Administrative Agent and to the Syndication Agents, for their own account, fees payable in the amounts and at the times separately agreed upon between the U.S. Borrower and the Administrative Agent and between the U.S. Borrower and the Syndication Agents.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.12. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Margin.

(b)  The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Each Swingline Loan shall bear interest as determined in Section 2.04.

(d) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due (after the expiration of any applicable grace or cure period), whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest on Borrowings denominated in Sterling shall be computed on the basis of a year of 365 days, (ii) interest on Borrowings denominated in any other Foreign Currency for which it is required by applicable law or customary to compute interest on the basis of a year of 365 days or, if required by applicable law or customary, 366 days in a leap year, shall be computed on such basis, and (iii) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.13. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing denominated in any currency:

(a) the Applicable Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Applicable Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Applicable Agent shall give notice thereof to the Borrowers and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Applicable Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a

Eurocurrency Borrowing denominated in such currency shall be ineffective and such Borrowing shall be converted to or continued as on the last day of the Interest Period applicable thereto (A) if such Borrowing is denominated in Dollars, an ABR Borrowing or (B) if such Borrowing is denominated in a Foreign Currency, as a Borrowing bearing interest at such rate as the Administrative Agent determines adequately reflects the costs to the Lenders of making or maintaining such Borrowing, and (ii) if any Borrowing Request requests a Eurocurrency Borrowing in such currency, such Borrowing shall be made as an ABR Borrowing (if such Borrowing is requested to be made in Dollars) or shall be made as a Borrowing bearing interest at such rate as the Administrative Agent determines adequately reflects the costs to the Lenders of making or maintaining such Borrowing.

SECTION 2.14. Increased Costs. (a)  If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or any Advance made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Indemnified Taxes and (B) Other Connection Taxes on gross or net income, profits or revenue (including value-added or similar Taxes));

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the applicable Borrower will pay to such Lender, the Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)  If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's or the Issuing Bank's capital or on the capital of such Lender's or the Issuing Bank's holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or the Issuing Bank's policies and the policies of such Lender's or the Issuing Bank's holding company with respect to capital adequacy), then from time to time the applicable Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company for any such reduction suffered.

(c)  A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the U.S. Borrower and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)  Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's or the Issuing Bank's right to demand such compensation; provided that the U.S. Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the U.S. Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's or the Issuing Bank's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(b) and is revoked in accordance therewith), or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the U.S. Borrower pursuant to Section 2.18, then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.16. (a) Withholding of Taxes; Gross-Up. Each payment by any Loan Party under any Loan Document shall be made without withholding for any Taxes, unless such withholding is required by any law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Party shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such withholding been made.

(b) Payment of Other Taxes by the Borrowers. Each Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Borrower. The Loan Parties shall jointly and severally indemnify each Recipient for any Indemnified Taxes that are paid or payable by such Recipient in connection with any Loan Document (including amounts paid or payable under this Section 2.16(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.16(d) shall be paid within 10 days after the Recipient delivers to any Loan Party a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient and describing the basis for the indemnification claim. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.16(e) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the U.S. Borrower and the Administrative Agent, at the time or times reasonably requested by the U.S. Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the U.S. Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the U.S. Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the U.S. Borrower or the Administrative Agent as will enable the U.S. Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(f)(ii)(A) through (E) below) shall not be required if in the Lender's judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of the U.S. Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.16(f). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify the U.S. Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii) Without limiting the generality of the foregoing, if the Borrower is a U.S. Person, any Lender with respect to such Borrower shall, if it is legally eligible to do so, deliver to such Borrower and the Administrative Agent (in such number of copies reasonably requested by such Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A) in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the "interest" article of such tax treaty and (2) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;

(C) in the case of a Non-U.S. Lender for whom payments under this Agreement constitute income that is effectively connected with such Lender's conduct of a trade or business in the United States, IRS Form W-8ECI;

(D) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN and (2) a certificate substantially in the form of Exhibit F (a "U.S. Tax Certificate") to the effect that such Lender is not (a) a "bank" within the meaning of Section 881(c)(3)(A) of the Code, (b) a "10 percent shareholder" of the Borrower within the meaning of Section 881(c)(3)(B) of the Code (c) a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(E) in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or

(F) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable such Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender's obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.16(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including additional amounts paid pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.16(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.16(g) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.16(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party's obligations under this Section 2.16 shall survive any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations under any Loan Document.

(i) Issuing Bank. For purposes of Section 2.16(e) and (f), the term "Lender" includes any Issuing Bank.

SECTION 2.17. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Unless otherwise specified, each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.15, 2.16 or 2.20, or otherwise) prior to 1:00 p.m., Local Time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Applicable Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Applicable Agent to the applicable account designated to the U.S. Borrower by each Applicable Agent, except payments to be made directly to the applicable Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16, 2.20 and 9.05 shall be made directly to the persons entitled thereto. The Applicable Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of (i) principal or interest in respect of any Loan shall be made in the currency in which such Loan is denominated, (ii) reimbursement obligations shall be made in the currency in which the Letter of Credit in respect of which such reimbursement obligation exists is denominated or (iii) any other amount due hereunder or under another Loan Document (other than an Ancillary Facility Document) shall be made in Dollars. Any payment required to be made by an Applicable Agent hereunder shall be deemed to have been made by the time required if such Applicable Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by such Applicable Agent to make such payment.

(b) If at any time insufficient funds are received by and available to the Applicable Agent from any Borrower to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due from such Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from such Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due from such Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Ancillary Loans, Revolving Loans, Term Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Ancillary Loans, Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Ancillary Loans, Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Ancillary Loans, Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to such Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph (c) shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d) Unless the Applicable Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Applicable Agent for the account of the Lenders or the applicable Issuing Bank hereunder that such Borrower will not make such payment, the Applicable Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as applicable, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as applicable, severally agrees to repay to the Applicable Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at (i) the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (in the case of an amount denominated in Dollars) and (ii) the rate reasonably determined by the Applicable Agent to be the cost to it of funding such amount (in the case of an amount denominated in a Foreign Currency).

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b), 2.17(d) or 9.03(c), then the Applicable Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Applicable Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.18. Mitigation Obligations; Replacement of Lenders. (a)  If any Lender requests compensation under Section 2.14, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.14, or if a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender defaults in its obligation to fund Loans hereunder, then such Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such Borrower shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or such Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling such Borrower to require such assignment and delegation cease to apply.

SECTION 2.19. Foreign Subsidiary Borrowers. On or after the Effective Date, the U.S. Borrower may designate any Foreign Subsidiary that is a Wholly-Owned Subsidiary as a Foreign Subsidiary Borrower by delivery to the Administrative Agent of a Foreign Subsidiary Borrower Agreement executed by such Foreign Subsidiary and the U.S. Borrower. Each such designation shall specify whether such Foreign Subsidiary shall be entitled (i) to obtain Revolving Loans and/or (ii) to request the creation of Ancillary Facilities under Section 2.21, and each such designation shall be subject to the consent of the Administrative Agent (which consent shall not unreasonably be withheld), provided that no Foreign Subsidiary Borrower Agreement shall become effective as to any Foreign Subsidiary if it shall be unlawful for such Foreign Subsidiary to become a Borrower hereunder or for any Lender participating in Advances to such Foreign Subsidiary to make Advances to such Foreign Subsidiary as provided herein. Upon the execution by the U.S. Borrower and delivery to the Administrative Agent of a Foreign Subsidiary Borrower Termination with respect to any Foreign Subsidiary Borrower, such Foreign Subsidiary shall cease to be a Foreign Subsidiary Borrower and a party to this Agreement; provided that no Foreign Subsidiary Borrower Termination will become effective as to any Foreign Subsidiary Borrower (other than to terminate such Foreign Subsidiary Borrower's right to make further Borrowings under this Agreement) at a time when any principal of or interest on any Loan to, or any Letter of Credit issued for the account of, such Foreign Subsidiary Borrower shall be outstanding hereunder or any Ancillary Facility under which Ancillary Loans may be made available to such Foreign Subsidiary Borrower has not been previously terminated. Promptly following receipt of any Foreign Subsidiary Borrower Agreement or Foreign Subsidiary Borrower Termination, the Administrative Agent shall send a copy thereof to each Lender.

SECTION 2.20. Additional Reserve Costs. (a) For so long as any Lender is required to make special deposits with the Bank of England or comply with reserve assets, liquidity, cash margin or other requirements of the Bank of England, to maintain reserve asset ratios or to pay fees, in each case in respect of such Lender's Eurocurrency Loans or Swingline Foreign Currency Loans, such Lender shall be entitled to require the applicable Borrower to pay, contemporaneously with each payment of interest on each of such Loans, additional interest on such Loan at a rate per annum equal to the Mandatory Cost Rate calculated in accordance with the formula and in the manner set forth in Exhibit G hereto.

(b) For so long as any Lender is required to comply with reserve assets, liquidity, cash margin or other requirements of any monetary or other authority (including any such requirement imposed by the European Central Bank or the European System of Central Banks, but excluding requirements reflected in the Statutory Reserves or the Mandatory Cost Rate) in respect of any of such Lender's Eurocurrency Loans and Swingline Foreign Currency Loans, such Lender shall be entitled to require the applicable Borrower to pay, contemporaneously with each payment of interest on each of such Lender's Loans subject to such requirements, additional interest on such Loan at a rate per annum specified by such Lender to be the cost to such Lender of complying with such requirements in relation to such Loan.

(c) Any additional interest owed pursuant to paragraph (a) or (b) above shall be determined by the applicable Lender, which determination shall be conclusive absent manifest error, and notified to the applicable Borrower (with a copy to the Administrative Agent) at least five Business Days before each date on which interest is payable for the applicable Loan, and such additional interest so notified to the applicable Borrower by such Lender shall be payable to the Administrative Agent for the account of such Lender on each date on which interest is payable for such Loan.

SECTION 2.21. Ancillary Facilities. (a) General. If a Foreign Subsidiary Borrower and a Lender or Lenders agree, subject to (i) compliance with the requirements set forth in this Section 2.21 and (ii) such Foreign Subsidiary Borrower having complied with Sections 2.19 and 4.03, such Lenders shall be permitted to provide an Ancillary Facility to such Foreign Subsidiary Borrower. The Aggregate Ancillary Commitments shall not at any time exceed $100,000,000.

(b) Creation of Ancillary Facilities. To request the creation of an Ancillary Facility, a Foreign Subsidiary Borrower shall deliver to the Administrative Agent not later than 10 Business Days (or such shorter period agreed to by the Administrative Agent) prior to the first date on which such Ancillary Facility is proposed to be made available:

(i) notice in writing specifying:

(A) the Foreign Subsidiary Borrower to which extensions of credit will be made available thereunder;

(B) the first date on which such Ancillary Facility shall be made available and the expiration date of such Ancillary Facility (which shall be no later than the Maturity Date);

(C) the type of Ancillary Facility being provided;

(D) the identity of the Ancillary Lender(s) (which shall be reasonably acceptable to the Administrative Agent); and

(E) the amount of the Ancillary Commitment with respect to such Ancillary Facility (which shall be expressed in Dollars and shall not (x) exceed the Available Unused Commitment of each such Ancillary Lender on the first date on which such Ancillary Facility shall be made available or (y) when combined with all Ancillary Commitments of the Ancillary Lenders, exceed $100,000,000) and the Foreign Currencies in which such Ancillary Facilities shall be made available.

(ii) a copy of the Ancillary Facility Document with respect to such Ancillary Facility (which shall be reasonably acceptable to the Administrative Agent), together with a certificate of a Financial Officer certifying that the terms of such Ancillary Facility satisfy the requirements set forth in clauses (i)(B) and (i)(E) above and in paragraph (d) of this Section; and

(iii) such other information that the Administrative Agent may reasonably request in connection with such Ancillary Facility.

The Administrative Agent shall give notice to each Lender of such matters.

(c) Amendment of Ancillary Facilities. To request an amendment of an Ancillary Facility, the applicable Foreign Subsidiary Borrower shall deliver to the Administrative Agent, not later than five Business Days (or such shorter period agreed to by the Administrative Agent) prior to the effective date of such amendment, (i) a notice in writing (A) identifying the Ancillary Facility to be amended, (B) the effective date of such amendment and (C) the documentation relating to such proposed amendment (which shall be reasonably satisfactory to the Administrative Agent) and (ii) a certificate of a Financial Officer certifying that the terms of such Ancillary Facility, after giving effect to such proposed amendment, satisfy the requirements set forth in clauses (i)(B) and (i)(E) of paragraph (b) of this Section and in paragraph (d) of this Section. The Administrative Agent shall give notice to each Lender of such matters.

(d) Terms of Ancillary Facility. Each Ancillary Facility shall contain terms and conditions acceptable to the applicable Ancillary Lenders and the applicable Foreign Subsidiary Borrower thereunder; provided that such terms shall at all times: (i) be based upon normal commercial terms at the time of the creation of such Ancillary Facility pursuant to paragraph (b) of this Section; (ii) permit extensions of credit thereunder to be made only to such Foreign Subsidiary Borrower; (iii) provide that the Ancillary Commitment of the applicable Ancillary Lenders under such Ancillary Facility shall not exceed such Ancillary Lender's Available Unused Commitment and that, in the event and on such occasion that such Ancillary Commitment exceeds such Available Unused Commitment, such Ancillary

Commitment shall be automatically reduced by the amount of such excess; (iv) provide that the Ancillary Commitment under such Ancillary Facility be canceled, and that all extensions of credit under such Ancillary Facility be repaid, not later than the Maturity Date; (v) provide that the conditions set forth in Article IV shall be conditions to each extension of credit under such Ancillary Facility; and (vi) not provide for the payment of commitment fees in respect of the Ancillary Commitment for such Ancillary Facility.

(e) Termination and Demand for Repayment.

(i) Any Ancillary Facility shall be permitted to be terminated by the applicable Ancillary Lenders in accordance with the terms of such Ancillary Facility and, upon the effective date of such termination (an "Ancillary Facility Termination Date"), all Ancillary Loans under such Ancillary Facility shall be repaid in full.

(ii) Notwithstanding anything to the contrary set forth in the Ancillary Facility Document relating to the Ancillary Facility to be terminated, the Ancillary Lenders seeking to terminate an Ancillary Facility shall deliver to the Applicable Agent, with a copy to the applicable Foreign Subsidiary Borrower, a written notice of termination (a "Notice of Termination") not later than ten Business Days prior to the Ancillary Facility Termination Date specified in such Notice of Termination for such Ancillary Facility. Each such Notice of Termination shall specify:

(A) the names of the applicable Foreign Subsidiary Borrower and Ancillary Lenders;

(B) the aggregate amount of Ancillary Loans under the applicable Ancillary Facility (which shall not exceed the Ancillary Commitment in respect of such Ancillary Facility); and

(C) the applicable Ancillary Facility Termination Date.

(f) Cancellation by Foreign Subsidiary Borrower. The Foreign Subsidiary Borrower to which an Ancillary Facility has been made available shall be permitted at any time to request the cancellation of all or a portion of such Ancillary Facility by delivery of a notice in writing to the Administrative Agent and the applicable Ancillary Lenders, specifying the Ancillary Facility to be canceled and the proposed cancellation date. Such notice shall be delivered not less than five Business Days prior to the proposed cancellation date. Such cancellation shall be effective as of the proposed cancellation date unless the Ancillary Facility Exposure under such Ancillary Facility has not been reduced to zero as of such date.

(g) Additional Information. Each Ancillary Lender shall report in writing to the Administrative Agent (i) on the last Business Day of each month and of each Fiscal Quarter of the U.S. Borrower the Ancillary Facility Exposure for the last day of the month or Fiscal Quarter then ending, as the case may be for each Ancillary Facility under which it is an Ancillary Lender and (ii) on any other Business Day requested by the Administrative Agent, the Ancillary Facility Exposure for such day for each Ancillary Facility under which it is an Ancillary Lender. In addition, each Foreign Subsidiary Borrower to which an Ancillary Facility has been made available and each Ancillary Lender shall, upon request by the Administrative Agent, promptly supply the Administrative Agent with any information relating to the operation of such Ancillary Facility (including the Ancillary Facility Exposure) as the Administrative Agent may reasonably request.

(h) Conflict with Loan Documents. In the event of any conflict between the terms of an Ancillary Facility Document and any other Loan Document (other than an Ancillary Facility Document), the terms of such other Loan Document shall govern.

(i) Termination and Expiration of Ancillary Commitments. On each date on which an Ancillary Facility expires, is terminated or is canceled (in whole or in part), the Available Unused Commitment of the Ancillary Lender under such Ancillary Facility shall be increased by an amount equal to the portion of such Ancillary Facility that has expired or been canceled, unless the Commitments shall have been previously terminated.

SECTION 2.22. Guaranties; Collateral. (a) To guarantee or secure, as the case may be, the payment when due of the Secured Obligations, the U.S. Borrower shall cause each of the following to execute and deliver Guaranties to the Administrative Agent: (i) All Domestic Subsidiaries of the Company will Guarantee all Secured Obligations; (ii) if it will not result in a material tax consequence (as reasonably agreed upon by the U.S. Borrower and the Administrative Agent), all Foreign Subsidiaries will Guarantee all Secured Obligations to the extent they are legally permitted to do so; (iii) the U.S. Borrower will Guarantee all Secured Obligations of the Foreign Subsidiary Borrowers; and (iv) if requested by the Administrative Agent, all subsidiary and parent companies of any Foreign Subsidiary Borrower organized in the jurisdiction of such Foreign Subsidiary Borrower will Guarantee all Secured Obligations of such Foreign Subsidiary Borrower to the extent they are legally permitted to do so and such guarantee will not result in a material adverse tax consequence (as reasonably agreed upon by the U.S. Borrower and the Administrative Agent). Notwithstanding the foregoing, Securitization Entities shall not be required to be Guarantors.

(b)     If any Foreign Subsidiaries could not execute a Guaranty for all Secured Obligations because that Guaranty would result in a material adverse tax consequence (as reasonably agreed upon by the U.S. Borrower and the Administrative Agent), then the Administrative Agent reserves the right (i) to require that 65% (or such greater amount that may be pledged without a material adverse tax consequence) of the Equity Interests of such Foreign Subsidiaries that are owned directly by the U.S. Borrower or a Domestic Subsidiary be pledged pursuant to Collateral Documents satisfactory to the Administrative Agent and (ii) to require that 65% (or such greater amount that may be pledged without a material adverse tax consequence, as reasonably agreed upon by the U.S. Borrower and the Administrative Agent) of the Equity Interests of any other such Foreign Subsidiary be pledged pursuant to Collateral Documents satisfactory to the Administrative Agent to the extent such pledge is legally permitted and such pledge will not result in a material tax consequence (as reasonably agreed upon by the U.S. Borrower and the Administrative Agent).

(c)    Notwithstanding the foregoing, the U.S. Borrower shall not be obligated to cause certain Subsidiaries to deliver the Guaranties required under Section 2.22(a) above or cause the pledge of the Equity Interests of certain Foreign Subsidiaries required under Section 2.22(b) to the extent that all such Subsidiaries that have not delivered the Guaranties required under Section 2.22(a) above and all such Foreign Subsidiaries that are required to have their Equity Interests pledged under Section 2.22(b) have not had 65% or more of their Equity Interests pledged under Section 2.22(b) would not constitute a Significant Subsidiary if considered as one Subsidiary. In making such determination under this Section 2.22(c), the assets or income of any Subsidiary shall be determined using the consolidated assets and income of such Subsidiary and its subsidiaries.

(d)    Each of the Borrowers agrees that it will promptly notify the Administrative Agent if any additional Guaranties or pledges of the Equity Interests of Foreign Subsidiaries are required at any time by the terms of Sections 2.22(a), (b) and (c) above (whether due to the formation or acquisition of any Subsidiary, any increase in the assets or income of any Subsidiary or due to any other reason that would require additional Guaranties or pledges of the Equity Interests of Foreign Subsidiaries under the terms of Sections 2.22(a), (b) and (c) above). Each of the Borrowers agrees that it will and will promptly cause each such Subsidiary to execute and deliver, promptly upon the request of the Administrative Agent, such additional Guaranties or Collateral Documents and other agreements, documents and instruments, each in form and substance satisfactory to the Administrative Agent, sufficient to grant to the Administrative Agent, for the benefit of the Lenders and the Administrative Agent, the Guaranties and Liens required by this Agreement and the Collateral Documents. Each Borrower shall deliver, and cause each such Subsidiary to deliver, to the Administrative Agent all such certificates, legal opinions, share certificates and stock powers, lien searches, organizational and other charter documents, resolutions and other documents and agreements as the Administrative Agent may request in connection with any Guaranties or pledges of the Equity Interests of any Foreign Subsidiaries or otherwise in connection with any Foreign Subsidiary Borrowers.

(e)    Notwithstanding the foregoing, the Guaranties and Collateral required under this Section 2.22 (other than the Guarantee of the U.S. Borrower of all Secured Obligations of the Foreign Subsidiary Borrowers, which shall continue in full force and effect at all times), if no Default exists and if the Liens on the Collateral and all Guarantees of Subsidiaries in favor of the holders of the Senior Notes and other obligations pursuant to the Master Note Purchase Agreement, of the lenders under the 2008 Term Loan Agreement and of any other lenders secured by the Collateral are released (either automatically by operation of the applicable agreements upon the release under this Section 2.22(e) or by any additional agreements under which such release occurs prior to or simultaneously with the release under this Section 2.22(e)), then the Guaranties and Collateral required under this Section 2.22 (other than the Guarantee of the U.S. Borrower of all Secured Obligations of the Foreign Subsidiary Borrowers) shall be released upon the occurrence of a Release Date and shall not be required during a Release Period, provided that the Guaranties and Collateral required under this Section 2.22 that have been so released shall be reinstated upon the occurrence of a Trigger Date thereafter and the U.S. Borrower agrees to execute and deliver, and cause its Subsidiaries to execute and deliver, such Guaranties, Collateral Documents and other documents required under this Section 2.22 promptly after a Trigger Date upon the request of the Administrative Agent. The U.S. Borrower agrees to promptly provide all notices and certificates to the holders of the Senior Notes under the Master Note Purchase Agreement, and take such other actions that may be required, with respect to the release of the Lien on the Collateral and release of the Guarantees of Subsidiaries as described in this Section 2.22(e).

SECTION 2.23 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.11(a);

(b) the Commitments and Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c) if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)    all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective

Applicable Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments and (y) no non-Defaulting Lender's Revolving Credit Exposures plus such non-Defaulting Lender's Applicable Adjusted Percentage of such Defaulting Lender’s Swingline Exposure and LC Exposure exceeds such non-Defaulting Lender's Revolving Commitment;

(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within two Business Days following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Bank only the Borrowers' obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.05(j) for so long as such LC Exposure is outstanding;

(iii)    if any Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, such Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)    if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.11(a) and Section 2.11(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v)    if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.23(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.23(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Bank, as the case may be, shall have entered into arrangements with the Borrowers or such Lender, satisfactory to the Swingline Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the U.S. Borrower, the Swingline Lender and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such

Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

SECTION 2.24     Replacement of Existing Facilities. The parties hereto acknowledge and agree that (a) this Agreement replaces the Existing 2010 Credit Agreement and the Existing 2011 Term Loan Agreement; (b) the Permitted Limit under the Intercreditor Agreement with respect to the Existing 2010 Credit Agreement is $700,000,000 and the Permitted Limit with respect to the Existing 2011 Term Loan Agreement is $250,000,000; (c) as a replacement for both the Existing 2010 Credit Agreement and the Existing 2011 Term Loan Agreement, the Permitted Limit with respect to this Agreement is $950,000,000 and no notice is required under the Intercreditor Agreement to establish such Permitted Limit; and (d) this Agreement and the Loan Documents constitute “Financing Documents” under and as defined in the Intercreditor Agreement.

ARTICLE III

Representations and Warranties

In order to induce the Lenders and the Administrative Agent to enter into this Agreement, each Borrower represents and warrants to each Lender and the Administrative Agent, that the following statements are true, correct and complete:

SECTION 3.01. Organization; Powers. Each of the U.S. Borrower and its Subsidiaries is duly organized, validly existing and in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions are within each Loan Party's corporate powers and have been duly authorized by all necessary corporate, stockholder, shareholder and other action. Each Loan Document has been duly executed and delivered by each Loan Party party thereto and assuming due execution and delivery by all parties other than the Loan Parties, constitutes a legal, valid and binding obligation of each Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the U.S. Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the U.S. Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the U.S. Borrower or any of its Subsidiaries, and (d) will not result in the creation or imposition of any

Lien on any asset of the U.S. Borrower or any of its Subsidiaries, except to the extent such violation or default or Lien, could not, in the case of subparts (c) or (d) reasonably be expected to result in a Material Adverse Effect.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The U.S. Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the Fiscal Year ended June 25, 2011, reported on by Ernst and Young LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the U.S. Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, except as may be indicated in the notes thereto and subject to year‑end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) Since June 25, 2011, there has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of the U.S. Borrower and its Subsidiaries, taken as a whole.

SECTION 3.05. Properties. (a) Each of the U.S. Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except where such failure to have good title or valid leasehold interests could not reasonably be expected to result in a Material Adverse Effect. None of the assets of the U.S. Borrower or any of its Subsidiaries is subject to any Lien other than Liens permitted under Section 6.02.

(b) Each of the U.S. Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the U.S. Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the U.S. Borrower, threatened against or affecting the U.S. Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters and as set forth in the SEC Documents) or (ii) that involve this Agreement or the Transactions.

(b)  Except as set forth in the SEC Documents and the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the U.S. Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c)  Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.07. Compliance with Laws and Agreements. Except as set forth in the SEC

Documents and the Disclosed Matters, each of the U.S. Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08. Investment Company Status. Neither the U.S. Borrower nor any of its Subsidiaries is an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes. Except as set forth in the Disclosed Matters, each of the U.S. Borrower and its Subsidiaries has timely (after taking into account all available extensions) filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the U.S. Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. Each of the U.S. Borrower, the Subsidiaries and the ERISA Affiliates is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans and the regulations and published interpretations thereunder and any similar applicable non-U.S. law, except for such noncompliance that could not reasonably be expected to have a Material Adverse Effect. The excess of the present value of all benefit liabilities under each Plan of the U.S. Borrower, the Subsidiaries and the ERISA Affiliates (based on those assumptions used to fund such Plan), as of the last annual valuation date applicable thereto for which a valuation is available, over the value of the assets of such Plan could not reasonably be expected to have a Material Adverse Effect, and the excess of the present value of all benefit liabilities of all underfunded Plans (based on those assumptions used to fund each such Plan) as of the last annual valuation dates applicable thereto for which valuations are available, over the value of the assets of all such underfunded Plans could not reasonably be expected to have a Material Adverse Effect. Each of the U.S. Borrower and the Subsidiaries is in compliance (i) with all applicable provisions of law and all applicable regulations and published interpretations thereunder with respect to any employee pension benefit plan or other employee benefit plan governed by the laws of a jurisdiction other than the United States and (ii) with the terms of any such plan, except, in each case, for such noncompliance that could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.11. Disclosure. The U.S. Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions known to the U.S. Borrower to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the U.S. Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect; provided that, with respect to projected financial information, the U.S. Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.12 Use of Advances. Each Borrower will use the proceeds of the Advances for refinancing existing indebtedness, working capital, its general corporate purposes and Acquisitions. Neither the U.S. Borrower nor any of its Subsidiaries extends or maintains, in the ordinary course of business, credit for the purpose, whether immediate, incidental, or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any Advance will be used in any manner that is in violation of any applicable law or regulation (including without limitation Regulations U or X of the Board). After applying the proceeds of each Advance, Margin Stock will not constitute more than 25% of the value of the assets (either of any Borrower alone or of the U.S. Borrower and its Subsidiaries on a consolidated basis) that are subject to any provisions of this Agreement that may cause the Advances to be deemed secured, directly or indirectly, by Margin Stock.

SECTION 3.13 Labor Matters. There are no labor controversies pending or, to the best of the U.S. Borrower's knowledge, threatened against the U.S. Borrower or any Subsidiary, which could reasonably be expected to have a Material Adverse Effect.

SECTION 3.14 Replacement of Existing Facilities. The Permitted Limit under the Intercreditor Agreement with respect to this Agreement is $950,000,000 as of the Closing Date and this Agreement and the Loan Documents constitute “Financing Documents” under and as defined in the Intercreditor Agreement. The Transactions are permitted under each of the Senior Notes and the 2008 Term Loan Agreement.

ARTICLE IV

Conditions

SECTION 4.01. Closing Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on or after November 3, 2011 on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each Lender and Loan Party hereto either (i) a counterpart of each Loan Document to which it is a party signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page) that such party has signed a counterpart of each such Loan Document.

(b) The Administrative Agent shall have received the favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of counsel for the U.S. Borrower and the Guarantors substantially in the form of Exhibits H-1 and covering such other matters relating to the U.S. Borrower and the Guarantors, this Agreement or the Transactions as the Administrative Agent may reasonably request. The Borrowers hereby request such counsels to deliver such opinions.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Loan Parties, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(d) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by the President, a Vice President or a Financial Officer of the U.S. Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(e) All fees and other amounts due and payable on or prior to the Closing Date shall be paid, including, to the extent invoiced by the relevant Person, reimbursement or payment of all out‑of‑pocket expenses required to be reimbursed or paid by the U.S. Borrower hereunder on the Closing Date.

(f) The Administrative Agent shall have received a certificate from a Financial Officer concerning the solvency and other appropriate factual information with respect to the U.S. Borrower and its Subsidiaries in form and substance satisfactory to the Administrative Agent with respect to solvency.

(i) All legal (including tax implications) and regulatory matters shall be reasonably satisfactory to the Administrative Agent and all due diligence reviews of all litigation of the U.S. Borrower and its Subsidiaries.

(j) An amendment to the 2008 Term Loan Agreement shall be effective simultaneously with this Agreement and conforming all covenants and defaults thereunder to the covenants and defaults hereunder in a manner reasonably satisfactory to the Administrative Agent.

(k) Simultaneously with disbursement of the initial Loan hereunder, all indebtedness pursuant to the Existing 2010 Credit Agreement and the Existing 2011 Term Loan Agreement through the Closing Date (pursuant to funding procedures among the Lenders and the Borrowers as detailed by the Administrative Agent on or prior to the Closing Date), shall be paid in full and the commitments under the Existing 2010 Credit Agreement shall be terminated.

(l) The Loan Parties shall have delivered such other documents as the Administrative Agent or its counsel may have reasonably requested.

The Administrative Agent shall notify the Borrowers and the Lenders of the Closing Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., Chicago time, on November 30, 2011 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)  The representations and warranties of the Loan Parties (provided that the representation and warranty in Section 3.04(b) shall be excluded during a Release Period) set forth in the Loan Documents shall be true and correct in all material respects (except that any representation or warranty which is already qualified as to materiality or by reference to Material Adverse Effect shall be true and correct in all respects) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, with the same effect as if made on and as of such date (other than those representations and warranties that by their terms expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date); and

(b)  At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

SECTION 4.03. Credit Events Relating to Foreign Subsidiary Borrowers. The obligations of (x) the Lenders to make Loans to any Foreign Subsidiary that becomes a Foreign Subsidiary Borrower after the Closing Date and (y) any Ancillary Lender to make available an Ancillary Facility to such Foreign Subsidiary Borrower, in each case to the extent designated in accordance with Section 2.19, are subject to the satisfaction of the following conditions (which are in addition to the conditions contained in Sections 4.01 and 4.02):

(a) the Administrative Agent (or its counsel) shall have received a Foreign Subsidiary Borrower Agreement with respect to such Foreign Subsidiary Borrower duly executed by all parties thereto; and

(b) the Administrative Agent shall have received such documents (including without limitation legal opinions substantially in the form of Exhibit H-2, with such changes thereto as agreed to by the Administrative Agent) and certificates as the Administrative Agent or its counsel may reasonably request relating to the formation, existence and good standing of such Foreign Subsidiary Borrower, the authorization of Borrowings as they relate to such Foreign Subsidiary Borrower and any other legal matters relating to such Foreign Subsidiary Borrower or its Foreign Subsidiary Borrower Agreement, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the U.S. Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements; Ratings Change and Other Information. The U.S. Borrower will furnish to the Administrative Agent:

(a) within 90 days (or such earlier date as the Company may be required to file its applicable annual report on Form 10-K by the rules and regulations of the SEC) after the end of each Fiscal Year of the U.S. Borrower, its audited consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by Ernst and Young LLP or other independent public accountants of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the U.S. Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (except as may be indicated in the notes thereto);

(b) within 45 days (or such earlier date as the Company may be required to file its applicable quarterly report on Form 10-Q by the rules and regulations of the SEC) after the end of each of the first three Fiscal Quarters of each Fiscal Year of the U.S. Borrower, its consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the U.S. Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the U.S. Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.10 and 6.11 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e)  promptly after Moody’s or S&P shall have announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change; and

(f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the U.S. Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

Information required to be delivered pursuant to this Section 5.01 shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access or such reports shall be available on the website of the SEC at http://www.sec.gov or on the U.S. Borrower's website at http://www.perrigo.com. Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the

Administrative Agent.

SECTION 5.02. Notices of Material Events. The U.S. Borrower will furnish to the Administrative Agent prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the U.S. Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the U.S. Borrower and its Subsidiaries in an aggregate amount exceeding $5,000,000; and

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the U.S. Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. The U.S. Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04. Payment of Obligations. The U.S. Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the U.S. Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties; Insurance; Accounts. The U.S. Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted (except for disposition of assets permitted under this Agreement), and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.06. Books and Records; Inspection Rights. The U.S. Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The U.S. Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. The U.S. Borrower will take all action required by the Administrative Agent to permit the Administrative Agent and the Lenders to rely on its annual audit. Except as specified in the definitions of Fiscal Quarters and Fiscal Year, the U.S. Borrower will not change its Fiscal Quarters or Fiscal Year.

SECTION 5.07. Compliance with Laws. The U.S. Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08. Use of Proceeds and Letters of Credit. The proceeds of the Loans and Letters of Credit will be used only for general corporate purposes of the U.S. Borrower and its Subsidiaries in the ordinary course of business. No part of the proceeds of any Loan nor any Letter of Credit will be used, whether directly or indirectly, for any purpose or in any manner that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 5.09 Additional Covenants. If at any time the U.S. Borrower, any other Borrower, any Guarantor or any Foreign Subsidiary that is required to have 65% or more of its Equity Interests pledged under Section 2.22 shall enter into or be a party to any instrument or agreement, including all such instruments or agreements in existence as of the date hereof and all such instruments or agreements entered into after the date hereof, relating to or amending any provisions applicable to any of its Indebtedness which in the aggregate, together with any related Indebtedness, exceeds $100,000,000, but excluding Exempt Foreign Subsidiary Debt, which includes financial covenants or the equivalent thereof not substantially provided for in this Agreement or more favorable to the lender or lenders thereunder than those provided for in this Agreement, then the U.S. Borrower shall promptly so advise the Administrative Agent and the Lenders. If the Administrative Agent or the Required Lenders shall request, upon notice to the U.S. Borrower, the Administrative Agent and the Lenders shall enter into an amendment to this Agreement or an additional agreement (as the Administrative Agent may request), providing for substantially the same financial covenants or the equivalent thereof as those provided for in such instrument or agreement to the extent required and as may be selected by the Administrative Agent.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the U.S. Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Non-Guarantor Subsidiary Indebtedness. The U.S. Borrower will not permit any Non-Guarantor Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(a)    Indebtedness created hereunder;

(b)     Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

(c)     Indebtedness resulting from loans permitted by Section 6.04(d);

(d)     Indebtedness pursuant to Permitted Securitization Transactions provided that the aggregate outstanding principal amount of the Indebtedness under all Permitted Securitization Transactions of all Non-Guarantor Subsidiaries and of the U.S. Borrower and all of its other Subsidiaries shall not exceed $250,000,000; and

(e)     other Indebtedness in an aggregate amount not exceed an amount equal to 15% of Consolidated Total Tangible Assets.

SECTION 6.02. Liens. The U.S. Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)     Permitted Encumbrances;

(b)     Liens on any property or asset of the U.S. Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the U.S. Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof, as reduced from time to time;

(c)    Precautionary UCC filings with respect to operating leases of the U.S. Borrower or any Domestic Subsidiary;

(d)    Liens on assets of Subsidiaries solely in favor of the U.S. Borrower or a Guarantor as secured party and securing Indebtedness owing by a Subsidiary to the U.S. Borrower or a Guarantor;

(e)    Liens on the Collateral securing, on a pro rata basis, the Secured Obligations hereunder, the "Secured Obligations" as defined in the 2008 Term Loan Agreement (provided that the aggregate principal amount outstanding thereunder shall not exceed $200,000,000, as reduced from time to time), the Indebtedness under the Senior Notes (provided that the aggregate principal amount outstanding thereunder shall not exceed $965,000,000, as reduced from time to time) and the other obligations defined as "Secured Obligations" under the Intercreditor Agreement, all subject to the terms of the Intercreditor Agreement and the other Collateral Documents and related agreements governing the pro rata sharing of the Collateral and other rights and terms with respect to the Collateral (and the Administrative Agent is authorized by each Lender to execute the Intercreditor Agreement and such other Collateral Documents and related agreements on behalf of each such Lender (including without limitation such joinders, amendments and supplements thereto) to implement such Liens and pro rata sharing of the Collateral and other rights and terms as determined by the Administrative Agent);

(f)    Liens in favor of the Issuing Bank on cash collateral securing the obligations of a Defaulting Lender to fund risk participations hereunder;

(g)    Liens (in addition to the Liens permitted above in this Section 6.02) on assets of the U.S. Borrower and its Subsidiaries securing indebtedness in the aggregate less than an amount equal to 5% of Consolidated Total Tangible Assets, provided that such Liens assumed or created in connection with an Acquisition after the Closing Date may secure Indebtedness in an aggregate amount of up to $25,000,000 in excess of 5% of Consolidated Total Tangible Assets for a period of time not to exceed 60 days after any such Acquisition; and

(h)     Liens (in addition to the Liens permitted above in this Section 6.02) on assets of the U.S. Borrower's Foreign Subsidiaries assumed or created in connection with an Acquisition after the Closing Date and not created in contemplation of such Acquisition and securing Indebtedness in the aggregate less than an amount equal to 10% of Consolidated Total Tangible Assets, provided that such Liens may secure Indebtedness in an aggregate amount of up to $25,000,000 in excess of 10% of Consolidated Total Tangible Assets for a period of time not to exceed 60 days after any such Acquisition.

SECTION 6.03. Fundamental Changes. The U.S. Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge into the U.S. Borrower in a transaction in which the U.S. Borrower is the surviving corporation, (ii) any Person (other than the U.S. Borrower) may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the U.S. Borrower or to another Subsidiary and (iv) any Subsidiary may liquidate or dissolve if the U.S. Borrower determines in good faith that such liquidation or dissolution is in the best interests of the U.S. Borrower and is not materially disadvantageous to the Lenders; provided that any such merger involving (A) a Person that is not a Wholly-Owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04 and (B) a Foreign Subsidiary Borrower shall result in the Foreign Subsidiary Borrower being the survivor or the survivor being a Foreign Subsidiary and assuming the obligations of such Foreign Subsidiary Borrower pursuant to documentation satisfactory to the Administrative Agent.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The U.S. Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Wholly-Owned Subsidiary prior to such merger) any Equity Interests, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or make any Acquisition, except:

(a)     Permitted Investments;

(b)     Investments, loans and advances existing on the date hereof and set forth in Schedule 6.04 and extensions, renewals and replacements thereof that do not increase the outstanding amount thereof, as reduced from time to time;

(c)     Investments in a Securitization Entity in connection with Permitted Securitization Transactions and in an aggregate outstanding amount acceptable to the Administrative Agent and required to consummate the Permitted Securitization Transactions plus accounts or notes receivable permitted to be transferred to a Securitization Entity in connection with Permitted Securitization Transactions;

(d)     Investments, loans or advances made by (i) the U.S. Borrower or any Subsidiary to the U.S. Borrower or any Domestic Subsidiary that is a Guarantor, (ii) any Foreign Subsidiary that is not a Guarantor to any Subsidiary, or (iii) during a Release Period, the U.S. Borrower or any Subsidiary to the U.S. Borrower or any Subsidiary;

(e)     Acquisitions, provided that: (i) before and after giving pro forma effect thereto (as of the end of the most recently ended Fiscal Quarter of the U.S. Borrower), no Default exists or would be caused thereby and (ii) if such Acquisition involves the acquisition of Equity Interests, the consummation of such Acquisition has been recommended by the Board of Directors and management of the target of such Acquisition;

(f)    Guarantees (i) by the U.S. Borrower or any Subsidiary of Indebtedness of the U.S. Borrower or any Domestic Subsidiary that is a Guarantor, (ii) by any Foreign Subsidiary that is not a Guarantor of any Indebtedness of any Subsidiary, or (iii) of any of the Obligations; and

(g)    Guarantees, investments, loans or advances not otherwise permitted by this Section 6.04 not in excess of fifteen percent (15%) of Consolidated Total Assets in the aggregate.

SECTION 6.05. Swap Agreements. The U.S. Borrower will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the U.S. Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the U.S. Borrower or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the U.S. Borrower or any Subsidiary.

SECTION 6.06. Restricted Payments. The U.S. Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the U.S. Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, and (c) the U.S. Borrower may make Restricted Payments with respect to its Equity Interests so long as no Default exists or would be caused thereby.

SECTION 6.07. Transactions with Affiliates. The U.S. Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the U.S. Borrower or such Subsidiary than could be obtained on an arm's-length basis from unrelated third parties, (b) transactions between or among the U.S. Borrower and its Wholly-Owned Subsidiaries not involving any other Affiliate and (c) any Restricted Payment permitted by Section 6.06.

SECTION 6.08. Restrictive Agreements. The U.S. Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the U.S. Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its Equity Interests or to make or repay loans or advances to the U.S. Borrower or any other Subsidiary or to Guarantee Indebtedness of the U.S. Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.08 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, and (v) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof.

SECTION 6.09. Disposition of Assets; Etc. The U.S. Borrower will not, and will not permit any of its Subsidiaries to, sell, lease, license, transfer, assign or otherwise dispose of any of its business, assets, rights, revenues or property, real, personal or mixed, tangible or intangible, whether in one or a series of transactions, other than inventory sold in the ordinary course of business upon customary credit terms, sales of scrap or obsolete material or equipment, the lapse of intellectual property of the Borrowers or any of their Subsidiaries that is no longer useful or material to their business and sales of fixed assets the proceeds of which are used to purchase other property of a similar nature of at least equivalent value within 180 days of such sale, provided, however, that this Section 6.09 shall not (a) prohibit any sale or other transfer of an interest in accounts or notes receivable to a Securitization Entity pursuant to Permitted Securitization Transactions if the aggregate outstanding principal amount of the Indebtedness under all Permitted Securitization Transactions does not exceed $250,000,000, (b) prohibit any sale or other transfer of any asset of the U.S. Borrower or any Subsidiary to the U.S. Borrower or any Domestic Subsidiary that is a Guarantor and (c) prohibit any such sale, lease, license, transfer, assignment or other disposition if in any Fiscal Year of the U.S. Borrower, the aggregate book value (disregarding any write-downs of such book value other than ordinary depreciation and amortization) of all of the business, assets, rights, revenues and property disposed of shall be less than 20% of the aggregate book value of the Consolidated Total Assets as of the end of the immediately preceding Fiscal Year and the business, assets, rights, revenues and property disposed of shall be responsible for less than 20% of the consolidated net sales or net income of the U.S. Borrower and its Subsidiaries for the immediately preceding Fiscal Year, and if immediately after any such transaction, no Default shall exist or shall have occurred and be continuing.

SECTION 6.10. Leverage Ratio. The U.S. Borrower will not permit the Leverage Ratio to exceed 3.25 to 1.0 as of the end of any Fiscal Quarter; provided that, upon the written election by the U.S. Borrower to the Administrative Agent not later than the last day of the Fiscal Quarter in which a Qualified Acquisition is consummated, the U.S. Borrower may elect that the permitted Leverage Ratio hereunder may be greater than 3.25 to 1.00, but in no event greater than 3.50 to 1.00, on such last day of such Fiscal Quarter and on the last day of each of the three Fiscal Quarters next succeeding such Fiscal Quarter.

SECTION 6.11. Interest Coverage Ratio. The U.S. Borrower will not permit the Interest Coverage Ratio to be less than 3.0 to 1.0 as of the end of any Fiscal Quarter.

ARTICLE VII

Events of Default

If any of the following events ("Events of Default") shall occur:

(a) any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the U.S. Borrower or any Subsidiary in or in connection with this Agreement, any other Loan Document or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) any Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01, 5.02, 5.03 (with respect to any Borrower's existence), 5.06 (with respect to inspection rights) or 5.08 or in Article VI;

(e) any Borrower or any other Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the U.S. Borrower (which notice will be given at the request of any Lender);

(f) the U.S. Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace periods);

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the U.S. Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the U.S. Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the U.S. Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the U.S. Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the U.S. Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate Dollar Equivalent amount in excess of $20,000,000 shall be rendered against the U.S. Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the U.S. Borrower or any Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, results in liabilities in an aggregate Dollar Equivalent amount in excess of $20,000,000;

(m) Any Loan Document shall fail to remain in full force or effect or provide the Lien or Guarantee intended to be provided, or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Loan Document, or any Borrower or any other Loan Party shall deny that it has any further liability under any Loan Document to which it is a party, or shall give notice to such effect; or

(n) a Change in Control shall occur;

then, and in every such event (other than an event with respect to any Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the U.S. Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to any Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

ARTICLE VIII

The Agents

SECTION 8.01. Appointment. (a) In order to expedite the transactions contemplated by this Agreement, (i) JPMorgan is hereby appointed to act as Administrative Agent and an Issuing Bank, (ii) Bank of America, N.A. and Morgan Stanley Senior Funding, Inc. are each hereby appointed to act as a Syndication Agent, and (iii) Wells Fargo Bank, N.A. and HSBC Bank USA, N.A., are each hereby appointed to act as a Documentation Agent. Each of the Lenders, each assignee of any such Lender and each Ancillary Lender hereby irrevocably authorizes the Administrative Agent to take such actions on behalf of such Lender, assignee or Ancillary Lender and to exercise such powers as are specifically delegated to the Administrative Agent by the terms and provisions hereof and of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent is hereby expressly authorized by the Lenders, each Ancillary Lender and each Issuing Bank, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders and such Issuing Bank all payments of principal of and interest on the Loans, all payments in respect of LC Disbursements and all other amounts due to the Lenders and such Issuing Bank hereunder, and promptly to distribute to each Lender or such Issuing Bank its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders and each of the Ancillary Lenders of any Event of Default specified in this Agreement of which the Administrative Agent has actual knowledge acquired in connection with the performance of its duties as Administrative Agent hereunder; and (c) to distribute to each Lender and each Ancillary Lender copies of all notices, financial statements and other materials delivered by any Borrower pursuant to this Agreement as received by the Administrative Agent. Upon receipt by the Administrative Agent of any of the reports, notices or certificates required to be delivered by the U.S. Borrower under Section 5.01 or 5.02, the Administrative Agent shall promptly deliver the such reports, notices or certificates to the Lenders.

(b) Neither any of the Agents nor any of their respective directors, officers, employees or agents shall be liable as such for any action taken or omitted by any of them except for its or his own gross negligence or willful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by the Borrowers or any other Loan Party of any of the terms, conditions, covenants or agreements contained in any Loan Document. No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the U.S. Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent under Article IV. The Agents shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Lenders and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders and all the Ancillary Lenders. Each Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons. Neither the Agents nor any of their respective directors, officers, employees or agents shall have any responsibility to any Borrower or any other Loan Party or any other party hereto on account of the failure, delay in performance or breach by, or as a result of information provided by, any Lender, Ancillary Lender or Issuing Bank of any of its obligations hereunder or to any Lender, Ancillary Lender or Issuing Bank on account of the failure of or delay in performance or breach by any other Lender, Ancillary Lender or Issuing Bank or any Borrower or any other Loan Party of any of their respective obligations hereunder or under any other Loan Document or in connection herewith or therewith. Each Agent may execute any and all duties hereunder by or through agents or employees and shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

SECTION 8.02. Nature of Duties. The Lenders and the Ancillary Lenders hereby acknowledge that no Agent shall be under any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Required Lenders. The Lenders and the Ancillary Lenders further acknowledge and agree that so long as an Agent shall make any determination to be made by it hereunder or under any other Loan Document in good faith, such Agent shall have no liability in respect of such determination to any person. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Loan Documents or otherwise exist against any Agent.

SECTION 8.03. Resignation by the Agents. Subject to the appointment and acceptance of a successor Agent as provided below, any Agent may resign at any time by notifying the Lenders and the U.S. Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor with the consent of the U.S. Borrower (not to be unreasonably withheld or delayed). If no successor shall have been so appointed by the Required Lenders and approved by the U.S. Borrower and shall have accepted such appointment within 45 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Ancillary Lenders with the consent of the U.S. Borrower (not to be unreasonably withheld or delayed), appoint a successor Agent which shall be a bank with an office in New York, New York and an office in London, England (or a bank having an Affiliate with such an office) having a combined capital and surplus (including its parent company) having a Dollar Equivalent that is not less than $500,000,000 or an Affiliate of any such bank. Upon the acceptance of any appointment as Agent hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations hereunder. After the Agent's resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

SECTION 8.04. Each Agent in its Individual Capacity. With respect to the Loans made by it hereunder and Ancillary Facilities made available by it, each Agent in its individual capacity and not as Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not an Agent, and the Agents and their Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Borrower or any of the Subsidiaries or other Affiliates thereof as if it were not an Agent.

SECTION 8.05. Indemnification. Each Lender and each Ancillary Lender agrees (a) to reimburse the Agents and their Related Parties, on demand, in the amount of its pro rata share (based on its Commitments hereunder (or if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of its applicable outstanding Loans or participations in LC Disbursements, as applicable)) of any reasonable expenses incurred for the benefit of the Lenders and Ancillary Lenders by the Agents, including counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders and Ancillary Lenders, which shall not have been reimbursed by the U.S. Borrower and (b) to indemnify and hold harmless each Agent and any of their Related Parties, on demand, in the amount of such pro rata share, from and against any and all liabilities,

Taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against it in its capacity as Agent or any of them in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by it or any of them under this Agreement or any other Loan Document, to the extent the same shall not have been reimbursed by the U.S. Borrower, provided that no Lender shall be liable to an Agent or any of their Related Parties for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or wilful misconduct of such Agent or such Related Party, as the case may be.

SECTION 8.06. Lack of Reliance on Agents. Each Lender and each Ancillary Lender acknowledges that it has, independently and without reliance upon the Agents, any Lender or any Ancillary Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Ancillary Lender also acknowledges that it will, independently and without reliance upon the Agents, any other Lender or any Ancillary Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

SECTION 8.07.     Designation of Affiliates. The Administrative Agent shall be permitted from time to time to designate one of its Affiliates (which includes any branches of the Administrative Agent or any of its Affiliates) to perform the duties to be performed by the Administrative Agent hereunder with respect to Loans and Borrowings denominated in Foreign Currencies or with respect to any other matters under the Loan Documents. The provisions of this Article VIII shall apply to any such Affiliate mutatis mutandis.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to a Borrower, to it at 515 Eastern Avenue, Allegan, Michigan, 49101, Attention of Michael Kelly, assistant treasurer (Telecopy No. (269) 673-1440; e-mail: michael.kelly@perrigo.com) or, in the case of any Borrower under an Ancillary Facility, as otherwise specified in the related Ancillary Facility Documents;

(ii) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 10 S. Dearborn St., Chicago, Illinois, 60670, Attention of Teresita Siao (Telecopy No. (888) 266-8059; e-mail: jpm.agency.servicing.5@jpmchase.com) and, in the case of any Loan denominated in a Foreign Currency, to the London Administrative Office at J.P. Morgan Europe Limited, 125 London Wall, London EC2Y 5AJ, Attention: Manager, telecopy No. +44 207 777 2360;

(iii) if to the Issuing Bank other than the Administrative Agent, to it at the address or telecopy number set forth separately in writing to the Administrative Agent; and

(iv) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02. Waivers; Amendments. (a)  No failure or delay by any Agent, Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Agent, Lender or Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender directly affected thereby, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender directly affected thereby (it being understood and agreed that (x) any increase in the total Commitments and related modifications approved by each Lender increasing any of its Commitments and by the Required Lenders shall not be deemed to alter the manner in which payments are shared or alter any other pro rata sharing of payments and (y) any “amend-and-extend” transaction that extends the Maturity Date only for those Lenders that agree to such an extension (which extension may include increased pricing and fees for such extending Lenders, and which extension shall not apply to those Lenders that do not approve such extension) shall not be deemed to alter the manner in which payments are shared or alter any other pro rata sharing of payments), (v) release any material Guarantor from its obligations under any Guaranty or release all or substantially all of the Collateral, except to the extent permitted hereunder (whether pursuant to any sale or other transfer of the relevant Guarantor or Collateral permitted hereunder or as otherwise permitted hereunder) or with the consent of all the Lenders, or (vi) change any of the provisions of this Section or the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any other Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such other Agent, such Issuing Bank or the Swingline Lender, as the case may be.

(c)    Each Lender hereby irrevocably authorizes the Administrative Agent, at its option and in its sole discretion, to release any Lien for the benefit of such Lender on any Collateral under the Collateral Documents (i) upon the termination of all Commitments and payment and satisfaction in full in cash of all Secured Obligations, (ii) constituting property being sold or disposed of if the Loan Party disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), (iii) with respect to property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, (iv) if such release is required or permitted under the relevant Collateral Document, (v) as required by law, or (vi) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII.

(d)    Notwithstanding anything herein to the contrary, Defaulting Lenders shall not be entitled to vote (whether to consent or to withhold its consent) with respect to any amendment, modification, termination or waiver and, for purposes of determining the Required Lenders, the Commitments and the Loans of such Defaulting Lender shall be disregarded except as provided in Section 2.23(b).

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, (a) this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers to each relevant Loan Document (i) to add one or more credit facilities (in addition to the New Term Loans) to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Lenders; and (b) amendments and other modifications to this Agreement and the other Loan Documents may be executed and shall be effective in accordance with the terms of Section 2.08(d) and (e) when signed by the parties required under Section 2.08(d) or (e), as applicable.

(f) Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent may, with the consent of the U.S. Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents as may be reasonably necessary or advisable to cure any error, ambiguity, omission, defect or inconsistency in order to more accurately reflect the intent of the parties, provided that (x) prior written notice of such proposed cure shall be given to the Lenders and (y) the Required Lenders do not object to such cure in writing to the Administrative Agent within five

Business Days of such notice.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a)  The U.S. Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Syndication Agents and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and the Syndication Agents, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Agents, the Issuing Banks or any Lender, including the reasonable fees, charges and disbursements of any counsel for any Agent, Issuing Bank or Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The U.S. Borrower shall indemnify each Agent, Issuing Bank and Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all liabilities, Taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against it, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the U.S. Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the U.S. Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, or in any other way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by it under this Agreement or any other Loan Document; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c) To the extent that the U.S. Borrower fails to pay any amount required to be paid by it to any Agent, Issuing Bank or Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to such Agent, Issuing Bank or Swingline Lender, as the case may be, such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against an Agent, Issuing Bank or Swingline Lender in its capacity as such.

(d) To the extent permitted by applicable law, the Borrowers shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void), provided that any merger of any Foreign Subsidiary Borrower with other Subsidiaries shall not be deemed an assignment provided that the resulting entity assumes all Obligations of such Foreign Subsidiary Borrower in a manner acceptable to the Administrative Agent, and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit or Swingline Lender that makes any Swingline Loan), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the U.S. Borrower, provided that (x) no consent of the U.S. Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee, and (y) the U.S. Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof; and

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) the Issuing Bank, provided that no consent of the Issuing Bank shall be     required for an assignment of all or any portion of a Term Loan.

As used herein, “Ineligible Institution” means a (a) natural person or (b) holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 or, in the case of a Term Loan, $1,000,000, unless each of the U.S. Borrower and the Administrative Agent otherwise consent, provided that no such consent of the U.S. Borrower shall be required if an Event of Default has occurred and is continuing and the U.S. Borrower shall be deemed to have consented unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the

Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b), 2.17(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of any Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a "Participant"), other than an Ineligible Institution, in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender's obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the requirements and limitations therein, including the requirements under Section 2.16(f) (it being understood that the documentation required under Section 2.16(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.17 and 2.18 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.14 or 2.16, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans or other obligations under this Agreement (the "Participant Register"); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant's interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d)  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower against any of and all the obligations of such Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of Michigan.

(b)  Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any Court of the State of Michigan and any court of the United States District Court sitting in Michigan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Michigan State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Borrower or its properties in the courts of any jurisdiction.

(c)  Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES

HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (g) with the consent of the U.S. Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than a Borrower. For the purposes of this Section, "Information" means all information received from any Borrower relating to the U.S. Borrower or any of its Subsidiaries or their business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by a Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies each Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Act.

SECTION 9.15. Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto (including any Foreign Subsidiary Borrower) agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of each Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the "Applicable Creditor") shall, notwithstanding any judgment in a currency (the "Judgment Currency") other than the currency in which such sum is stated to be due hereunder (the "Agreement Currency"), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrowers contained in this Section 9.15 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

ARTICLE X

Collection Allocation Mechanism

SECTION 10.01. Implementation of CAM. (a) On the CAM Exchange Date, (i) the Commitments and the Ancillary Commitments shall automatically and without further act be terminated as provided in Article VII, (ii) the principal amount of each Loan and LC Disbursement denominated in a Foreign Currency shall, automatically and with no further action required, be converted into the Dollar Equivalent, determined using the Exchange Rates calculated as of the CAM Exchange Date, of such amount and on and after such date all amounts accruing and owed to any Lender in respect of such Obligations shall accrue and be payable in Dollars at the rates otherwise applicable hereunder and (iii) each Lender shall automatically and without further act (and without regard to the provisions of Section 9.04) immediately be deemed to have acquired participations in the Swingline Loans, Revolving Loans, Ancillary Loans and Letters of Credit (including each Reserve Account established pursuant to Section 10.02 below) in an amount equal to such Lender's CAM Percentage. Each Lender shall make payments to the Applicable Agent for such participations, and the Applicable Agent shall distribute such payments to the appropriate Lender, in such manner and pursuant to such procedures determined by the Administrative Agent. Each Lender and each Borrower hereby consents and agrees to the CAM Exchange, and each Lender agrees that the CAM Exchange shall be binding upon its successors and assigns and any person that acquires a participation in its interests in any Advance. Each Borrower agrees from time to time to execute and deliver to the Administrative Agent all such promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Loans hereunder to the Administrative Agent against delivery of any promissory notes evidencing its interests in the Loans and Ancillary Loans so executed and delivered; provided, however, that the failure of any Borrower to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

(b) As a result of the CAM Exchange, upon and after the CAM Exchange Date, each payment received by the Applicable Agent pursuant to any Loan Document in respect of the Revolving Credit Exposures and the Ancillary Facility Exposures shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages. Any direct payment received by a Lender upon or after the CAM Exchange Date, including by way of set-off, in respect of any Revolving Credit Exposure or Ancillary Facility Exposure shall be paid over to the Applicable Agent for distribution to the Lenders in accordance herewith.

SECTION 10.02. Letters of Credit. (a) In the event that on the CAM Exchange Date any Letter of Credit shall be outstanding and undrawn in whole or in part, or any LC Disbursement shall not have been reimbursed either by the U.S. Borrower or with the proceeds of a Borrowing, each Lender shall promptly pay over to the Administrative Agent, in immediately available funds, an amount equal to such Lender's CAM Percentage of such undrawn face amount or (to the extent it has not already done so) such unreimbursed drawing, as applicable, together with interest thereon from the CAM Exchange Date to the date on which such amount shall be paid to the Administrative Agent at the rate that would be applicable at the time to an ABR Revolving Loan in a principal amount equal to such undrawn face amount or unreimbursed drawing, as applicable. The Administrative Agent shall establish a separate account (each, a "Reserve Account") or accounts for each Lender for the amounts received with respect to each such Letter of Credit pursuant to the preceding sentence. The Administrative Agent shall deposit in each Lender's Reserve Account such Lender's CAM Percentage of the amounts received from the Lenders as provided above. The Administrative Agent shall have sole dominion and control over each Reserve Account, and the amounts deposited in each Reserve Account shall be held in such Reserve Account until withdrawn as provided in paragraph (b), (c), (d) or (e) below. The Administrative Agent shall maintain records enabling it to determine the amounts paid over to it and deposited in the Reserve Accounts in respect of each Letter of Credit and the amounts on deposit in respect of each Letter of Credit attributable to each Lender's CAM Percentage. The amounts held in each Lender's Reserve Account shall be held as a reserve against the LC Exposures, shall be the property of such Lender, shall not constitute Loans to or give rise to any claim of or against any Borrower and shall not give rise to any obligation on the part of the U.S. Borrower to pay interest to such Lender, it being agreed that the reimbursement obligations in respect of Letters of Credit shall arise only at such times as drawings are made thereunder, as provided in Section 2.05.

(b) In the event that after the CAM Exchange Date any drawing shall be made in respect of a Letter of Credit, the Administrative Agent shall, at the request of the applicable Issuing Bank withdraw from the Reserve Account of each Lender any amounts, up to the amount of such Lender's CAM Percentage of such drawing deposited in respect of such Letter of Credit and remaining on deposit and deliver such amounts to such Issuing Bank in satisfaction of the reimbursement obligations of the Lenders under Section 2.05(d) (but not of the U.S. Borrower under Section 2.05(e)). In the event that any Lender shall default on its obligation to pay over any amount to the Administrative Agent as provided in this Section 10.02, the applicable Issuing Bank shall have a claim against such Lender to the same extent as if such Lender had defaulted on its obligations under Section 2.05(d), but shall have no claim against any other Lender in respect of such defaulted amount, notwithstanding the exchange of interests in the applicable Borrower's reimbursement obligations pursuant to Section 10.01. Each other Lender shall have a claim against such defaulting Lender for any damages sustained by it as a result of such default, including, in the event that such Letter of Credit shall expire undrawn, its CAM Percentage of the defaulted amount.

(c) In the event that after the CAM Exchange Date any Letter of Credit shall expire undrawn, the

Administrative Agent shall withdraw from the Reserve Account of each Lender the amount remaining on deposit therein in respect of such Letter of Credit and distribute such amount to such Lender.

(d) With the prior written approval of the Administrative Agent (not to be unreasonably withheld), any Lender may withdraw the amount held in its Reserve Account in respect of the undrawn amount of any Letter of Credit. Any Lender making such a withdrawal shall be unconditionally obligated, in the event there shall subsequently be a drawing under such Letter of Credit, to pay over to the Administrative Agent, for the account of the Issuing Bank, on demand, its CAM Percentage of such drawing.

(e) Pending the withdrawal by any Lender of any amounts from its Reserve Account as contemplated by the above paragraphs, the Administrative Agent will, at the direction of such Lender and subject to such rules as the Administrative Agent may prescribe for the avoidance of inconvenience, invest such amounts in Permitted Investments. Each Lender that has not withdrawn its amounts in its Reserve Account as provided in paragraph (d) above shall have the right, at intervals reasonably specified by the Administrative Agent, to withdraw the earnings on investments so made by the Administrative Agent with amounts in its Reserve Account and to retain such earnings for its own account.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PERRIGO COMPANY

By /s/ Ronald L. Winowiecki
Name: Ronald L. Winowiecki
Title: Treasurer

PERRIGO ISRAEL PHARMACEUTICALS LTD.

By /s/ Rafael Lebel
Name: Rafael Lebel
Title: President

JPMORGAN CHASE BANK, N.A., as a Lender and as Administrative Agent

By _/s/ Thomas A. Gamm
Name: Thomas A. Gamm
Title: Managing Director

BANK OF AMERICA, N.A., as a Lender and as a Syndication Agent

By _/s/ Zubin R. Shroff
Name: Zubin R. Shroff
Title: Director

MORGAN STANLEY BANK, N.A.

By /s/ Subhalakshmi Ghosh-Kohli
Name: Subhalakshmi Ghosh-Kohli
Title: Authorized Signatory

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender and as a Documentation Agent

By /s/ Pete Martinets
Name: Pete Martinets
Title: Managing Director

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender and as a Documentation Agent

By /s/ Lewis Fisher
Name: Lewis Fisher
Title: Senior Vice President

PNC BANK, NATIONAL ASSOCIATION

By /s/ Arthur F. Gray
Name: Arthur F. Gray
Title: Senior Vice President

RBS CITIZENS, N.A.

By /s/ André A. Nazareth
Name: André A. Nazareth
Title: Senior Vice President

FIFTH THIRD BANK

By /s/ Nathaniel E. Sher
Name: Nathaniel E. Sher
Title: Vice President

BANK HAPOALIM B.M.

By /s/ Lee Stenner
Name: Lee Stenner
Title: Senior Vice President

By /s/ Gustas Ziozis
Name: Gustas Ziozis
Title: Senior Vice President

U.S. BANK, N.A.

By /s/ Jeffrey S. Johnson
Name: Jeffrey S. Johnson
Title: Vice President

RBS CITIZENS, N.A.

By /s/ André A. Nazareth
Name: André A. Nazareth
Title: Senior Vice President

THE HUNTINGTON NATIONAL BANK

By /s/ Kristine L. Vigliotti
Name: Kristine L. Vigliotti
Title: Vice President

COMERICA BANK

By /s/ Thomas VanderMeulen
Name: Thomas VanderMeulen
Title: Vice President

THE NORTHERN TRUST COMPANY

By /s/ Phillip McCaulay
Name: Phillip McCaulay
Title: Vice President

FIRST HAWAIIAN BANK

By /s/ Dawn Hofmann
Name: Dawn Hofmann
Title: Vice President

Schedule 2.01
Commitments

Lender	Title	Revolving Commitment	Term Loan Commitment	Aggregate Commitment
JPMorgan Chase Bank, N.A.	Administrative Agent	$46,500,000	$46,500,000	$93,000,000
Bank of America, N.A.	Syndication Agent	$46,500,000	$46,500,000	$93,000,000
Morgan Stanley Bank, N.A.	Morgan Stanley Senior Funding, Inc., as Syndication Agent	$46,500,000	$46,500,000	$93,000,000
Wells Fargo Bank, National Association	Documentation Agent	$41,250,000	$41,250,000	$82,500,000
HSBC Bank USA, National Association	Documentation Agent	$41,250,000	$41,250,000	$82,500,000
PNC Bank, National Association		$30,000,000	$30,000,000	$60,000,000
RBS Citizens, N.A.		$30,000,000	$30,000,000	$60,000,000
Fifth Third Bank		$30,000,000	$30,000,000	$60,000,000
Bank Hapoalim B.M.		$30,000,000	$30,000,000	$60,000,000
U.S. Bank, N.A.		$15,000,000	$15,000,000	$30,000,000
The Huntington National Bank		$15,000,000	$15,000,000	$30,000,000
Comerica Bank		$11,500,000	11,500,000	$23,000,000
The Northern Trust Company		$11,500,000	$11,500,000	$23,000,000
First Hawaiian Bank		$5,000,000	$5,000,000	$10,000,000
Total		$400,000,000	$400,000,000	$800,000,000

Schedule 2.05

Existing Letters of Credit

Issuing Bank	Beneficiary	Issue Date	Expiry / Maturity Date	Face Amount	JPMorgan Reference No.
JPMorgan	Wells Fargo Bank	29-Apr-10	1-Feb-12	$50,300	CPCS-832791
JPMorgan	Hartford Fire Insurance Co	14-Oct-05	1-Jul-12	$250,000	CPCS-207134
JPMorgan	Discover Property & Casualty	6-Aug-09	1-Jul-12	$810,000	CPCS-791544
JPMorgan	Midwest Employers Casualty Company	22-Jul-10	9-Feb-12	$397,250	CPCS-858258
JPMorgan	Vectren Energy Delivery Ohio	22-Feb-11	18-Feb-12	$25,000	CPCS-909788
JPMorgan	Secretary	12-Sep-11	30-Sep-12	$57,600	CPCS-969563

Schedule 3.06

Disclosed Matters (Litigation and Environmental Matters)

No Disclosure.

Schedule 3.07

Disclosed Matters (Compliance with Laws and Agreements)

No Disclosure.

Schedule 6.01

Existing Non-Guarantor Subsidiary Indebtedness

1.    Short Term Line of Credit dated as of May 26, 2010 between Perrigo API India Pvt. Ltd. (“Perrigo India”) as borrower and Hong Kong and Shanghai Banking Corporation Ltd. as lender. As of October 18, 2011 the principal amount outstanding was 60,000,000 Indian rupees (approximately $1,221,100), and 146,000,000 India rupees (approximately $2,971,300) remained undrawn and available. The credit line expires November 26, 2011 but can be extended by mutual agreement of the parties.

2.    Loan Agreement dated as of December 29, 2010 between Perrigo India as borrower and certain persons who are minority owners of Perrigo India as lenders. As of October 18, 2011 the principal amount outstanding was 74,762,969 Indian rupees (approximately $1,521,600), and no additional drawing were available under the Loan Agreement. The facility is payable in installments starting in fiscal 2017 with the final installment due August 30, 2019.

3.    Term Loan dated as of July 6, 2011 between Perrigo India as borrower and Hong Kong and Shanghai Banking Company Ltd. as lender. As of October 18, 2011 the principal amount outstanding was 50,000,000 Indian Rupees (approximately $1,017,600), and 217,600,000 Indian rupees (approximately $4,428,525) remained undrawn and available through June 22, 2012. All amounts drawn under the Term Loan will mature July 6, 2016.

4.    Indebtedness described in Item 7 of Schedule 6.04.

Schedule 6.02

Existing Liens

1.    See attached UCC lien summary.

2.	Perrigo Israel Pharmaceuticals Ltd.: (i) general floating lien (State of Israel), November 1997, (ii) lien on all fixed assets (State of Israel), August 1983.

3.	Chemagis Ltd.: general floating lien (State of Israel), April 1989.

The liens in favor of the State of Israel were created for Agis participation in the Investment Center of the State of Israel.

UCC/LITIGATION SEARCH SCHEDULE

DEBTOR: PERRIGO COMPANY

Jurisdiction and Index Searched	Periods Covered	Secured Party	Initial File No. and File Date	Amendments (with File No. and File Date)	Collateral Description
MICHIGAN SOS/ UCC DIVISION	THRU 10/4/11	United Rentals (North America), Inc.	2006017644-7 1/27/06	Termination: 2006041501-5 3/8/06	Equipment purchase
		J.R. Automation Technologies, LLC	2006067081-3 4/13/06	Termination: 2006196190-0 11/24/06	Specific Equipment Pursuant to MI Special Tool Lien Act
		J.R. Automation Technologies, LLC	2006135379-7 8/4/06	Termination: 2008114465-9 7/21/08	Specific Equipment Pursuant to MI Special Tool Lien Act
		J.R. Automation Technologies, LLC	2008114465-9 7/21/08	Termination: 200921832-8 2/10/09	Specific Equipment Pursuant to MI Special Tool Lien Act
		US Bancorp	2009165073-1 11/20/09		Specific Equipment Informational only
		Raymond Leasing Corporation	2010004858-4 1/11/10		Specific Equipment Lease
		US Bancorp	2010004514-6 1/12/10		Specific Equipment Informational only
		US Bancorp	2010010354-4 1/21/10		Specific Equipment Informational only
		US Bancorp	2010010355-6 1/21/10		Specific Equipment Informational only
		US Bancorp	2010034149-7 3/12/10		Specific Equipment Informational only
		US Bancorp	2010034150-0 3/12/10		Specific Equipment Informational only
		US Bancorp	2010053898-7 4/20/10		Specific Equipment Informational only
		US Bancorp	2010087108-4 6/25/10		Specific Equipment Informational only

US Bancorp	2010087109-6 6/25/10	Specific Equipment Informational only
US Bancorp	2010112824-4 8/23/10	Specific Equipment Informational only
US Bancorp	2010113856-2 8/24/10	Specific Equipment Informational only
US Bancorp	2010115093-6 8/26/10	Specific Equipment Informational only
US Bancorp	2010124850-3 9/16/10	Specific Equipment Informational only
Raymond Leasing Corporation	2010130105-2 9/28/10	Specific Equipment Lease
US Bancorp	2010135415-4 10/8/10	Specific Equipment Informational only
US Bancorp	2010135417-8 10/8/10	Specific Equipment Informational only
US Bancorp	2010135420-5 10/8/10	Specific Equipment Informational only
US Bancorp	2010140579-7 10/20/10	Specific Equipment Informational only
J.R. Automation Technologies, LLC	2010144910-5 10/28/10	Specific Equipment Pursuant to MI Special Tool Lien Act
U.S. Bancorp Business Equipment Finance Group	2010145883-7 10/29/10	Specific Equipment Informational only
U.S. Bancorp Business Equipment Finance Group	2010145885-1 10/29/10	Specific Equipment Informational only
U.S. Bancorp Business Equipment Finance Group	2010149233-4 11/8/10	Specific Equipment Informational only
U.S. Bancorp Business Equipment Finance Group	2010151418-0 11/12/10	Specific Equipment Informational only
U.S. Bancorp Business Equipment Finance Group	2010151419-2 11/12/10	Specific Equipment Informational only

U.S. Bancorp Business Equipment Finance Group	2010153163-1 11/17/10	Specific Equipment Informational only
U.S. Bancorp Business Equipment Finance Group	2010153164-3 11/17/10	Specific Equipment Informational only
U.S. Bancorp Business Equipment Finance Group	2010155293-8 11/22/10	Specific Equipment Informational only
U.S. Bancorp Business Equipment Finance Group	20100155294-0 11/22/10	Specific Equipment Informational only
U.S. Bancorp Business Equipment Finance Group	2010155295-2 11/22/10	Specific Equipment Informational only
U.S. Bancorp Business Equipment Finance Group	2010160213-7 12/3/10	Specific Equipment Informational only
U.S. Bancorp Business Equipment Finance Group	2010160214-9 12/3/10	Specific Equipment Informational only
U.S. Bancorp Business Equipment Finance Group	2010160759-3 12/6/10	Specific Equipment Informational only
U.S. Bancorp Business Equipment Finance Group	2010160760-6 12/6/10	Specific Equipment Informational only
U.S. Bancorp Business Equipment Finance Group	2010162112-5 12/8/10	Specific Equipment Informational only
Cisco Systems Capital Corporation	2010163952-6 12/13/10	Equipment Lease
U.S. Bancorp Business Equipment Finance Group	2010165661-1 12/16/10	Specific Equipment Informational only
U.S. Bancorp Business Equipment Finance Group	2010168457-1 12/22/10	Specific Equipment Informational only

U.S. Bancorp Business Equipment Finance Group	2011001465-0 1/4/11	Specific Equipment Informational only
U.S. Bancorp Business Equipment Finance Group	2011006984-5 1/17/11	Specific Equipment Informational only
U.S. Bancorp Business Equipment Finance Group	2011006985-7 1/17/11	Specific Equipment Informational only
U.S. Bancorp Business Equipment Finance Group	2011006986-9 1/17/11	Specific Equipment Informational only
U.S. Bancorp Business Equipment Finance Group	2011006987-1 1/17/11	Specific Equipment Informational only
U.S. Bancorp Business Equipment Finance Group	2011006988-3 1/17/11	Specific Equipment Informational only
U.S. Bancorp Business Equipment Finance Group	2011006989-5 1/17/11	Specific Equipment Informational only
U.S. Bancorp Business Equipment Finance Group	2011006989-5 1/17/11	Specific Equipment Informational only
U.S. Bancorp Business Equipment Finance Group	2011006990-8 1/17/11	Specific Equipment Informational only
U.S. Bancorp Business Equipment Finance Group	2011018568-7 2/8/11	Specific Equipment Informational only
U.S. Bancorp Business Equipment Finance Group	2011018569-9 2/8/11	Specific Equipment Informational only
U.S. Bancorp Business Equipment Finance Group	2010153164-3 11/17/10	Specific Equipment Informational only

U.S. Bancorp Business Equipment Finance Group	2011018570 2/8/11	Specific Equipment Informational only
U.S. Bancorp Business Equipment Finance Group	2011019376-1 2/9/11	Specific Equipment Informational only
U.S. Bancorp Business Equipment Finance Group	2011019378-5 2/9/11	Specific Equipment Informational only
U.S. Bancorp Business Equipment Finance Group	2011019379-7 2/9/11	Specific Equipment Informational only
U.S. Bancorp Business Equipment Finance Group	2011019380-0 2/9/11	Specific Equipment Informational only
U.S. Bancorp Business Equipment Finance Group	2011019381-2 2/9/11	Specific Equipment Informational only
U.S. Bancorp Business Equipment Finance Group	2011019382-4 2/9/11	Specific Equipment Informational only
U.S. Bancorp Business Equipment Finance Group	2011019383-6 2/9/11	Specific Equipment Informational only
U.S. Bancorp Business Equipment Finance Group	2011019384-8 2/9/11	Specific Equipment Informational only
U.S. Bancorp Business Equipment Finance Group	2011019385-0 2/9/11	Specific Equipment Informational only
U.S. Bancorp Business Equipment Finance Group	2011019386-2 2/9/11	Specific Equipment Informational only
U.S. Bancorp Business Equipment Finance Group	2011019387-4 2/9/11	Specific Equipment Informational only

U.S. Bancorp Business Equipment Finance Group	2011019388-6 2/9/11	Specific Equipment Informational only
U.S. Bancorp Business Equipment Finance Group	2011019389-8 2/9/11	Specific Equipment Informational only
U.S. Bancorp Business Equipment Finance Group	2011019390-1 2/9/11	Specific Equipment Informational only
U.S. Bancorp Business Equipment Finance Group	2011020182-3 2/10/11	Specific Equipment Informational only
U.S. Bancorp Business Equipment Finance Group	2011020682-3 2/11/11	Specific Equipment Informational only
U.S. Bancorp Business Equipment Finance Group	2011021458-9 2/14/11	Specific Equipment Informational only
U.S. Bancorp Business Equipment Finance Group	2011021459-1 2/14/11	Specific Equipment Informational only
U.S. Bancorp Business Equipment Finance Group	2011021460-4 2/14/11	Specific Equipment Informational only
U.S. Bancorp Business Equipment Finance Group	2011021461-6 2/14/11	Specific Equipment Informational only
U.S. Bancorp Business Equipment Finance Group	2011023073-5 2/16/11	Specific Equipment Informational only
U.S. Bancorp Business Equipment Finance Group	2011024945-5 2/21/11	Specific Equipment Informational only
U.S. Bancorp Business Equipment Finance Group	2011032657-4 3/8/11	Specific Equipment Informational only

U.S. Bancorp Business Equipment Finance Group	2011036440-9 3/15/11	Specific Equipment Informational only
U.S. Bancorp Business Equipment Finance Group	2011036441-1 3/15/11	Specific Equipment Informational only
U.S. Bancorp Business Equipment Finance Group	2011037170-7 3/16/11	Specific Equipment Informational only
U.S. Bancorp Business Equipment Finance Group	2011037171-9 3/16/11	Specific Equipment Informational only
U.S. Bancorp Business Equipment Finance Group	2011037172-1 3/16/11	Specific Equipment Informational only
U.S. Bancorp Business Equipment Finance Group	2011064906-1 5/4/11	Specific Equipment Informational only
U.S. Bancorp Business Equipment Finance Group	2011068026-9 5/11/11	Specific Equipment Informational only

DEBTOR: L. PERRIGO COMPANY

Jurisdiction and Index Searched	Periods Covered	Secured Party	Initial File No. and File Date	Amendments (with File No. and File Date)	Collateral Description

MICHIGAN SOS/ UCC DIVISION	THRU 10/4/11	Alpha Financial Group, Inc. ASSIGNEE: DELTA CAPITAL IV, INC. ASSIGNEE: COMERICA BANK	C309569 01/17/90	C500861 07/22/91 C500862 07/22/91 C911282 12/02/94 D551788 08/09/99 2004157300-4 08/06/04 2009131947-4 9/15/09	Equipment Lease assignment assignment continuation continuation continuation continuation
		nmhg financial services, inc.	2003199489-0 10/20/03	20080821120-0 5/23/08	equipment lease continuation
		crown credit company	2004127249-8 06/23/04	2008196343-9 12/29/08	equipment lease continuation
		Data Sales Co., Charter #DC2H-474	2005058280-2 3/31/05		equipment lease
		Data Sales Co., Charter #DC2H-474	2005074391-7 4/25/05		equipment lease
		ervin leasing company	2005078649-8 5/02/05		equipment lease
		ervin leasing company	2005078650-1 5/02/05		equipment lease
		Data Sales Co., Charter #DC2H-474	2005084801-0 5/9/05		equipment lease
		Data Sales Co., Charter #DC2H-474	2005104723-9 6/9/05		equipment lease
		Toyota Motor Credit Corporation	2005105083-2 6/10/05		equipment lease
		Toyota Motor Credit Corporation	2005105148-0 6/10/05		equipment lease
		ervin leasing company	2005113921-0 6/24/05		equipment lease
		ervin leasing company	2005113922-2 6/24/05		equipment lease
		ervin leasing company	2005113923-4		equipment lease

Data Sales Co., Charter #DC2H-474	2005126558-4 7/14/05		equipment lease
Toyota Motor Credit Corporation	2005142121-9 8/10/05		equipment lease
Data Sales Co., Charter #DC2H-474	2005151475-9 8/26/05		equipment lease
Data Sales Co., Charter #DC2H-474	2005193573-7 11/07/05		equipment lease
ervin leasing company	2005201600-7 11/21/05		equipment lease
ervin leasing company	2005201601-9 11/21/05	2006032128-2 2/22/06	equipment lease Amendment
IBM Credit LLC	2005209401-3 12/6/05		Equipment Lease
Data Sales Co., Charter #DC2H-474	2006001969-7 1/3/06		equipment lease
Internal Revenue Service	2006022262-4 1/31/06	2006056098-5 3/30/06	Federal Tax Lien Release of Lien
Data Sales Co., Charter #DC2H-474	2006073427-5 4/21/06		equipment lease
ervin leasing company	2006074040-6 4/24/06		equipment lease
ervin leasing company	2006106201-7 6/14/06		equipment lease
ervin leasing company	2006152211-6 9/25/06		equipment lease
IBM Credit LLC	2006181697-7 10/27/06		Equipment Lease
Data Sales Co., Charter #DC2H-474	2006194534-8 11/20/06		equipment lease
Data Sales Co., Charter #DC2H-474	2006211485-5 12/21/06		equipment lease
IBM Credit LLC	2007000266-8 1/2/07		equipment lease
IBM Credit LLC	2007006498-5 1/11/07		equipment lease
Data Sales Co., Charter #DC2H-474	2007016102-0 1/29/07		equipment lease
ervin leasing company	2007016580-2 1/30/07		equipment lease

Toyota Motor Credit Corporation	2007023917-5 2/12/07		equipment lease
Industrial Leasing	2007032582-6 2/28/07	Termination: 2009178973-4 12/22/09	Equipment Lease
Data Sales Co., Charter #DC2H-474	2007059850-6 4/16/07		equipment lease
Ervin Leasing Company	2007060943-6 4/18/07		Equipment Lease
Ervin Leasing Company	2007060944-8 4/18/07		Equipment Lease
Citicorp Leasing, Inc.	2007062719-3 4/20/07		Equipment Lease
Ervin Leasing Company	2007071472-0 5/4/07		Equipment Lease
Ervin Leasing Company	2007071473-2 5/4/07		Equipment Lease
Ervin Leasing Company	2007071474-4 5/4/07		Equipment Lease
Ervin Leasing Company	200708063-6 5/22/07		Equipment Lease
Data Sales Co., Charter #DC2H-474	2007087769-7 6/1/07		equipment lease
Ervin Leasing Company	2007088994-5 6/5/07		Equipment Lease
Ervin Leasing Company	2007097169-7 6/19/07		Equipment Lease
Ervin Leasing Company	2007097174-8 6/19/07		Equipment Lease
Ervin Leasing Company	2007097175-0 6/19/07	2008019241-9 2/5/08	Equipment Lease Amendment
Ervin Leasing Company	2007097176-2 6/19/07		Equipment Lease
Ervin Leasing Company	2007106686-5 7/5/07		Equipment Lease
Ervin leasing Company	2007119075-5 7/30/07		equipment Lease
Ervin Leasing Company	2007119076-7 7/30/07		Equipment Lease
Ervin Leasing Company	2007119077-9 7/30/07		Equipment Lease

Ervin Leasing Company	2007119078-1 7/30/07	Equipment Lease
Ervin Leasing Company	2007119079-3 7/30/07	Equipment Lease
Ervin Leasing Company	2007120540-5 8/1/07	Equipment Lease
Ervin Leasing Company	2007120541-7 8/1/07	Equipment Lease
Ervin Leasing Company	2007120542-9 8/1/07	Equipment Lease
Data Sales Co., Charter #DC2H-474	2007127187-2 8/13/07	equipment lease
Ervin Leasing Company	2007128274-8 8/15/07	Equipment Lease
Ervin Leasing Company	2007152452-6 9/28/07	Equipment Lease
Ervin Leasing Company	2007158958-4 10/10/07	Equipment lease
Ervin Leasing Company	2007158969-7 10/10/07	equipment Lease
Ervin Leasing Company	2007165781-8 10/23/07	Equipment Lease
Ervin Leasing Company	2007165782-0 10/23/07	Equipment Lease
Ervin Leasing Company	2007165787-0 10/23/07	Equipment Lease
Ervin Leasing Company	2007165788-2 10/23/07	Equipment Lease
Industrial Leasing, inc.	2007174884-7 11/8/07	Equipment Lease
Ervin Leasing Company	2008003235-8 1/7/08	Equipment lease
Data Sales Co., Charter #DC2H-474	2008009690-8 1/17/08	equipment lease
Data Sales Co., Charter #DC2H-474	2008009691-0 1/17/08	equipment lease
Ervin Leasing Company	2008010858-7 1/22/08	Equipment Lease
Ervin Leasing Company	2008010859-9 1/22/08	Equipment Lease

Ervin Leasing Company	2008010860-2 1/22/08	Equipment Lease
Ervin Leasing Company	2008010861-4 1/22/08	Equipment Lease
Data Sales Co., Charter #DC2H-474	2008011511-4 1/22/08	equipment lease
Data Sales Co., Charter #DC2H-474	2008015289-5 1/28/08	equipment lease
Data Sales Co., Charter #DC2H-474	2008015290-8 1/28/08	equipment lease
Ervin Leasing Company	2008028720-6 2/22/08	Equipment Lease
Ervin Leasing Company	2008028723-2 2/22/08	Equipment lease
Ervin Leasing Company	20080428334-5 3/19/08	Equipment Lease
Ervin Leasing Company	2008042835-7 3/19/08	Equipment Lease
Erwin Leasing Company	2008042836-9 3/19/08	Equipment Lease
Erwin Leasing Company	2008057708-5 4/15/08	Equipment Lease
Erwin Leasing Company	2008057709-7 4/15/08	Equipment Lease
Erwin Leasing Company	2008066256-7 4/29/08	Equipment Lease
Data Sales Co., Charter #DC2H-474	2008079200-5 5/19/08	equipment lease
Data Sales Co., Charter #DC2H-474	2008079201-7 5/19/08	equipment lease
Erwin Leasing Company	2008088642-2 6/4/08	Equipment Lease
IBM Credit LLC	2008104550-8 7/1/08	Computer Equipment Lease
Erwin Leasing Company	2008105479-7 7/3/08	Equipment Lease
Erwin Leasing Company	2008105480-0 7/3/08	Equipment Lease
Erwin Leasing Company	2008105481-2 7/3/08	Equipment Lease

Erwin Leasing Company	2008105482-4 7/3/08		Equipment Lease
Erwin Leasing Company	2008105483-6 7/3/08		Equipment Lease
Erwin Leasing Company	2008105484-8 7/3/08		Equipment Lease
Erwin Leasing Company	2008105485-0 7/3/08		Equipment Lease
Erwin Leasing Company	2008122078-8 8/4/08		Equipment Lease
Erwin Leasing Company	2008133575-5 8/26/08		Equipment Lease
Erwin Leasing Company	2008133576-7 8/26/08		Equipment Lease
Erwin Leasing Company	2008133577-9 8/26/08		Equipment Lease
Erwin Leasing Company	2008133578-1 8/26/08		Equipment Lease
Industrial Leasing LLC	2008135007-4 8/28/08		Specific Equipment
Erwin Leasing Company	2008136224-5 9/2/08		Equipment Lease
Erwin Leasing Company	2008136225-7 9/2/08		Equipment Lease
Erwin Leasing Company	2008143459-1 9/16/08		Equipment Lease
Data Sales Co., Charter #DC2H-474	2008151087-2 9/29/08		equipment lease
Data Sales Co., Charter #DC2H-474	2008151088-4 9/29/08		equipment lease
Data Sales Co., Charter #DC2H-474	2008151089-6 9/29/08		equipment lease
Data Sales Co., Charter #DC2H-474	2008151090-9 9/29/08		equipment lease
Data Sales Co., Charter #DC2H-474	2008151091-1 9/29/08		equipment lease
Erwin Leasing Company	2008154089-9 10/06/08		Equipment Lease
Industrial leasing LLC	2008163072-5 10/22/08	Termination: 2009124098-4 8/26/09	Specific Equipment

Erwin Leasing Company	2008171626-0 11/7/08	Equipment Lease
Erwin Leasing Company	2008171627-2 11/07/08	Equipment Lease
Erwin Leasing Company	2008171648-6 11/07/08	Equipment Lease
Erwin Leasing Company	2008171649-8 11/07/08	Equipment Lease
Erwin Leasing Company	2008171650-1 11/07/08	Equipment Lease
Erwin Leasing Company	2008171653-7 11/07/08	Equipment Lease
Erwin Leasing Company	2008171687-8 11/07/08	Equipment Lease
Industrial Leasing LLC	2008187100-4 12/10/08	Specific Equipment
Erwin Leasing Company	2008197434-3 12/30/08	Equipment Lease
Erwin Leasing Company	2008197435-5 12/30/08	Equipment Lease
Erwin Leasing Company	2008197436-7 12/30/08	Equipment Lease
Erwin Leasing Company	2008197437-9 12/30/08	Equipment Lease
Erwin Leasing Company	2008197438-1 12/30/08	Equipment Lease
Erwin Leasing Company	2009002059-5 1/6/09	Equipment Lease
Erwin Leasing Company	2009002060-8 1/6/09	Equipment Lease
Erwin Leasing Company	2009002061-0 1/6/09	Equipment Lease
Erwin Leasing Company	2009002063-4 1/6/09	Equipment Lease
Erwin Leasing Company	2009002064-6 1/6/09	Equipment Lease
Erwin Leasing Company	2009002065-8 1/6/09	Equipment Lease
Erwin Leasing Company	2009002083-6 1/6/09	Equipment Lease

Data Sales Co., Charter #DC2H-474	2009011583-7 1/23/09	equipment lease
Data Sales Co., Charter #DC2H-474	2009011584-9 1/23/09	equipment lease
Data Sales Co., Charter #DC2H-474	200911585-1 1/23/09	equipment lease
Erwin Leasing Company	2009019106-5 2/5/09	Equipment Lease
Erwin Leasing Company	2009019135-6 2/5/09	Equipment Lease
Erwin Leasing Company	2009019136-8 2/5/09	Equipment Lease
Erwin Leasing Company	2009019137-0 2/5/09	Equipment Lease
Erwin Leasing Company	2009026799-1 2/19/09	Equipment Lease
Data Sales Co., Charter #DC2H-474	2009028359-1 2/23/09	equipment lease
Erwin Leasing Company	2009033130-4 3/4/09	Equipment Lease
Erwin Leasing Company	2009036945-4 3/11/09	Equipment Lease
Erwin Leasing Company	2009036946-6 3/11/09	Equipment Lease
Data Sales Co., Charter #DC2H-474	2009045223-5 3/26/09	equipment lease
Data Sales Co., Charter #DC2H-474	2009045225-9 3/26/09	equipment lease
Data Sales Co., Charter #DC2H-474	2009069005-1 5/6/09	equipment lease
Data Sales Co., Charter #DC2H-474	2009086104-2 6/10/09	equipment lease
Data Sales Co., Charter #DC2H-474	2009086105-4 6/10/09	equipment lease
IBM Credit LLC	2009091969-1 6/19/09	Computer Equipment Lease
IBM Credit LLC	2009095794-4 6/26/09	Computer Equipment Lease
Industrial leasing LLC	2009097252-8 6/30/09	Specific Equipment
IBM Credit LLC	2009098535-9 7/1/09	Computer Equipment Lease

IBM Credit LLC	2009100477-0 7/7/09	Computer Equipment Lease
IBM Credit LLC	2009106981-5 7/21/09	Computer Equipment Lease
Bank of America, National Association, as Agent (Assignor) Perrigo Receivables, LLC	2009111047-2 7/29/09	All Debtor’s right, title and interest in the following (i) Conveyed Receivables ann (ii) Related Assets All terms defined in Cross-Sale Agreement dated July 23, 2009.
Ervin Leasing Company	2009114957-4 8/6/09	Equipment Lease
Data Sales Co., Charter #DC2H-474	2009116588-3 8/10/09	equipment lease
IBM Credit LLC	2009119766-4 8/17/09	Computer Equipment Lease
IBM Credit LLC	2009127774-1 9/2/09	Computer Equipment Lease
IBM Credit LLC	2009135098-7 9/21/09	Computer Equipment Lease
National City Commercial Capital Company, LLC (Assignor) EMC Corporation	2009143508-8 10/7/09	Specific Equipment Listing
Data Sales Co., Charter #DC2H-474	2009145679-1 10/12/09	equipment lease
IBM Credit LLC	2009150695-2 10/22/09	Computer Equipment Lease
IBM Credit LLC	2009152794-4 10/26/09	Computer Equipment Lease
IBM Credit LLC	2009157318-1 11/03/09	Computer Equipment Lease
Data Sales Co., Charter #DC2H-474	2009161761-5 11/12/09	equipment lease
IBM Credit LLC	2009167051-7 11/25/09	Computer Equipment Lease
Industrial Leasing LLC	2009168109-1 11/30/09	Specific Equipment Listing
IBM Credit LLC	2009179569-8 12/22/09	Computer Equipment Lease
IBM Credit LLC	2009181491-7 12/28/09	Computer Equipment Lease
IBM Credit LLC	2009182281-3 12/29/09	Computer Equipment Lease

IBM Credit LLC	2010002584-1 1/6/10	Computer Equipment Lease
IBM Credit LLC	2010008463-1 1/19/10	Computer Equipment Lease
Data Sales Co., Charter #DC2H-474	20100010283-3 1/20/10	equipment lease
IBM Credit LLC	2010020196-0 2/11/10	Computer Equipment Lease
IBM Credit LLC	2010022958-8 2/18/10	Computer Equipment Lease
IBM Credit LLC	2010023373-9 2/19/10	Computer Equipment Lease
IBM Credit LLC	2010024338-6 2/22/10	Computer Equipment Lease
IBM Credit LLC	2010029366-0 3/3/10	Computer Equipment Lease
IBM Credit LLC	2010030141-7 3/4/10	Computer Equipment Lease
IBM Credit LLC	2010032796-6 3/10/10	Computer Equipment Lease
IBM Credit LLC	2010034805-9 3/15/10	Computer Equipment Lease
IBM Credit LLC	2010045281-0 4/2/10	Computer Equipment Lease
National City Commercial Capital Company, LLC (Assignor): EMC Corporation	2010046443-5 4/6/10	Specific Equipment Listing
IBM Credit LLC	20100058205 4/29/10	Computer Equipment Lease
IBM Credit LLC	2010065063-2 5/12/10	Computer Equipment Lease
Data Sales Co., Inc. Charter #DC-24-474	2010065533-9 5/13/10	Equipment Lease
Data Sales Co., Inc. Charter #DC-24-474	2010065534-1 5/13/10	Equipment Lease
IBM Credit LLC	2010072575-6 5/26/10	Computer Equipment Lease
Data Sales Co., Inc. Charter #DC-24-474	2010074877-8 6/1/10	Equipment Lease
IBM Credit LLC	2010075031-7 6/1/10	Computer Equipment Lease
IBM Credit LLC	2010077099-1 6/4/10	Computer Equipment Lease
IBM Credit LLC	2010079576-5 6/10/10	Computer Equipment Lease

IBM Credit LLC	2010090177-4 6/30/10	Computer Equipment Lease
IBM Credit LLC	2010091351-5 7/2/10	Computer Equipment Lease
Kingsbridge Holdings, LLC (Assignor): Scandia Capital Partners, Inc.	2010091497-3 7/2/10	Forklifts and other assets by SP, as Lessor by assignment from Scandia Capital Partners Inc., to Debtor as Lessee, under Equipment Schedule No. 001 to Master Lease Agreement dated 5/20/10.
Kingsbridge Holdings, LLC (Assignor): Scandia Capital Partners, Inc.	2010091498-5 7/2/10	Forklifts and other assets by SP, as Lessor by assignment from Scandia Capital Partners Inc., to Debtor as Lessee, under Equipment Schedule No. 002 to Master Lease Agreement dated 5/20/10.
Kingsbridge Holdings, LLC (Assignor): Scandia Capital Partners, Inc.	2010091499-7 7/2/10	Forklifts and other assets by SP, as Lessor by assignment from Scandia Capital Partners Inc., to Debtor as Lessee, under Equipment Schedule No. 003 to Master Lease Agreement dated 5/20/10.
Kingsbridge Holdings, LLC (Assignor): Scandia Capital Partners, Inc.	2010091497-3 7/2/10	Forklifts and other assets by SP, as Lessor by assignment from Scandia Capital Partners Inc., to Debtor as Lessee, under Equipment Schedule No. 004 to Master Lease Agreement dated 5/20/10.
Kingsbridge Holdings, LLC (Assignor): Scandia Capital Partners, Inc.	2010091502-6 7/2/10	Forklifts and other assets by SP, as Lessor by assignment from Scandia Capital Partners Inc., to Debtor as Lessee, under Equipment Schedule No. 005 to Master Lease Agreement dated 5/20/10.

Data Sales Co., Inc. Charter #DC2H-474	2010095056-3 7/12/10	Equipment Lease
IBM Credit LLC	2010108174-9 8/10/10	Computer Equipment Lease
IBM Credit LLC	2010109227-3 8/12/10	Computer Equipment Lease
IBM Credit LLC	2010114427-4 8/25/10	Computer Equipment Lease
IBM Credit LLC	2010118208-4 9/2/10	Computer Equipment Lease
IBM Credit LLC	2010123351-4 9/14/10	Computer Equipment Lease
IBM Credit LLC	2010124208-2 9/15/10	Computer Equipment Lease
IBM Credit LLC	2010126284-4 9/20/10	Computer Equipment Lease
Data Sales Co., Inc. Charter #DC-24-474	2010126241-4 9/20/10	Equipment Lease
IBM Credit LLC	2010129506-9 9/27/10	Computer Equipment Lease
IBM Credit LLC	2010130796-5 9/29/10	Computer Equipment Lease
IBM Credit LLC	2010138762-2 10/15/10	Computer Equipment Lease
IBM Credit LLC	2010140624-4 10/20/10	Computer Equipment Lease
IBM Credit LLC	2010144493-9 10/27/10	Computer Equipment Lease
IBM Credit LLC	2010155943-7 11/23/10	Computer Equipment Lease
Data Sales Co., Inc. Charter #DC-2H-474	2010161307-7 12/07/10	Equipment Lease
Data Sales Co., Inc. Charter #DC-2H-474	2010161309-1 12/07/10	Equipment Lease
IBM Credit LLC	2010163313-2 12/10/10	Computer Equipment Lease
IBM Credit LLC	2010166336-3 12/17/10	Computer Equipment Lease
IBM Credit LLC	2010166971-9 12/20/10	Computer Equipment Lease
IBM Credit LLC	2010171085-7 12/29/10	Computer Equipment Lease
IBM Credit LLC	2011001384-8 1/4/11	Computer Equipment Lease
Industrial Leasing, LLC	2011013801-8 1/31/11	Specific Equipment
IBM Credit LLC	2011015333-7 2/1/11	Computer Equipment Lease
IBM Credit LLC	2011016071-2 2/3/11	Computer Equipment Lease

Data Sales Co., Inc. Charter #DC-2H-474	2011016629-5 2/4/11	Equipment Lease
IBM Credit LLC	2011017618-3 2/7/11	Computer Equipment Lease
State of Michigan	2011019235-3 2/9/11	Tax Lien: $7,525.99
IBM Credit LLC	2011019358-3 2/9/11	Computer Equipment Lease
IBM Credit LLC	2011030555-6 3/3/11	Computer Equipment Lease
Data Sales Co., Inc. Charter #DC-2H-474	2011030586-1 3/3/11	Equipment Lease
IBM Credit LLC	2011031181-4 3/4/11	Computer Equipment Lease
IBM Credit LLC	2011034747-7 3/11/11	Computer Equipment Lease
IBM Credit LLC	2011037140-4 3/16/11	Computer Equipment Lease
Data Sales Co., Inc. Charter #DC-2H-474	2011044137-6 3/29/11	Equipment Lease
IBM Credit LLC	2011044328-1 3/39/11	Computer Equipment Lease
IBM Credit LLC	2011049069-6 4/5/11	Computer Equipment Lease
IBM Credit LLC	2011053534-9 4/13/11	Computer Equipment Lease
IBM Credit LLC	2011054318-2 4/14/11	Computer Equipment Lease
Wells Fargo, N.A.	2011062106-3 4/29/11	Equipment Lease
Wells Fargo, N.A.	2011062109-9 4/29/11	Equipment Lease
Wells Fargo, N.A.	2011062111-4 4/29/11	Equipment Lease
Wells Fargo, N.A.	2011062114-0 4/29/11	Equipment Lease
Wells Fargo, N.A.	201106216-4 4/29/11	Equipment Lease
Wells Fargo, N.A.	2011062118-8 4/29/11	Equipment Lease
Wells Fargo, N.A.	2011062395-4 4/29/11	Equipment Lease
Wells Fargo, N.A.	2011062397-8 4/29/11	Equipment Lease
Wells Fargo, N.A.	2011065472-1 5/5/11	Equipment Lease
Wells Fargo, N.A.	2011066054-6 5/6/11	Equipment Lease
IBM Credit LLC	2011071218-1 5/18/11	Computer Equipment Lease

IBM Credit LLC	2011078498-0 5/31/11	Computer Equipment Lease
Wells Fargo, N.A.	2011093459-7 6/29/11	Equipment Lease
Wells Fargo, N.A.	2011093476-3 6/9/11	Equipment Lease
Wells Fargo, N.A.	2011093482-6 6/29/11	Equipment Lease
Wells Fargo, N.A.	2011093508-2 6/29/11	Equipment Lease
IBM Credit LLC	2011095363-6 7/1/11	Computer Equipment Lease
IBM Credit LLC	2011095364-8 7/1/11	Computer Equipment Lease
IBM Credit LLC	201100096-7 7/13/11	Computer Equipment Lease
IBM Credit LLC	2011107186-5 7/26/11	Computer Equipment Lease
IBM Credit LLC	2011110314-3 8/1/11	Computer Equipment Lease
IBM Credit LLC	2011113368-9 8/5/11	Computer Equipment Lease
Data Sales Co., Inc.	2011118937-1 8/18/11	Equipment Lease
IBM Credit LLC	2011119255-6 8/18/11	Computer Equipment Lease
Data Sales Co., Inc.	2011122056-9 8/25/11	Equipment Lease
IBM Credit LLC	2011126096-7 9/2/11	Computer Equipment Lease
Data Sales Co., Inc.	2011126542-4 9/6/11	Equipment Lease
Wells Fargo, N.A.	2011132800-0 9/20/11	Equipment Lease
Data Sales Co., Inc.	2011133695-6 9/21/11	Equipment Lease
PNC Equipment, LLC EMC Corporation (Assignor)	2011138320-8 9/30/11	Specific Equipment Listing
PNC Equipment, LLC EMC Corporation (Assignor)	2011138321-0 9/30/11	Specific Equipment Listing
IBM Credit LLC	2011138381-6 9/30/11	Computer Equipment Lease
IBM Credit LLC	2011139796-6 10/4/11	Computer Equipment Lease

DEBTOR: PERRIGO COMPANY OF SOUTH CAROLINA, Inc.

Jurisdiction and Index Searched	Periods Covered	Secured Party	Initial File No. and File Date	Amendments (with File No. and File Date)	Collateral Description
MICHIGAN SOS/ UCC DIVISION	THRU 10/4/11	Park National Bank Vision Financial Group, Inc. U.S. Bank National Association	2007146446-5 9/18/07	Assignment: U.S. Bank National Association 2010138123-8 10/13/10	Equipment Lease
		Park National Bank Vision Financial Group, Inc. U.S. Bank National Association	2007170359-0 10/30/07	Assignment: U.S. Bank National Association 2010138132-7 10/13/10	Equipment Lease
		Vision Financial Group, Inc. Park National Bank	2008068215-3 5/1/08	Assignment: Park National Bank 2008188749-9 12/12/08	Equipment Lease
		Vision Financial Group, Inc. Park National Bank U.S. Bank National Association	2008104714-6 7/2/08	Assignment: Park National Bank 2008188767-7 12/12/08 Assignment: U.S. Bank National Association 2010138181-0 10/13/10	Equipment lease
		Charles Bowman & Company	2008168716-6 10/31/08	Termination: 2009097843-1 7/1/09	Consignment Goods

L. Perrigo Company	2009109652-1 7/28/09	All Debtor’s right, title and interest in the following (i) Conveyed Receivables ann (ii) Related Assets All terms defined in Cross-Sale Agreement dated July 23, 2009.
Bank of America, National Association, as Agent (Assignor) Perrigo Receivables, LLC	2009111048-4 7/29/09	All Debtor’s right, title and interest in the following (i) Conveyed Receivables ann (ii) Related Assets All terms defined in Cross-Sale Agreement dated July 23, 2009.

DEBTOR: PERRIGO PHARMACEUTICALS COMPANY

Jurisdiction and Index Searched	Periods Covered	Secured Party	Initial File No. and File Date	Amendments (with File No. and File Date)	Collateral Description
MICHIGAN SOS/ UCC DIVISION	THRU 10/04/11	L. Perrigo Company	2009109653-3 7/28/09		All Debtor’s right, title and interest in the following (i) Conveyed Receivables ann (ii) Related Assets All terms defined in Cross-Sale Agreement dated July 23, 2009.
		Bank of America, National Association, as Agent (Assignor) Perrigo Receivables, LLC	2009111050-9 7/29/09		All Debtor’s right, title and interest in the following (i) Conveyed Receivables ann (ii) Related Assets All terms defined in Cross-Sale Agreement dated July 23, 2009.
		J.R. Automation Technologies, LLC	2010144910-5 10/28/10		Specific Equipment Pursuant to MI Special Tool Lien Act

DEBTOR: PERRIGO INTERNATIONAL, LLC

Jurisdiction and Index Searched	Periods Covered	Secured Party	Initial File No. and File Date	Amendments (with File No. and File Date)	Collateral Description
MICHIGAN SOS/ UCC DIVISION	THRU 10/4/11	JPMorgan Chase Bank, N.A., as Agent JPMorgan Chase Bank, N.A.	2005047985-3 3/17/05	Amendment: Collateral Restatement 2008062417-5 4/22/08 Continuation: 2009146914-2 10/14/09 Amendment: Secured party name change to JPMorgan Chase Bank, N.A. 2009163975-1 11/18/09	Stock pledge
		JPMorgan Chase Bank, N.A., as Administrative Agent under a Term loan Agreement	2008062416-3 4/22/08	Termination: 2010155134-2 11/22/10	Stock Pledge
		JPMorgan Chase Bank, N.A., as Collateral Agent	2008084567-8 5/29/08		Stock Pledge
			2010155134-2		UCC forthcoming

DEBTOR: PERRIGO HOLLAND INC.

Jurisdiction and Index Searched	Periods Covered	Secured Party	Initial File No. and File Date	Amendments (with File No. and File Date)	Collateral Description
MICHIGAN SOS/ UCC DIVISION	10/4/2011	L. Perrigo Company	2009109655-7 7/28/09		All Debtor’s right, title and interest in the following (i) Conveyed Receivables ann (ii) Related Assets All terms defined in Cross-Sale Agreement dated July 23, 2009.
		Bank of America, National Association, as Agent (Assignor) Perrigo Receivables, LLC	2009111049-6 7/29/09		All Debtor’s right, title and interest in the following (i) Conveyed Receivables ann (ii) Related Assets All terms defined in Cross-Sale Agreement dated July 23, 2009.

DEBTOR: Perrigo Florida Inc.

Jurisdiction and Index Searched	Periods Covered	Secured Party	Initial File No. and File Date	Amendments (with File No. and File Date)	Collateral Description
Florida SOS/ UCC DIVISION	THRU 9/30/11	L. Perrigo Company	2011477897X 6/14/11
Debtor’s right, title and interest, whether now owned or hereafter acquired, whether existing on the effective date of the Cross-Sale Agreement (7/23/09) or thereafter arising at any time and wherever located in and on the following:

(i) Conveyed Receivables and
(ii) related Assets

		Bank of America, National Association , as agent Perrigo Receivables, LLC	201104778988 6/14/11
Debtor’s right, title and interest, whether now owned or hereafter acquired, whether existing on the effective date of the Cross-Sale Agreement (7/23/09) or thereafter arising at any time and wherever located in and on the following:

(i) Conveyed Receivables and
(ii) related Assets
(iii) Blocked Accounts

DEBTOR: Perrigo International Holdings LLC

Jurisdiction and Index Searched	Periods Covered	Secured Party	Initial File No. and File Date	Amendments (with File No. and File Date)	Collateral Description
Michigan SOS/ UCC DIVISION	THRU 10/4/11	No Lien of Record

DEBTOR: Perrigo International Holdings II Inc.

Jurisdiction and Index Searched	Periods Covered	Secured Party	Initial File No. and File Date	Amendments (with File No. and File Date)	Collateral Description
Delaware SOS/ UCC DIVISION	THRU 9/21/11	JPMorgan Chase Bank, N.A., as Collateral Agent	2010 3519406 10/08/10		Stock Pledge

DEBTOR: PBM Nutritionals, LLC

Jurisdiction and Index Searched	Periods Covered	Secured Party	Initial File No. and File Date	Amendments (with File No. and File Date)	Collateral Description
Delaware SOS/ UCC DIVISION	THRU 11/5/10	Wachovia bank, National Association, as Administrative Agent	6338617-4 9/29/06	Termination: 2010 3468828 10/05/10 Continuation: 2011 2096991 6/2/11	All Assets and Personal Property of the Debtor
		US Bancorp	2007 0638089 2/20/07		Lease Equipment
		US Bancorp	2008 1030004 3/25/08		Equipment filing Informational
		US Bancorp	2008 1165594 4/3/08		Equipment filing Informational
		Bank of America, National Association, as Agent Perrigo Receivables, LLC	2011 2266198 6/14/11
Debtor’s right, title and interest, whether now owned or hereafter acquired, whether existing on the effective date of the Cross-Sale Agreement (7/23/09) or thereafter arising at any time and wherever located in and on the following:

(i) Conveyed Receivables and
(ii) related Assets
(iii) Blocked Accounts

		L. Perrigo Company	2011 22662206 6/14/11
Debtor’s right, title and interest, whether now owned or hereafter acquired, whether existing on the effective date of the Cross-Sale Agreement (7/23/09) or thereafter arising at any time and wherever located in and on the following:

(i) Conveyed Receivables and
(ii) related Assets

DEBTOR: PBM Holdings, LLC

Jurisdiction and Index Searched	Periods Covered	Secured Party	Initial File No. and File Date	Amendments (with File No. and File Date)	Collateral Description
Delaware SOS/ UCC DIVISION	THRU 11/5/10	Wachovia bank, National Association, as Administrative Agent	6338602-6 9/29/06	Amendment: Partial Release 2009 1847984 6/10/09 Termination: 2010 3468703 10/05/10 Continuation: 2011 2141680 6/6/11	All personal property of the Debtor now owned or hereafter acquired.
		Wachovia Financial Services, Inc.	2007 3611968 9/25/07	Termination: 2010 1518152 4/30/10	Airframe: Raytheon Aircraft FAA Registration No. N438BC Engines Pratt & Whitney Canada JT15D-5

DEBTOR: Paddock Laboratories, LLC

Jurisdiction and Index Searched	Periods Covered	Secured Party	Initial File No. and File Date	Amendments (with File No. and File Date)	Collateral Description
Delaware SOS/ UCC DIVISION	THRU 9/21/11	No Liens of Record

DEBTOR: ChemAgis USA, Inc.

Jurisdiction and Index Searched	Periods Covered	Secured Party	Initial File No. and File Date	Amendments (with File No. and File Date)	Collateral Description
Delaware SOS/ UCC DIVISION	THRU 10/11/11	No Liens of Record

DEBTOR: Perrigo New York, Inc.

Jurisdiction and Index Searched	Periods Covered	Secured Party	Initial File No. and File Date	Amendments (with File No. and File Date)	Collateral Description
Delaware SOS/ UCC DIVISION	THRU 10/11/11	Raymond Leasing Corporation	6376993-2 10/30/06		Equipment Lease
		Raymond Leasing Corporation	6383683-0 11/2/06		Equipment Lease
		Raymond Leasing Corporation	2008 1605235 5/8/08		Equipment Lease
		Raymond Leasing Corporation	2008 2593372 7/29/08		Equipment Lease
		L. Perrigo Company	2009 2398185 7/27/09		All Debtor’s right, title and interest in the following (i) Conveyed Receivables ann (ii) Related Assets All terms defined in Cross-Sale Agreement dated July 23, 2009.
		Bank of America, National Association, as Agent Perigo Receivables, LLC (Assignor)	2009 2429360 7/29/09		All Debtor’s right, title and interest in the following (i) Conveyed Receivables ann (ii) Related Assets All terms defined in Cross-Sale Agreement dated July 23, 2009.
		Raymond Leasing Corporation	2010 1090103 3/30/10		Equipment Lease
		Raymond Leasing Corporation	2011 1275059 4/6/11		Equipment Lease

Schedule 6.04

Investments

1.	Perrigo Asia Holding Company Ltd. has a 49.9% ownership interest in Zibo Xinhua-Perrigo Pharmaceutical Company Ltd.

2.	Perrigo New York, Inc. has a 18.5% ownership interest in Cobrek Parmaceuticals, Inc.

3.	Perrigo Israel Pharmaceuticals Ltd. has a 13.2% ownership interest in Meditor Pharmaceuticals Ltd.

4.
Perrigo Israel Pharmaceuticals Ltd. presently maintains a portfolio of auction rate securities with a total par value of $18,000,000, such receivables having been written down to a book value of $7,503,000 in the consolidated financial statement of Perrigo Company for the fiscal year ended June 25, 2011.

5.
Perrigo Company has guaranteed the various financial obligations and liabilities of Perrigo Mexico Holdings SA de CV, Perrigo de Mexico SA de CV, Quimica Farmacia SA de CV and Laboratories DIBA SA (collectively, “Perrigo Mexico”) to HSBC Mexico SA up to an aggregate amount of 15,000,000 Mexican pesos (approximately $1,103,000). As of October 14, 2011 Perrigo Mexico’s financial obligations to HSBC Mexico SA that were covered by the Perrigo Company guaranty were approximately 6,000,000 Mexican pesos (approximately $438,000).

6.
Perrigo Company has guaranteed the principal obligations of Perrigo API India Pvt. Ltd. (“Perrigo India”) under the Term Loan dated as of July 6, 2011 between Perrigo India as borrower and Hong Kong and Shanghai Banking Company Ltd. as lender, up to 267,600,000 Indian rupees (approximately $5,446,000). As of October 18, 2011 the principal obligations outstanding and covered by the Perrigo Company guaranty were 50,000,000 Indian rupees (approximately $1,017,600).

7.
Existing intercompany loans made by a Subsidiary to another Subsidiary, and intercompany guaranties made by a Subsidiary in favor of another Subsidiary as disclosed to the Lender on or before the Closing Date.

Schedule 6.08

Existing Restrictions

1.	Restrictions and conditions under the terms of Borrower’s 2008 Term Loan Agreement, Senior Notes and Permitted Securitization Transaction.

1.	Restrictions and conditions under the terms of the Investments referenced in items 1 – 3 of Schedule 6.04.

1.	Restrictions and conditions under the terms of Perrigo Netherlands B.V.’s, majority ownership interest in Perrigo API India, an India joint venture company.

1.	Restrictions and conditions under the terms of Perrigo Netherlands B.V.’s majority ownership interest of Chemagis India Private Ltd., an India joint venture company.

Exhibit A - Assignment and Assumption

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.    Assignor:        ______________________________

2.	Assignee: ______________________________
[and is an Affiliate/Approved Fund of _____________]

3.	U.S. Borrower: Perrigo Company

4.	Administrative Agent: JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.
Credit Agreement:    The Credit Agreement dated as of October 26, 2011 among Perrigo Company, certain Foreign Subsidiary Borrowers parties thereto, the Lenders parties thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loan
	$	$	%
	$	$	%
	$	$	%

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:______________________________
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:______________________________
Title:

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A., as
Administrative Agent

By_________________________________
Title:

Consented to:

[NAME OF RELEVANT PARTY]

By________________________________
Title:

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the U.S. Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the U.S. Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Michigan.

Exhibit B -- Foreign Subsidiary Borrower Agreement

FOREIGN SUBSIDIARY BORROWER AGREEMENT

THIS FOREIGN SUBSIDIARY BORROWER AGREEMENT (this "Agreement"), dated as of _____________, 20__, is entered into by _________________, a ________________ (the "New Foreign Subsidiary Borrower"), Perrigo Company (the “U.S. Borrower”) and JPMorgan Chase Bank, N.A., as Administrative Agent, pursuant to the Credit Agreement (as amended or modified from time to time, the "Credit Agreement"), dated as of October 26, 2011, among the U.S. Borrower, the Foreign Subsidiary Borrowers party hereto, the Lenders party hereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.

WITNESSETH:

WHEREAS, the parties to this Foreign Subsidiary Borrower Agreement wish to designate the New Foreign Subsidiary Borrower as a Foreign Subsidiary Borrower under the Credit Agreement in the manner hereinafter set forth; and

WHEREAS, this Foreign Subsidiary Borrower Agreement is entered into pursuant to the Credit Agreement;

NOW, THEREFORE, in consideration of the premises, the parties hereto hereby agree as follows:

1.    The New Foreign Subsidiary Borrower hereby acknowledges that it has received and reviewed a copy of the Credit Agreement and the other Loan Documents and unconditionally agrees to: (a) join the Credit Agreement and the other Loan Documents as a Foreign Subsidiary Borrower, (b) be bound by, and hereby ratifies and confirms, all covenants, agreements, consents, submissions, appointments, acknowledgments and other terms and provisions attributable to a Foreign Subsidiary Borrower in the Credit Agreement and the other Loan Documents; and (c) perform all obligations required of it as a Foreign Subsidiary Borrower by the Credit Agreement and the other Loan Documents.

2.    The New Foreign Subsidiary Borrower hereby represents and warrants to the Agents and the Lenders that:

(a) The New Foreign Subsidiary Borrower is a Wholly-Owned Subsidiary of the U.S. Borrower and satisfies all conditions to becoming a Foreign Subsidiary Borrower under the Credit Agreement.

(b) The representations and warranties with respect to it contained in, or made or deemed made by it in, the Credit Agreement and any other Loan Document are true and correct in all material respects on the date hereof.

(c) The execution, delivery and performance by the New Foreign Subsidiary Borrower of this Agreement are within its corporate powers and have been duly authorized by all necessary corporate, stockholder and other action. This Agreement has been duly executed and delivered by the New Foreign Subsidiary Borrower and constitutes a legal, valid and binding obligation of the New Foreign Subsidiary Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(d)    The execution, delivery and performance by the New Foreign Subsidiary Borrower of this Agreement (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (ii) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the New Foreign Subsidiary Borrower or any of its Subsidiaries or any order of any Governmental Authority, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding upon the New Foreign Subsidiary Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the New Foreign Subsidiary Borrower or any of its Subsidiaries, and (iv) will not result in the creation or imposition of any Lien on any asset of the New Foreign Subsidiary Borrower or any of its Subsidiaries.

(e)    The address and jurisdiction of incorporation of the Foreign Subsidiary Borrower is set forth in Schedule A to this Agreement.

3.    The U.S. Borrower represents and warrants to the Agents and the Lenders that (a) no Default shall have occurred and be continuing hereunder as of the date hereof; and (b) the representations and warranties made by the Borrowers and contained in Article III of the Credit Agreement are true and correct in all material respects on and as of the date hereof with the same effect as if made on and as of such date (other than those representations and warranties that by their terms speak as of a particular date, which representations and warranties shall be true and correct in all material respects as of such particular date).

4.    The U.S. Borrower and each other Guarantor agrees that its Guaranty shall remain in full force and effect after giving effect to this Foreign Subsidiary Borrower Agreement, including without limitation after including the New Foreign Subsidiary Borrower as a Foreign Subsidiary Borrower under the Credit Agreement and the execution and delivery of any Ancillary Facility Document.

5.    The New Foreign Subsidiary shall be entitled [to obtain Revolving Loans] [request the creation of Ancillary Facilities under Section 2.21 of the Credit Agreement]. [Attached hereto as Schedule B is the final Ancillary Facility Document.]

6.    The New Foreign Subsidiary Borrower shall not become a Foreign Subsidiary Borrower under the Credit Agreement until (a) this Agreement is signed by all parties hereto and by the Administrative Agent and where indicated below and (b) the Administrative Agent shall have received such documents (including legal opinions) and certificates as the Administrative Agent or its counsel may reasonably request relating to the formation, existence and good standing of the New Foreign Subsidiary Borrower, the authorization of Borrowings as they relate to the New Foreign Subsidiary Borrower and any other legal matters relating to the New Foreign Subsidiary Borrower and this Agreement, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

7.    Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Credit Agreement. This Foreign Subsidiary Borrower Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. Except as expressly amended hereby, each Borrower agrees that the Credit Agreement and the other Loan Documents are ratified and confirmed and shall remain in full force and effect, and that it has no set off, counterclaim, or defense with respect to any of the foregoing. This Foreign Subsidiary Borrower Agreement may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Foreign Subsidiary Borrower

Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Foreign Subsidiary Borrower Agreement. This Foreign Subsidiary Borrower Agreement shall be governed by, and construed in accordance with, the law of the State of Michigan.

8.    [Other modifications to the Credit Agreement provisions reasonably requested by the Administrative Agent relating to laws, regulations and standard practice of the jurisdiction of the New Foreign Subsidiary Borrower].

IN WITNESS WHEREOF, each of the undersigned has caused this Foreign Subsidiary Borrower Agreement to be duly executed and delivered as of the day and year set forth above.

________________________, as a Foreign Subsidiary Borrower

By _________________________
Name:
Title:

PERRIGO COMPANY

By _________________________
Name:
Title:

[EXISTING FOREIGN SUBSIDIARY BORROWERS]

By _________________________
Name:
Title:

[GUARANTORS]

By _________________________
Name:
Title:

Acknowledged and Consented to:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By _________________________
Name:
Title:

SCHEDULE A

ADMINISTRATIVE INFORMATION

Jurisdiction of organization:

Address:

SCHEDULE B

Final Ancillary Facility Document – if applicable

Exhibit C -- Foreign Subsidiary Borrower Termination

FOREIGN SUBSIDIARY BORROWER TERMINATION

THIS FOREIGN SUBSIDIARY BORROWER TERMINATION (this "Agreement"), dated as of _____________, 20__, is entered into by _________________, a ________________ (the "Foreign Subsidiary Borrower"), Perrigo Company (the “U.S. Borrower”) and JPMorgan Chase Bank, N.A., as Administrative Agent, pursuant to the Credit Agreement (as amended or modified from time to time, the "Credit Agreement"), dated as of October 26, 2011, among the U.S. Borrower, the Foreign Subsidiary Borrowers party hereto, the Lenders party hereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.

WITNESSETH:

WHEREAS, the parties to this Agreement wish to remove the Foreign Subsidiary Borrower as a Foreign Subsidiary Borrower under the Credit Agreement in the manner hereinafter set forth; and

WHEREAS, this Agreement is entered into pursuant to the Credit Agreement;

NOW, THEREFORE, in consideration of the premises, the parties hereto hereby agree as follows:

1.    The Foreign Subsidiary Borrower's ability to request or obtain Loans under the Credit Agreement is hereby irrevocably terminated. The Foreign Subsidiary Borrower shall no longer be considered a Foreign Subsidiary Borrower for purposes of requesting or obtaining Loans and, upon payment in full of all Obligations under the Credit Agreement and the other Loan Documents owing by the Foreign Subsidiary Borrower, the Foreign Subsidiary Borrower shall no longer be a party to the Credit Agreement.

2.     The Foreign Subsidiary Borrower and the U.S. Borrower agree, jointly and severally, that all Obligations under the Credit Agreement and the other Loan Documents owing by the Foreign Subsidiary Borrower shall be paid in full on the date hereof.

3.    Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Credit Agreement. This Foreign Subsidiary Borrower Termination shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Foreign Subsidiary Borrower Termination may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Foreign Subsidiary Borrower Termination by telecopy shall be effective as delivery of a manually executed counterpart of this Foreign Subsidiary Borrower Termination. This Foreign Subsidiary Borrower Termination shall be governed by, and construed in accordance with, the law of the State of Michigan.

IN WITNESS WHEREOF, each of the undersigned has caused this Foreign Subsidiary Borrower Termination to be duly executed and delivered as of the day and year set forth above.

________________________, as the Foreign Subsidiary Borrower

By _________________________
Name:
Title:

PERRIGO COMPANY

By _________________________
Name:
Title:

Acknowledged and Consented to:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By _________________________
Name:
Title:

Exhibit D -- Lender Addition and Acknowledgement Agreement

LENDER ADDITION AND ACKNOWLEDGEMENT AGREEMENT
Dated: ________, 20__

Reference is made to the Credit Agreement (as amended or modified from time to time, the "Credit Agreement"), dated as of October 26, 2011, is among Perrigo Company, the Foreign Subsidiary Borrowers party hereto, the Lenders party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent. Capitalized terms which are defined in the Credit Agreement and which are used herein without definition shall have the same meanings herein as in the Credit Agreement.

The Borrowers and _________________________________ (the "[New or Current] Lender") agree as follows:

1.    Subject to Section 2.08 of the Credit Agreement and this Lender Addition and Acknowledgement Agreement, the Borrowers hereby increase the Aggregate Revolving Commitments from $__________ to $_____________ (such increase shall be in increments of $10,000,000 and shall not cause the Aggregate Revolving Commitment to exceed $325,000,000). This Lender Addition and Acknowledgement Agreement is entered into pursuant to, and authorized by, Section 2.08 of the Credit Agreement.

2.    The parties hereto acknowledge and agree that, as of the date hereof and after giving effect to this Lender Addition and Acknowledgment Agreement, the Aggregate Commitment and the Commitment of each Lender under the Credit Agreement, including without limitation, the [New or Current] Lender, are set forth on Schedule 2.01 hereto, and that Schedule 2.01 hereto replaces Schedule 2.01 to the Credit Agreement as of the Closing Date.

3.    [If requested by the Current Lender, the Current Lender attaches the notes delivered to it under the Credit Agreement and requests that the Borrowers exchange such notes for new notes in the amount of its revised Commitment][ If requested by the New Lender, the New Lender requests that the Borrowers issue notes in the amount of its Commitment.]

4.    The [New or Current] Lender (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Lender Addition and Acknowledgment Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to execute and perform this Lender Addition and Acknowledgment Agreement and become a Lender, (iii) from and after the Closing Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent specified herein, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Lender Addition and Acknowledgment Agreement on the basis of which it has made such analysis and decision independently and without reliance on any Agent or any other Lender, and (v) if it is a Foreign Lender, attached to this Lender Addition and Acknowledgment Agreement is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by it; and (b) agrees that (i) it will, independently and without reliance on any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

5.    The effective date for this Lender Addition and Acknowledgement Agreement shall be              (the "Closing Date"). Following the execution of this Lender Addition and Acknowledgement Agreement, it will be delivered to the Administrative Agent for the consent of the Administrative Agent and acceptance and recording in the Register.

6.    Upon such consents, acceptance and recording, from and after the Closing Date, the [New or Current] Lender shall be a party to the Credit Agreement and the other Loan Documents to which Lenders are parties and to the extent provided in this Lender Addition and Acknowledgement Agreement, have the rights and obligations of a Lender under each such agreement.

7.    Upon such consents, acceptance and recording, from and after the Closing Date, the Administrative Agent shall make all payments in respect of the interest assigned hereby (including payments of principal, interest, fees and other amounts) to the [New or Current] Lender.

8.    The U.S. Borrower represents and warrants to the Agents and the Lenders that (a) no Default shall have occurred and be continuing hereunder as of the Closing Date; and (b) the representations and warranties made by the Borrowers and contained in Article III of the Credit Agreement are true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of such date (other than those representations and warranties that by their terms speak as of a particular date, which representations and warranties shall be true and correct in all material respects as of such particular date).

9.        Except as expressly amended hereby, each Borrower agrees that the Credit Agreement and the other Loan Documents are ratified and confirmed and shall remain in full force and effect, and that it has no set off, counterclaim, or defense with respect to any of the foregoing.

10.    This Lender Addition and Acknowledgment Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Lender Addition and Acknowledgment Agreement may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Lender Addition and Acknowledgment Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Lender Addition and Acknowledgment Agreement. This Lender Addition and Acknowledgment Agreement shall be governed by, and construed in accordance with, the law of the State of Michigan.
PERRIGO COMPANY

By _________________________
Name:
Title:

[ANY FOREIGN SUBSIDIARY BORROWERS]

By _________________________
Name:
Title:

[CURRENT LENDER OR NEW LENDER]

By _________________________
Name:
Title:

Acknowledged and Consented to:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By _________________________
Name:
Title:

Schedule 2.01

Lenders and Commitments
(as of the Closing Date)

Exhibit E -- Form of Note

NOTE

[Date]

_______________________, a ___________________ (the "Borrower"), promises to pay to the order of ____________________________________ (the "Lender") the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to the Credit Agreement (as hereinafter defined), in immediately available funds at the office of JPMorgan Chase Bank, N.A.,, as Administrative Agent, designated in the Credit Agreement, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Credit Agreement. The Borrower shall pay the principal of and accrued and unpaid interest on the Loans in the amounts and at the times required under the Credit Agreement.

The Lender shall, and is hereby authorized to record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.

This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Credit Agreement dated as of October 26, 2011 (the "Credit Agreement”) by and among Perrigo Company, a Michigan corporation (the “U.S. Borrower”), the Foreign Subsidiary Borrowers from time to time party thereto (together with the U.S. Borrower, the “Borrowers”), the Lenders (together with their respective successors and assigns, the “Lenders”), and JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”), to which Credit Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. This Note is secured and/or guaranteed as more specifically described in the Credit Agreement and other Loan Documents, and reference is made thereto for a statement of the terms and provisions thereof. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Credit Agreement.

By:
Print Name:
Title:

Exhibit F -- Forms of Tax Certificate

U.S. TAX CERTIFICATE
(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of October 26, 2011 among Perrigo Company, certain Foreign Subsidiary Borrowers parties thereto, the Lenders parties thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement").

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned's conduct of a U.S. trade or business.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:______________________________________
Name:
Title:
Date: ________ __, 20[ ]

U.S. TAX CERTIFICATE
(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of October 26, 2011 among Perrigo Company, certain Foreign Subsidiary Borrowers parties thereto, the Lenders parties thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement").

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned's or its partners/members' conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:______________________________________
Name:
Title:
Date: ________ __, 20[ ]

U.S. TAX CERTIFICATE
(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of October 26, 2011 among Perrigo Company, certain Foreign Subsidiary Borrowers parties thereto, the Lenders parties thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement").

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned's conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:______________________________________
Name:
Title:
Date: ________ __, 20[ ]

U.S. TAX CERTIFICATE
(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of October 26, 2011 among Perrigo Company, certain Foreign Subsidiary Borrowers parties thereto, the Lenders parties thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement").

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned's or its partners/members' conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:______________________________________
Name:
Title:
Date: ________ __, 20[ ]

Exhibit G -- Mandatory Cost Rate

MANDATORY COST

1. The Mandatory Cost Rate (to the extent applicable) is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2. On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the "Associated Costs Rate") for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost Rate will be calculated by the Administrative Agent as a weighted average of the Lenders' Associated Costs Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum. The Administrative Agent will, at the request of the applicable Borrower, deliver to such Borrower a statement setting forth the calculation of Mandatory Cost Rate.

3. The Associated Costs Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender's participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4. The Associated Costs Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Administrative Agent as follows:

 (a)    in relation to a Loan in Sterling:

AB + C(B – D) + E × 0.01 percent per annum
100 – (A + C)

 (b)    in relation to a Loan in any currency other than Sterling:

E x 0.01
per cent. per annum.

Where:

 A is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B is the percentage rate of interest (excluding the Applicable Margin and the Mandatory Cost Rate and, if

the Loan is an Unpaid Sum, the additional rate of interest specified in Section 2.12(d)) payable for the relevant Interest Period on the Loan.

C is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

E is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5. For the purposes of this Exhibit:

(a) "Eligible Liabilities" and "Special Deposits" have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b) "Facility Office" means the office or offices notified by a Lender to the Administrative Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.

(c) "Fees Rules" means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(d) "Fee Tariffs" means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(e) "Participating Member State" means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.

(f) "Reference Banks" means, in relation to Mandatory Cost Rate, the principal London offices of JPMorgan Chase Bank, N.A..

(g) "Tariff Base" has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

(h) "Unpaid Sum" means any sum due and payable but unpaid by the applicable Borrower under the Loan Documents.

6. In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7. If requested by the Administrative Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8. Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Associated Costs Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a) the jurisdiction of its Facility Office; and

(b) any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

9. The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender's obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10. The Administrative Agent shall have no liability to any person if such determination results in an Associated Costs Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11. The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost Rate to the Lenders on the basis of the Associated Costs Rate for each Lender based on the information provided by each Lender and each Reference Bank, as applicable, pursuant to paragraphs 3, 7 and 8 above.

12. Any determination by the Administrative Agent pursuant to this Exhibit in relation to a formula, the Mandatory Cost Rate, an Associated Costs Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

13. The Administrative Agent may from time to time, after consultation with the U.S. Borrower and the relevant Lenders, determine and notify to all parties hereto any amendments which are required to be made to this Exhibit G in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

Exhibit H-1

OPINION OF COUNSEL FOR THE U.S. BORROWER

October 26, 2011

JPMorgan Chase Bank, N.A., as Administrative
Agent, and the Lenders party to the
Credit Agreement referred to below

Ladies and Gentlemen:

We have acted as counsel for Perrigo Company, a Michigan corporation (the “U.S. Borrower”) and the Domestic Subsidiaries that are Guarantors (collectively, with the U.S. Borrower, the “Obligors”) in connection with the Credit Agreement dated as of the date hereof (the “Credit Agreement”) among the U.S. Borrower, the Foreign Subsidiary Borrowers who are from time to time parties to the Credit Agreement, the Lenders who are parties to the Credit Agreement, and JPMorgan Chase Bank, N.A., as Administrative Agent. This opinion is being rendered to you at the request of the U.S. Borrower pursuant to Section 4.01(b) of the Credit Agreement.

Each capitalized term that is used but not defined in this opinion has the meaning that the Credit Agreement gives it.

We have examined the following documents, each of which is dated the same date as this opinion unless otherwise indicated:

•	Credit Agreement.

•	Guaranty by Obligors in favor of Administrative Agent.

•	Pledge Agreement and Irrevocable Proxy (governed by Michigan law) by Perrigo International Holdings II, Inc. (an Obligor) (“Holdings II”) in favor of Administrative Agent (“Pledge Agreement”).

This letter refers to the documents listed above as the “Credit Documents.”

We have also examined the following:

•
Good standing certificates issued by the Michigan Department of Energy, Labor and Economic Growth (“Michigan Department”) dated __________, 2010, with respect to Perrigo Company, L. Perrigo Company, Perrigo Company of South Carolina, Inc., Perrigo Pharmaceuticals Company, Perrigo International, Inc., Perrigo International Holdings, Inc. and Perrigo Holland, Inc. (collectively, the “Michigan Corporations”).

•	Good standing certificate issued by the Delaware Secretary of State (“Delaware Secretary of State”) dated ________, 2010 with respect to Holdings II, Inc., PBM Holdings, Inc. and PBM

Nutritionals, LLC (collectively, the “Delaware Entities”).

•	Good standing certificate issued by the Florida Secretary of State (“Florida Secretary of State”) dated ________, 2010, with respect to Perrigo Florida, Inc.

•	Articles of incorporation of each of the Michigan Corporations as certified by the Michigan Department on __________, 2010.

•	Certificates of Incorporation or Certificates of Formation of the Delaware Entities, each as certified by the Delaware Secretary of State on _________, 2010.

•	Articles of Incorporation of Perrigo Florida, Inc., as certified by the Florida Secretary of State on ________, 2010.

•	Bylaws of each Obligor, other than PBM Nutritionals, LLC.

•	Limited Liability Company Agreement of PBM Nutritionals, LLC.

•
Certificates of Todd W. Kingma, as Secretary of each Obligor, each of which is dated October __, 2010, and certifies (1) the articles of incorporation, certificate of incorporation, certificate of formation, bylaws and limited liability company agreement, as applicable, of each Obligor, as attached to the Certificate, (2) the adoption by the board of directors, a committee of the board of directors, or a member, as applicable, of each Obligor of resolutions authorizing the Obligor’s execution, delivery and performance of the Credit Documents to which it is a party and (3) the incumbency and signature of certain officers of each Obligor whom the resolutions authorize to act on behalf of the Obligor (“Secretary’s Certificates”).

•	[Certificate of Judy L. Brown, as Chief Financial Officer of the U.S. Borrower, dated October __, 2010 (“Officer’s Certificate”), attached to this opinion letter.]

We have assumed (1) the genuineness of all signatures and of all Credit Documents that have been submitted to us as originals, (2) that each copy that has been submitted to us conforms to the original, (3) the legal capacity of each natural Person and (4) as to each Credit Document to be entered into by a Person or Persons other than an Obligor, that each such Person that has executed the document had the power to enter into and perform its obligations under it and that the document has been duly authorized, executed and delivered by, and is binding on and enforceable against, that Person.

Any reference in this opinion to our knowledge means the actual knowledge of the attorney who has signed this opinion and each attorney in this firm who has been actively involved in reviewing the Credit Documents or in preparing this opinion, and those attorneys have not made any investigation of or inquiry as to those factual matters with respect to which this opinion states that we do or do not have knowledge, except as set forth in this letter.

Subject to the assumptions, qualifications and limitations in this letter, we express the following opinions:

1.    Each Obligor, other than PBM Nutritionals, LLC (a) is a corporation duly incorporated, validly existing and in good standing under the laws of its state of incorporation, and (b) has all requisite power and authority to conduct business and own properties. PBM Nutritionals, LLC (a) is a limited liability company validly existing and in good standing under the laws of its state of organization, and (b) has all requisite company power and authority to conduct business and own properties.

2.    The Credit Documents (a) have been duly authorized by proper corporate or limited liability company action, as appropriate, on the part of each Obligor and (b) when executed and delivered by each Obligor, will constitute the valid and binding obligations of each Obligor, enforceable against each of them in accordance with their respective terms.

3.    The execution, delivery, and performance by each Obligor of the Credit Documents to which it is a party and compliance with their terms and provisions do not and will not (a) violate any provision of the certificate of incorporation, articles of incorporation, certification of formation, bylaws or limited liability company agreement of such Obligor, (b) violate any applicable law, rule, or regulation, (c) violate any order, writ, injunction, or decree of any Michigan or federal Governmental Authority or arbitral award that applies to such Obligor and of which we have knowledge, or (d) except as could not reasonably be expected to have a Material Adverse Effect, result in a breach of, constitute a default under, require any consent under, or result in the acceleration or require prepayment of any indebtedness pursuant to the terms of any agreement or instrument to which such Obligor is a party or by which it is bound and of which we have knowledge, or result in the creation or imposition of any Lien or other encumbrance upon any property of such Obligor pursuant to the terms of any such agreement or instrument.

4.    Except as set forth in the SEC Documents and except for the Disclosed Matters, we do not know of any action, suit, or proceeding pending against or overtly threatened against or affecting, any Obligor before any arbitrator or Governmental Authority as to which we believe that an adverse decision would have a Material Adverse Effect or that in any manner draws into question the validity or enforceability of the Credit Documents.

5.    No authorization, consent, or approval of, or filing or registration with, any Michigan or federal Governmental Authority is required, under Michigan or federal law, for the execution, delivery, or performance by each Obligor of the Credit Documents or for the validity or enforceability of the Credit Documents against each Obligor.

6.    None of the Obligors is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

7.    Assuming that the Borrowers will comply with the provisions of the Credit Agreement relating to the use of proceeds, the making of Advances under the Credit Agreement will not violate Regulations U and X of the Board.

8.    To the extent, if any, that Michigan law applies, the Pledge Agreement is sufficient to create in favor of the Administrative Agent a valid security interest in the partnership interests of Perrigo UK Finco Limited Partnership, a limited partnership organized in the United Kingdom that are described in the Pledge Agreement (“Pledged Interests”).

9.    To the extent that the collateral described in the attached form of UCC financing statement consists of personal property in which a security interest may be perfected by filing a financing statement under the Michigan Uniform Commercial Code (“Article 9 Filing Collateral”), that security interest will be perfected by filing the attached financing statement in the office of the Delaware Secretary of State.

Our opinions are subject to the following assumptions, limitations and qualifications:

A.    Our opinions are subject to (1) the effect of generally applicable bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, arrangement, moratorium and other similar laws and (2) limitations that are imposed by the effect of general principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity).

B.    Certain provisions in the Credit Documents are not or may not be enforceable under Michigan law. In our opinion, however, this does not render any Credit Document invalid as a whole, and the Administrative Agent may exercise remedies under them that would normally be available to creditors and secured parties under Michigan law.

C.    We do not express any opinion as to (including, without limitation, as to the effect or applicability of) any laws, statutes, rules or regulations other than the laws, statutes, rules and regulations of the state of Michigan (excluding municipal and other local ordinances, codes and regulations), the federal laws of the United States, the Delaware General Corporation Law, the Delaware Limited Liability Company Act, and the Florida Business Corporation Act (as limited by the last sentence of this Paragraph). We note that each Credit Document provides that it is to be governed by Michigan law. We do not express any opinion as to the validity or enforceability of these choice-of-law provisions. Our opinions with respect to matters governed by the Florida Business Corporation Act are limited to our reading of the text of such statute and the corporate documents and certificates relating to Perrigo Florida, Inc. identified in this letter, without regard to any applicable case law or regulations interpreting the Florida Business Corporation Act.

D.    Our opinions are based entirely upon, and are limited to, our knowledge of Michigan law as it applies generally to transactions of the types contemplated by the Credit Documents when entered into by ordinary business corporations, without regard to the activities in which they are engaged. For example, we do not express any opinion as to laws or regulations that require a business entity to obtain a license or approval because of the specific nature of its business or activities in which it is engaged, such as insurance, banking, construction, oil and gas, or other regulated activities or industries.

E.    We assume that the proceeds of the Loans will be used by the Borrowers only for business purposes.

F.    It is unclear under Michigan law whether the Administrative Agent, as agent under the Collateral Documents, has the power in its own name, as agent, without naming all the Lenders, in any applicable legal proceeding to exercise remedies under the Collateral Documents for the realization upon the Collateral, other than enforcement of the Pledge Agreement under Article 9 of the Michigan Uniform Commercial Code.

G.     We have assumed that no Lender is a broker or a dealer as those terms are defined in the Securities Exchange Act of 1934. We have also assumed that no Agent or Lender is a “creditor” within the meaning of Regulation T of the Board.

H.    We have assumed that the factual statements (and not the legal conclusions) contained in the Officer’s Certificate and the Secretary’s Certificates are true and correct. We have assumed that the statements contained in the certificates issued by the Michigan Department, Delaware Secretary of State and Florida Secretary of State that are referred to above (collectively, the “State Certificates”) are true and correct as of the date of this opinion letter.

I.    Our opinions in Paragraph 1(a) are based exclusively upon the State Certificates.

J.    We assume that either (1) no Lender is a savings and loan association, a savings association or a savings bank chartered under federal law or under the law of a jurisdiction other than Michigan (“Foreign Savings Institution”) or (2) any Lender that is a Foreign Savings Institution is not required to obtain a certificate of authority to transact business in Michigan under the Michigan Savings and Loan Act of 1980.

K.    Except as expressly stated in Paragraph 8, we do not express any opinion as to the status of title to any personal property or as to the priority of any security interest that any Credit Document grants.

L.    We have assumed that Holdings II owns the Pledged Interests.

M.    We are informed that Perrigo UK Finco Limited Partnership (“UK Finco”) is a limited partnership organized in the United Kingdom. Our opinion in Paragraph 8 assumes that United Kingdom law is identical to the laws of the State of Michigan. We do not express any opinion as to whether Michigan law, United Kingdom law or other law governs the perfection, effect of perfection or non-perfection or priority of the security interest in the Pledged Interests that the Pledge Agreement grants (“Pledge”). We do not give any opinion as to any impact that United Kingdom law or any applicable treaty may have upon the perfection, the effect of perfection or non-perfection or the priority of the Pledge.

N.    We do not express any opinion on the extent to which any personal property consists of Article 9 Collateral. We do not express any opinion on continuation of perfection of any security interest that any Credit Document grants.

Our opinions are matters of professional judgment and are not a guaranty of results. This opinion is furnished solely and exclusively for the benefit of the Administrative Agent, the Lenders and their participants, assignees and other transferees in connection with the Credit Documents and may not be relied upon by any other Person or for any other purpose without our prior written consent. The opinions that we express above are as of the date of this opinion only, and we do not assume any obligation to update or supplement those opinions to reflect any fact or circumstance that in the future comes to our attention or any change in law that in the future occurs or becomes effective. This opinion letter is limited to the matters that are set forth in it, and no opinions are intended to be implied or may be inferred beyond those that are expressly stated above.

WARNER NORCROSS & JUDD LLP

By ____________________________________
Mark J. Wassink
A Partner

Exhibit H-2

OPINION OF COUNSEL FOR THE FOREIGN SUBSIDIARY BORROWER

[Effective Date]

The Agents and the Lenders who are parties to the
Credit Agreement described below.

Gentlemen/Ladies:

We are counsel for [name of Foreign Subsidiary Borrower] (the "Foreign Subsidiary Borrower") organized under the laws of ________________ (the "Jurisdiction"), and have represented the Foreign Subsidiary Borrower in connection with a Credit Agreement dated as of October 26, 2011 (the "Credit Agreement”) by and among Perrigo Company, a Michigan corporation (the “Company”), the Subsidiary Borrowers from time to time party thereto (together with the Company, the “Borrowers”), the Lenders (together with their respective successors and assigns, the “Lenders”), and JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”). All capitalized terms used in this opinion and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

We have examined the Foreign Subsidiary Borrower's [list organizational documents and evidence of due authorization], the Loan Documents to which the Foreign Subsidiary Borrower is a party and such other matters of fact and law which we deem necessary in order to render this opinion. Based upon the foregoing, it is our opinion that:

1.    The Foreign Subsidiary Borrower is duly organized, validly existing and in good standing under the laws of _______________ [specify the jurisdiction of its organization] (the "Jurisdiction").

2.    The Foreign Subsidiary Borrower has the power and authority, and the legal right, to make, deliver and perform its obligations under the Credit Agreement and the other Loan Documents to which it is a party and to borrow under the Credit Agreement. The Foreign Subsidiary Borrower has taken all necessary corporate action to authorize the performance of its obligations under the Credit Agreement and the other Loan Documents to which it is a party and to authorize the execution, delivery and performance of the Credit Agreement and the other Loan Documents to which it is a party.

3.    Except for consents, authorizations, approvals, notices and filings described on an attached schedule, all of which have been obtained, made or waived and are in full force and effect, no consent or authorization of, approval by, notice to, filing with or other act by or in respect of, any governmental authority is required in connection with the borrowings by the Foreign Subsidiary Borrower under the Credit Agreement or with the execution, delivery, performance, validity or enforceability of the Credit Agreement or any other Loan Document.

4.    The Credit Agreement and each other Loan Document to which it is a party have been duly executed and delivered on behalf of the Foreign Subsidiary Borrower.

5.    The execution and delivery of the Credit Agreement and each other Loan Document to which it is a party by the Foreign Subsidiary Borrower, the performance of its obligations thereunder, the consummation of the transactions contemplated thereby, the compliance by the Foreign Subsidiary Borrower with any of the provisions thereof, the borrowings under the Credit Agreement and the use of proceeds thereof, all as provided therein, (a) will not violate, or constitute a default under, any law, rule, regulation or governmental order applicable to the Foreign Subsidiary Borrower and (b) will not result in, or require, the creation or imposition of any Lien on any of its properties or revenues pursuant to any such law, rule, regulation or governmental order.

6.    There are no taxes imposed by the Jurisdiction (a) based on or by virtue of the execution, delivery, enforcement or performance of the Credit Agreement or any other Loan Document to which it is a party or (b) on any payment to be made by any Obligor pursuant to the Credit Agreement or any other Loan Document to which it is a party.

7.    To ensure the legality, validity, enforceability or admissibility in evidence of the Credit Agreement and each other Loan Document to which it is a party, it is not necessary that the Credit Agreement or any other Loan Document or any other document be filed, registered or recorded with, or executed or notarized before, any court of other authority of the Jurisdiction or that any registration charge or stamp or similar tax be paid on or in respect of the Credit Agreement or any other Loan Document to which it is a party.

8.    The Credit Agreement and each other Loan Document to which it is a party are in proper legal form under the laws of the Jurisdiction for the enforcement thereof against the Foreign Subsidiary Borrower under the laws of the Jurisdiction.

9.    In any action or proceeding arising out of or relating to the Credit Agreement or any other Loan Document to which any Obligor is a party in any court in the Jurisdiction, such court would recognize and give effect to the choice of law provisions in the Credit Agreement and each other Loan Document to which it is a party.

10.    It is not necessary under the laws of the Jurisdiction (a) in order to enable the Agents and the Lenders or any of them to enforce their respective rights of the Credit Agreement and each other Loan Document to which it is a party or (b) by reason of the execution of the Credit Agreement or any other Loan Document to which any Obligor is a party or the performance of the Credit Agreement or any other Loan Document to which any Obligor is a party that any of them should be licensed, qualified or entitled to carry on business in the Jurisdiction.

11.    Neither any Agent nor any of the Lenders will be deemed to be resident, domiciled, carrying on business or subject to taxation in the Jurisdiction merely by reason of the execution of the Credit Agreement or any other Loan Document to which or any Obligor is a party is a party or the performance or enforcement of any thereof. The performance by the Agents and the Lenders or any of them of any action required or permitted under the Credit Agreement or any other Loan Document to which it is a party will not violate any law or regulation, or be contrary to the public policy, of the Jurisdiction.

12.    If any judgment of a competent court outside the Jurisdiction were rendered against any Obligor in connection with any action arising out of or relating to the Credit Agreement or any other Loan Document to which it is a party, such judgment would be recognized and could be sued upon in the courts of the Jurisdiction, and such courts could grant a judgment which would be enforceable against the Foreign Subsidiary Borrower in the Jurisdiction without any retrial unless it is shown that (a) the foreign court did not have jurisdiction in accordance with its jurisdictional rules, (b) the party against whom the judgment of such foreign court was obtained had no notice of the proceedings or (c) the judgment of such foreign court was obtained through collusion or fraud or was based upon clear mistake of fact or law.

This opinion may be relied upon by the Agents, the Lenders and their participants, assignees and other transferees.

Very truly yours,

DETROIT 7-3951 1175841